EXECUTION VERSION

MALLINCKRODT INTERNATIONAL FINANCE S.A.
MALLINCKRODT CB LLC
as Issuers
and the Guarantors party hereto from time to time
10.000% Second Lien Senior Secured Notes due 2025

INDENTURE
Dated as of December 6, 2019

and
Wilmington Savings Fund Society, FSB
as Second Lien Trustee and Second Lien Collateral Agent

TABLE OF CONTENTS
Page
ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01	Definitions	2
Section 1.02	Other Definitions	44
Section 1.03	Rules of Construction	46
Section 1.04	Special Luxembourg Provisions	46

ARTICLE II

THE NOTES

ARTICLE III

REDEMPTION

-i-

ARTICLE IV

COVENANTS
ARTICLE V

SUCCESSOR COMPANY

Section 5.01	When Issuers and Guarantors May Merge or Transfer Assets	79

ARTICLE VI

DEFAULTS AND REMEDIES

-ii-

ARTICLE VII

SECOND LIEN TRUSTEE
ARTICLE VIII

DISCHARGE OF INDENTURE; DEFEASANCE

-iii-

ARTICLE IX

AMENDMENTS AND WAIVERS
ARTICLE X

[INTENTIONALLY OMITTED]
ARTICLE XI

[INTENTIONALLY OMITTED]
ARTICLE XII

GUARANTEE

-iv-

ARTICLE XIII

ARTICLE XIV

MISCELLANEOUS

Appendix A    –    Provisions Relating to Initial Notes and Additional Notes

-v-

EXHIBIT INDEX
Exhibit A    –    Form of Note
Exhibit B    –    Form of Transferee Letter of Representation
Exhibit C    –    Form of Supplemental Indenture
Exhibit D        Agreed Guarantee and Security Principles

-vi-

INDENTURE, dated as of December 6, 2019, among MALLINCKRODT INTERNATIONAL FINANCE S.A., a public limited liability company (société anonyme) organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 124, boulevard de la Pétrusse, L-2330 Luxembourg and being registered with the Luxembourg Register of Commerce and Companies under number B 172865 (together with any successor thereto, the “Issuer”), MALLINCKRODT CB LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Issuer (together with any successor thereto, the “US Co-Issuer”, and together with the Issuer, the “Issuers”), which are wholly owned subsidiaries of MALLINCKRODT PLC, a public limited company incorporated in Ireland (the “Parent”), the Guarantors party hereto from time to time (as defined below) and Wilmington Savings Fund Society, FSB, as trustee (the “Second Lien Trustee”), Second Lien Collateral Agent, registrar and paying agent.
Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the holders of (i) $322,868,000.00 aggregate principal amount of the Issuers’ 10.000% Second Lien Senior Secured Notes due 2025 issued on the date hereof (the “Initial Notes”) and (ii) Additional Notes issued from time to time (together with the Initial Notes, the “Notes”).

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE
SECTION 1.01    Definitions.
“Acquired Indebtedness” means, with respect to any specified Person:
(1)Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and
(2)    Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
Acquired Indebtedness will be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of such assets.
“Additional Notes” means the additional principal amount of Notes (other than the Initial Notes) that may be issued from time to time under this Indenture as part of the same series of Notes issued as of the date hereof.
“Additional Refinancing Amount” means, in connection with the Incurrence of any Refinancing Indebtedness, the aggregate principal amount of additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay accrued and unpaid interest, premiums (including tender premiums), expenses, underwriting discounts, commissions, defeasance costs and fees in respect thereof.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
“Agreed Guarantee and Security Principles” means the agreed guarantee and security principles appended hereto as Exhibit D.
“Applicable Premium” means, with respect to any Note on any applicable redemption date, as determined by the Issuer, the greater of:
(1)    1% of the then outstanding principal amount of the Note; and
(2)    the excess, if any, of:
(a)    the present value at such redemption date of (i) the redemption price of the Note, at April 15, 2022 (such redemption price being set forth in Paragraph 5 of the Note) plus (ii) all required interest payments due on the Note through April 15, 2022 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over
(b)    the then outstanding principal amount of the Note.

“Asset Sale” means:
(1)    the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of Sale/ Leaseback Transactions) outside the ordinary course of business of the Parent or any Restricted Subsidiary (each referred to in this definition as a “disposition”); or
(2)    the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Parent or another Restricted Subsidiary) (whether in a single transaction or a series of related transactions), in each case other than:
(a)    a disposition of Cash Equivalents or obsolete, damaged or worn out property or equipment in the ordinary course of business;
(b)    the disposition of all or substantially all of the assets of an Issuer, the Parent or any other Guarantor in a manner permitted pursuant to Section 5.01 or any disposition that constitutes a Change of Control;
(c)    any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 4.04;
(d)    any disposition of assets of the Parent or any Restricted Subsidiary or issuance or sale of Equity Interests of any Restricted Subsidiary, which assets or Equity Interests so disposed or issued in any single transaction or series of related transactions have an aggregate Fair Market Value (as determined in good faith by the Issuer) of less than $25.0 million;
(e)    any disposition of property or assets, or the issuance of securities, by the Parent or a Restricted Subsidiary to the Parent or a Restricted Subsidiary;
(f)    any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of the Parent and the Restricted Subsidiaries as a whole, as determined in good faith by the Issuer;
(g)    foreclosure or any similar action with respect to any property or other asset of the Parent or any of the Restricted Subsidiaries;
(h)    any disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;
(i)    the lease, assignment or sublease of any real or personal property in the ordinary course of business;
(j)    any sale of inventory or other assets in the ordinary course of business;
(k)    any grant in the ordinary course of business of any license of patents, trademarks, know-how or any other intellectual property;
(l)    any swap of assets, or lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of the Parent and the Restricted Subsidiaries as a whole, as determined in good faith by the Issuer;
(m)    a transfer of assets of the type specified in the definition of “Securitization Financing” (or a fractional undivided interest therein), including by a Securitization Subsidiary in a Securitization Financing, or any other disposition (including by capital contribution) of Permitted Securitization Facility Assets;
(n)    any financing transaction with respect to property built or acquired by the Parent or any Restricted Subsidiary after the Issue Date, including any Sale/Leaseback Transaction or asset securitization permitted by this Indenture;
(o)    dispositions in connection with Permitted Liens;
(p)    any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Parent or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;
(q)    the sale of any property in a Sale/Leaseback Transaction within 12 months of the acquisition of such property;
(r)    dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;
(s)    any surrender, expiration or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;
(t)    [reserved]; or
(u)    dispositions by the Parent or any of the Restricted Subsidiaries to charitable foundations, not-for-profits or other similar organizations with an aggregate Fair Market Value not to exceed $5.0 million in any calendar year.
“Attributable Debt” means, as of any date of determination, as to Sale/Leaseback Transactions, the total obligation (discounted to present value at the rate of interest implicit in the lease included in such transaction) of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items which do not constitute payments for property rights) during the remaining portion of the term (including extensions which are at the sole option of the lessor) of the lease included in such transaction.
“Attributable Receivables Indebtedness” shall mean the principal amount of Indebtedness (other than any Indebtedness subordinated in right of payment owing by a Securitization Subsidiary to a receivables seller or a receivables seller to another receivables seller in connection with the transfer, sale and/or pledge of Securitization Assets) which (i) if a Securitization Financing is structured as a secured lending agreement or other similar agreement, constitutes the principal amount of such Indebtedness or (ii) if a Securitization Financing is structured as a purchase agreement or other similar agreement, would be outstanding at such time under such Securitization Financing if the same were structured as a secured lending agreement rather than a purchase agreement or such other similar agreement.

“Bank Indebtedness” means any and all amounts payable under or in respect of (a) the Credit Agreement and the other Credit Agreement Documents, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Parent or an Issuer whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof and (b) whether or not the Indebtedness referred to in clause (a) remains outstanding, if designated by the Issuer to be included in this definition, one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, reserve-based loans, securitization or receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.
“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, and any successor thereto.
“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person or any direct or indirect parent of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.
“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City or the place of payment.
“Cadence IP License” shall mean that certain IV APAP Agreement dated as of February 21, 2006 by and among Cadence Pharmaceuticals, Inc. and Bristol-Myers Squibb Company (as amended, amended and restated, extended, supplemented or otherwise modified from time to time).
“Cadence IP Licensee” shall mean the licensee under the Cadence IP License from time to time.
“Capital Markets Indebtedness” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (a) a public offering registered under the Securities Act or (b) a private placement to institutional investors that is resold in accordance with Rule 144A or Regulation S of the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC. The term “Capital Markets Indebtedness” (i) shall not include the Notes (including, for the avoidance of doubt any Additional Notes) and (ii) for the avoidance of doubt, shall not be construed to include any Indebtedness issued to institutional investors in a direct placement of such Indebtedness that is not resold by an intermediary (it being understood that, without limiting the foregoing, a financing that is distributed to not more than ten Persons (provided that multiple managed accounts and affiliates of any such Persons shall be treated as one Person for the purposes of this definition) shall be deemed to be such a direct placement), or any Indebtedness under the Credit Agreement, commercial bank or similar Indebtedness, Capitalized Lease Obligation or recourse transfer of any financial asset or any other type of Indebtedness incurred in a manner not customarily viewed as a “securities offering.”
“Capital Stock” means:
(1)    in the case of a corporation, corporate stock or shares;

(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3)    in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided that obligations of the Parent or the Restricted Subsidiaries, or of a special purpose or other entity not consolidated with the Parent and the Restricted Subsidiaries, either existing on the Issue Date or created thereafter that (a) initially were not included on the consolidated balance sheet of the Parent as capital lease obligations and were subsequently recharacterized as capital lease obligations or, in the case of such a special purpose or other entity becoming consolidated with the Parent and the Restricted Subsidiaries were required to be characterized as capital lease obligations upon such consolidation, in either case, due to a change in accounting treatment or otherwise, or (b) did not exist on the Issue Date and were required to be characterized as capital lease obligations but would not have been required to be treated as capital lease obligations on the Issue Date had they existed at that time, shall for all purposes not be treated as Capitalized Lease Obligations or Indebtedness.
“Cash Equivalents” means:
(1)    U.S. dollars, pounds sterling, euros, or the national currency of any member state in the European Union or such local currencies held from time to time in the ordinary course of business;
(2)    securities issued or directly and fully guaranteed or insured by the U.S. government or any country that is a member of the European Union or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;
(3)    certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);
(4)    repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;
(5)    commercial paper issued by a corporation (other than an Affiliate of the Issuer) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;
(6)    securities with maturities of two years or less from the date of acquisition, issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency);
(7)    money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated “AAA” by S&P and “Aaa” by Moody’s and (iii) have portfolio assets of at least $1,000,000,000;

(8)    time deposit accounts, certificates of deposit, money market deposits, banker’s acceptances and other bank deposits in an aggregate face amount not in excess of 0.5% of the total assets of the Parent and the Restricted Subsidiaries, on a consolidated basis, as of the end of the Parent’s most recently completed fiscal year;
(9)    investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above; and
(10)    instruments equivalent to those referred to in clauses (1) through (9) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States of America to the extent reasonably required in connection with any business conducted by the Parent or any of its Subsidiaries.
“cash management services” means cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services.
“Change of Control” means the occurrence of any of the following:
(1)    the sale, lease or transfer (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all the assets of the Parent and its Subsidiaries, taken as a whole, to any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) other than to the Parent or any of its Subsidiaries;
(2)    the Issuer becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation, amalgamation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Parent, in each case, other than an acquisition where the holders of the Voting Stock of the Parent as of immediately prior to such acquisition hold 50% or more of the Voting Stock of the ultimate parent of the Parent or successor thereto immediately after such acquisition (provided no holder of the Voting Stock of the Parent as of immediately prior to such acquisition owns, directly or indirectly, more than 50% of the voting power of the Voting Stock of the Parent immediately after such acquisition (other than any Person who previously acquired Equity Interests of the Parent in a transaction constituting a Change of Control as to which a Change of Control Offer was consummated)), in which case, upon the consummation of any such transaction, “Change of Control” shall thereafter include any Change of Control of such ultimate parent of the Parent or successor thereto; or
(3)    the Parent, together with its direct or indirect Wholly Owned Subsidiaries, ceases to own 100% of the Issuer’s Voting Stock (other than by way of a transaction permitted by Section 5.01).
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral and Guarantee Requirement” means the requirement that (subject to the provisions described under Sections 4.11, 4.18 and 4.19):

(1)    in the case of any Person that (x) becomes a Guarantor after the Issue Date, the Second Lien Collateral Agent shall have received, subject (where applicable) to the Agreed Guarantee and Security Principles, (i) a supplemental indenture pursuant to which such Guarantor will guarantee payment of the Notes and (ii) supplements to one or more of the Second Lien Collateral Documents, if applicable, in each case, duly executed and delivered on behalf of such Guarantor or (y) was already an Issuer or Guarantor organized outside the United States or Luxembourg but is required to provide more expansive security interests with respect to Second Lien Collateral owned or acquired by it than that applicable to Investment Property (for one or more of the reasons described in the final paragraph of this definition), the Second Lien Collateral Agent shall have received supplements to, or modifications of, relevant Second Lien Collateral Documents, as applicable, in each case, duly executed and delivered on behalf of such Issuer or Guarantor and covering, subject to the Agreed Guarantee and Security Principles, all assets otherwise required hereunder to be pledged as Second Lien Collateral (without regard to the limitation contained in the final paragraph of this definition that Second Lien Collateral provided by such an Issuer or Guarantor shall only consist of Investment Property and proceeds thereof);
(2)    after the Issue Date, subject (where applicable) to the Agreed Guarantee and Security Principles, (x) all outstanding Equity Interests of any person that becomes a Guarantor after the Issue Date and (y) all Equity Interests directly acquired by an Issuer or Guarantor after the Issue Date, other than Excluded Securities, shall have been pledged pursuant to the Second Lien Collateral Documents, together with stock powers or other instruments of transfer with respect thereto (as applicable) endorsed in blank;
(3)    except as otherwise contemplated by this Indenture or any Second Lien Collateral Document, and subject (where applicable) to the Agreed Guarantee and Security Principles, all documents and instruments, including UCC financing statements (or their equivalent in any other applicable jurisdiction), and filings with the United States Copyright Office and the United States Patent and Trademark Office, and all other actions reasonably requested by the Second Lien Collateral Agent (including those required by applicable Requirements of Law) to be delivered, filed, registered or recorded to create the Liens intended to be created by the Second Lien Collateral Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Second Lien Collateral Documents, shall have been delivered, filed, registered or recorded or delivered to the Second Lien Collateral Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Second Lien Collateral Document; and
(4)    after the Issue Date, the Second Lien Collateral Agent shall have received, subject (where applicable) to the Agreed Guarantee and Security Principles, (i) such other Second Lien Collateral Documents as may be required to be delivered pursuant to the provisions described under Sections 4.11, 4.18 and 4.19 or the Second Lien Collateral Documents, and (ii) upon reasonable request by the Second Lien Collateral Agent, evidence of compliance with any other requirements of the provisions described under Sections 4.11, 4.18 and 4.19.
Notwithstanding the foregoing or anything else in this Indenture, the Second Lien Collateral provided by any Issuer or Guarantor organized outside the United States or Luxembourg shall be limited to (A) property of a kind that would constitute Investment Property (including, without limitation, Equity Interests and promissory notes or other instruments evidencing Indebtedness) and proceeds thereof and (B) Second Lien Collateral and any proceeds of Second Lien Collateral received by it from other Guarantors; provided that (i) any Guarantor organized outside the United States shall not be required to execute or deliver local law pledge or security agreements (in jurisdictions other than such Guarantor’s jurisdiction of organization), or take actions to perfect such security interests in such other local law jurisdictions, with respect to the Equity Interests of any of its subsidiaries which is not an Issuer or a Guarantor, unless the Fair Market Value of the Equity Interests of such subsidiary equals or exceeds $50 million and (ii) no Issuer or Guarantor organized outside the United States or Luxembourg shall be required to take any action to effect the grant or perfection of any security interest in any Second Lien Collateral described in the foregoing clause (B) unless the Fair Market Value of such Second Lien Collateral equals or exceeds $50 million.

“consolidated” means, with respect to any Person, such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.
“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:
(1)    gross interest expense of such Person for such period on a consolidated basis, including (a) the amortization of debt discounts, (b) the amortization of all fees (including fees with respect to Hedging Agreements) payable in connection with the Incurrence of Indebtedness to the extent included in interest expense, (c) the portion of any payments or accruals with respect to Capitalized Lease Obligations allocable to interest expense and (d) net payments and receipts (if any) pursuant to interest rate Hedging Obligations, and excluding unrealized mark-to-market gains and losses attributable to such Hedging Obligations, amortization of deferred financing fees and expensing of any bridge or other financing fees; plus
(2)    capitalized interest of such Person, whether paid or accrued; plus
(3)    commissions, discounts, yield and other fees and charges incurred for such period, including any losses on sales of receivables and related assets, in connection with any receivables financing of such Person or any of its Restricted Subsidiaries that are payable to Persons other than the Parent and the Restricted Subsidiaries.
“Consolidated Net Income” means, with respect to any Person for any period, the aggregate Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, in accordance with GAAP; provided, however, that, without duplication:
(1)    any net after-tax extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses or charges, any severance expenses, relocation expenses, curtailments or modifications to pension and post-retirement employee benefit plans, excess pension charges, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to new product lines, Milestone Payments under intellectual property licensing agreements, facilities closing or consolidation costs, acquisition integration costs, facilities opening costs, project start-up costs, business optimization costs (including inventory optimization programs), systems establishment costs, contract termination costs, future lease commitments, other restructuring charges, reserves or expenses, signing, retention or completion bonuses, expenses or charges related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses or charges or change in control payments related to the Transactions or the Separation, in each case, shall be excluded;
(2)    effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Subsidiaries) in amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;
(3)    the cumulative effect of a change in accounting principles (which shall in no case include any change in the comprehensive basis of accounting) during such period shall be excluded;
(4)    (a) any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations, (b) any net after-tax gain or loss on disposal of disposed, abandoned, transferred, closed or discontinued operations and (c) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Parent) shall be excluded;

(5)    any net after-tax gains or losses, or any subsequent charges or expenses (less all fees and expenses or charges relating thereto), attributable to the early extinguishment of Indebtedness, Hedging Obligations or other derivative instruments shall be excluded;
(6)    the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting (other than a Guarantor), shall be included only to the extent of the amount of dividends or distributions or other payments actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to the referent Person or a Restricted Subsidiary thereof in respect of such period;
(7)    solely for the purpose of calculating the Cumulative Credit, the Net Income for such period of any Subsidiary of such Person shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such subsidiary or its equityholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Subsidiary to such Person or a Subsidiary of such Person (subject to the provisions of this clause (7)), to the extent not already included therein;
(8)    any impairment charge or asset write-off and amortization of intangibles, in each case pursuant to GAAP, shall be excluded;
(9)    any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, Preferred Stock or other rights shall be excluded;
(10)    any (a) non-cash compensation charges, (b) costs and expenses after August 13, 2014 related to employment of terminated employees, or (c) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Issue Date of officers, directors and employees, in each case of such Person or any of its Subsidiaries, shall be excluded;
(11)    accruals and reserves that are established or adjusted within 12 months after the Issue Date (excluding any such accruals or reserves to the extent that they represent an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded;
(12)    the Net Income of any person and its Subsidiaries shall be calculated by deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-Wholly Owned Subsidiary;
(13)    any unrealized gains and losses related to currency remeasurements of Indebtedness, and any unrealized net loss or gain resulting from hedging transactions for interest rates, commodities or currency exchange risk, shall be excluded;
(14)    to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so excluded to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded; and
(15)    non-cash charges for deferred tax asset valuation allowances shall be excluded (except to the extent reversing a previously recognized increase to Consolidated Net Income).
Consolidated Net Income presented in a currency other than United States dollars will be converted to United States dollars based on the average exchange rate for such currency during, and applied to, each fiscal quarter in the period for which Consolidated Net Income is being calculated.
“Consolidated Total Indebtedness” means, as of any date of determination, the sum of (without duplication) (i) all Indebtedness of the type set forth in clauses (1), (2), (5) (to the extent related to any Indebtedness that would otherwise constitute Consolidated Total Indebtedness), (6), (8) (other than letters of credit, to the extent undrawn), (9) (other than bankers’ acceptances to the extent undrawn), (11) (to the extent related to any Indebtedness that would otherwise constitute Consolidated Total Indebtedness) and (12) of the definition of “Indebtedness” and (ii) the amount of all obligations with respect to the redemption, repayment or other repurchase of (x) any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock) or (y) any Preferred Stock (of any Restricted Subsidiary that is not a Guarantor or an Issuer) of the Parent, the Issuers and the Restricted Subsidiaries, in each case determined on a consolidated basis on such date; provided that the amount of any Indebtedness with respect to which the applicable obligors have entered into currency hedging arrangements shall be calculated giving effect to such currency hedging arrangements.
“Consolidated Total Net Leverage Ratio” means, with respect to any Person, at any date, the ratio of (i) Consolidated Total Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) less the amount of cash and Cash Equivalents in excess of any Restricted Cash that would be stated on the balance sheet of such Person and its Restricted Subsidiaries and held by such Person and its Restricted Subsidiaries as of such date of determination to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred.
In the event that the Parent or any such Subsidiary Incurs, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the Consolidated Total Net Leverage Ratio is being calculated but prior to the event for which the calculation of the Consolidated Total Net Leverage Ratio is made (the “Consolidated Total Net Leverage Calculation Date”), then the Consolidated Total Net Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock as if the same had occurred at the beginning of the applicable four-quarter period.
For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes, business realignment projects or initiatives, restructurings or reorganizations that the Parent or any Restricted Subsidiary has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Total Net Leverage Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes, business realignment projects or initiatives, restructurings or reorganizations (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Parent or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation, operational change, business realignment project or initiative, restructuring or reorganization, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Consolidated Total Net Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such

Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation, operational change, business realignment project or initiative, restructuring or reorganization had occurred at the beginning of the applicable four-quarter period. If since the beginning of such period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the Consolidated Total Net Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable four-quarter period.
For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officers’ Certificate, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event within 12 months of the date the applicable event is consummated and which are expected to have a continuing impact and are factually supportable.
If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Consolidated Total Net Leverage Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.
For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.
“Corporate Trust Office” means the designated office of the Second Lien Trustee in the United States of America at which at any time its corporate trust business shall be administered, or such other address as the Second Lien Trustee may designate from time to time by notice to the holders and the Issuer, or the designated corporate trust office of any successor Second Lien Trustee (or such other address as such successor Second Lien Trustee may designate from time to time by notice to the holders and the Issuer).
“Credit Agreement” means (i) the credit agreement, dated as of March 19, 2014, among the Issuers, as borrowers, the Parent, as guarantor, the lenders from time to time party thereto and Deutsche Bank AG New York Branch, as administrative agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof (except to the extent any such refinancing, replacement or restructuring is designated by the Issuer to not be included in the definition of “Credit Agreement”), (ii) the incremental assumption agreement no. 1, dated as August 14, 2014, among the Issuers, as borrowers, certain subsidiaries of the Issuer, as guarantors, the lenders party thereto and Deutsche Bank AG New York Branch, as administrative agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof (except to the extent any such refinancing, replacement or restructuring is designated by the Issuer to not be included in the definition of “Credit Agreement”), (iii) the refinancing amendment no. 1 and incremental assumption agreement no. 2, dated as August 28, 2015, among the Issuers, as borrowers, the Parent and certain subsidiaries of the Parent, as guarantors, the lenders party thereto and Deutsche Bank AG New York Branch, as administrative agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof (except to the extent any such refinancing, replacement or restructuring is designated by the Issuer to not be included in the definition of “Credit Agreement”), (iv) the refinancing amendment no. 2 and incremental assumption agreement no. 3, dated as February 28, 2017, among the Issuers, as borrowers, certain subsidiaries of the Parent, as additional borrowers, the Parent and certain subsidiaries of the Parent, as guarantors, the lenders party thereto and Deutsche Bank AG New York Branch, as administrative agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof (except to the extent any such refinancing, replacement or restructuring is designated by the Issuer to not be included in the definition of “Credit Agreement”), (v) the incremental assumption agreement no. 4, dated as February 13, 2018, among the Issuers, as borrowers, certain subsidiaries of the Parent, as additional borrowers, the Parent and certain subsidiaries of the Parent, as guarantors, the lenders party thereto and Deutsche Bank AG New York Branch, as administrative agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof (except to the extent any such refinancing, replacement or restructuring is designated by the Issuer to not be included in the definition of “Credit Agreement”), (vi) the amendment, dated as of February 21, 2018, among the Issuers, as borrowers, certain subsidiaries of the Parent, as additional borrowers, the Parent, the lenders party thereto and Deutsche Bank AG New York Branch, as administrative agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof (except to the extent any such refinancing, replacement or restructuring is designated by the Issuer to not be included in the definition of “Credit Agreement”) and (vii) whether or not any credit agreement referred to in clause (i), the incremental assumption agreement no. 1 referred to in clause (ii), the refinancing amendment no. 1 and incremental assumption agreement no. 2 referred to in clause (iii), the refinancing amendment no. 2 and incremental assumption agreement no. 3 referred to in clause (iv) or the incremental assumption agreement no. 4 referred to in clause (v) remains outstanding, if designated by the Issuer to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, securitization or receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, waived, extended, restructured, repaid, renewed, refinanced, restated, replaced (whether or not upon termination, and whether with the original lenders or otherwise) or refunded in whole or in part from time to time.

“Credit Agreement Agent” means individually and/or collectively, Deutsche Bank AG New York Branch, in its capacity as “Administrative Agent” under the Credit Agreement, together with its successors and assigns in such capacity.
“Credit Agreement Documents” means the collective reference to any Credit Agreement, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents (including, without limitation, intercreditor agreements) relating thereto, as amended, supplemented, restated, renewed, refunded, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refinanced or otherwise modified, in whole or in part, from time to time.
“Cumulative Credit” means the sum of (without duplication):
(1)    (a) $250 million plus (b) 50% of the Consolidated Net Income of the Parent for the period (taken as one accounting period) from June 28, 2014 to the end of the Parent’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus
(2)    100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in good faith by the Issuer) of property other than cash, received by the Parent after August 13, 2014 (other than net proceeds to the extent such net proceeds have been used to Incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to Section 4.03(b)(xiii)) from the issue or sale of Equity Interests of the Parent (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions, and Disqualified Stock), including Equity Interests issued upon exercise of warrants or options (other than an issuance or sale to the Parent or a Restricted Subsidiary), plus
(3)    100% of the aggregate amount of contributions to the capital of the Parent received in cash and the Fair Market Value (as determined in good faith by the Issuer) of property other than cash received by the Parent after August 13, 2014 (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, and Disqualified Stock and other than contributions to the extent such contributions have been used to Incur Indebtedness, Disqualified Stock, or Preferred Stock pursuant to Section 4.03(b)(xiii)), plus
(4)    100% of the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of the Parent or any Restricted Subsidiary issued after August 13, 2014 (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in the Parent (other than Disqualified Stock) (provided, in the case of any such parent, such Indebtedness or Disqualified Stock is retired or extinguished), plus
(5)    100% of the aggregate amount received by the Parent or any Restricted Subsidiary in cash and the Fair Market Value (as determined in good faith by the Issuer) of property other than cash received by the Parent or any Restricted Subsidiary after August 13, 2014 from:
(A)    the sale or other disposition (other than to the Parent or a Restricted Subsidiary) of Restricted Investments made by the Parent and the Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Parent and the Restricted Subsidiaries by any Person (other than the Parent or any Restricted Subsidiary) and from repayments of loans or advances, and releases of guarantees, which constituted Restricted Investments (other than in each case to the extent that the ability of the Parent and the Restricted Subsidiaries to make Restricted Payments under this Indenture would be increased by the receipt of such amount or property),
(B)    the sale (other than to the Parent or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary (other than to the extent that the ability of the Parent and the

Restricted Subsidiaries to make Restricted Payments or Permitted Investments under this Indenture would be increased by the receipt of such amount or property), or
(C)    a distribution or dividend from an Unrestricted Subsidiary (other than to the extent that the ability of the Parent and the Restricted Subsidiaries to make Restricted Payments or Permitted Investments under this Indenture would be increased by the receipt of such amount or property), plus
(6)    in the event any Unrestricted Subsidiary after August 13, 2014 has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into the Parent or a Restricted Subsidiary, the Fair Market Value (as determined in good faith by the Issuer) of the Investment of the Parent or the Restricted Subsidiaries in such Unrestricted Subsidiary (which, if the Fair Market Value of such Investment shall exceed $50.0 million, shall be determined by the Board of Directors of the Issuer) at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) (other than in each case to the extent that the ability of the Parent and the Restricted Subsidiaries to make Restricted Payments or Permitted Investments under this Indenture would be increased by such redesignation).
“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.
“Designated Non-cash Consideration” means the Fair Market Value (as determined in good faith by the Issuer) of non-cash consideration received by the Parent or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate of the Issuer, setting forth such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent disposition of such Designated Non-cash Consideration.
“Designated Preferred Stock” means Preferred Stock of the Parent (other than Disqualified Stock), that is issued for cash (other than to the Parent or any of its Subsidiaries or an employee stock ownership plan or trust established by the Parent or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof.
“Disqualified Stock” means, with respect to any Person, any Equity Interests of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:
(1)    matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise,
(2)    is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person or any of its Restricted Subsidiaries, or
(3)    is redeemable at the option of the holder thereof, in whole or in part, in each case prior to 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding and other than as a result of a change of control or asset sale; provided, however, that only the portion of Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Parent or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by such Person in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.
“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus:
(1)    the sum of, without duplication, in each case, to the extent deducted in calculating or otherwise reducing Consolidated Net Income for such period:
(a)    provision for taxes based on income, profits or capital of such Person and its Restricted Subsidiaries for such period, without duplication, including, without limitation, state franchise and similar taxes, and foreign withholding taxes (including penalties and interest related to taxes or arising from tax examination); plus
(b)    (x) Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period and (y) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock of any Restricted Subsidiary of such Person or any Disqualified Stock of such Person and its Restricted Subsidiaries; plus
(c)    depreciation, amortization (including amortization of intangibles, deferred financing fees and actuarial gains and losses related to pensions and other post-employment benefits, but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash charges or expenses to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period; plus
(d)    any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of such Person or net cash proceeds of an issuance of Equity Interests of the Parent (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the Cumulative Credit; plus
(e)    any non-cash losses related to non-operational hedging, including, without limitation, resulting from hedging transactions for interest rate or currency exchange risks associated with the Notes, the Credit Agreement or the Existing Notes; minus
(2)    the sum of, without duplication, in each case, to the extent added back in or otherwise increasing Consolidated Net Income for such period:
(a)    non-cash items increasing such Consolidated Net Income for such period (excluding the recognition of deferred revenue or any non-cash items which represent the reversal of any accrual of, or reserve for, anticipated cash charges in any prior period and any items for which cash was received in any prior period); plus
(b)    (any non-cash gains related to non-operational hedging, including, without limitation, resulting from hedging transactions for interest rate or currency exchange risks associated with the Notes, the Credit Agreement or the Existing Notes.
Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Consolidated Interest Expense of, the depreciation and amortization and other non-cash expenses or non-cash items of and the restructuring charges or expenses of, a Restricted Subsidiary (other than any Wholly Owned Subsidiary) of such Person will be added to (or subtracted from, in the case of non-cash items described in clause (b) above) Consolidated Net Income to compute EBITDA (A) in the same proportion that the Net Income of such Restricted

Subsidiary was added to compute such Consolidated Net Income of such Person, and (B) only to the extent that a corresponding amount of the Net Income of such Restricted Subsidiary would be permitted at the date of determination to be dividended or distributed to such Person by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.
“English Security Documents” means the Second Lien Debenture, the Second Lien Share Charge and the Second Lien LLP Charge and each other Second Lien Collateral Document governed by the laws of England and Wales which is entered into after the Issue Date and which creates or evidences English Transaction Security.
“English Transaction Security” means the security created or expressed to be created in favor of the Second Lien Collateral Agent as trustee for the Second Priority Secured Parties pursuant to any English Security Documents.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“Equity Offering” means any public or private sale after the Issue Date of common Capital Stock or Preferred Stock of the Issuer or any direct or indirect parent of the Issuer, as applicable (other than Disqualified Stock), other than:
(1)    public offerings with respect to the Issuer’s or such direct or indirect parent’s Capital Stock registered on Form F-4, Form S-4 or Form S-8;
(2)    issuances to any Subsidiary of the Issuer; and
(3)    any such public or private sale that constitutes an Excluded Contribution.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Exchange Offer” means the offer to exchange Existing Notes for Initial Notes as described in the Offering Memorandum.
“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of the Issuer) received by the Parent after August 13, 2014 from:
(1)    contributions to its common equity capital, and
(2)    the sale (other than to a Subsidiary of the Parent or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Parent, in each case designated as Excluded Contributions pursuant to an Officers’ Certificate.
“Excluded Property” means (i) any fee owned Real Property and leasehold interests in Real Property; (ii) motor vehicles and other assets subject to certificates of title to the extent that a security interest therein cannot be perfected by the filing of a financing statement under the UCC or its equivalent in any applicable jurisdiction; (iii) letter of credit rights (as defined in the UCC or its equivalent in any applicable jurisdiction, and except to the extent constituting a supporting obligation for other Second Lien Collateral as to which the perfection of security interests in such other Second Lien Collateral and the supporting obligation is accomplished solely by the filing of a financing statement under the UCC or its equivalent in any applicable jurisdiction) and commercial tort claims (as defined in the UCC or its equivalent in any applicable jurisdiction), in each case with a value of less than

$5,000,000; (iv) Equity Interests of non-Wholly Owned Subsidiaries and joint ventures, to the extent prohibited under the organizational documents or joint venture documents of such non-Wholly Owned Subsidiaries or joint ventures; (v) leases, licenses, instruments and other agreements to the extent, and so long as, the pledge thereof as Second Lien Collateral would violate the terms thereof, but only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC, the Bankruptcy Code or any other Requirement of Law; (vi) other assets to the extent the pledge thereof is prohibited by applicable law, rule, regulation or contractual obligation, but only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC, the Bankruptcy Code or any other Requirement of Law, or which could require governmental (including regulatory) consent, approval, license or authorization to be pledged (which such consent, approval, license or authorization has not been received); (vii) assets to the extent a security interest in such assets could reasonably be expected to result in a material adverse tax consequence as determined in good faith by the Issuer (with any such determination set forth in an Officers’ Certificate of the Issuer being definitive); (viii) those assets as to which the First Lien Collateral Agent shall reasonably determine that the costs or other adverse consequences of obtaining such security interest are excessive in relation to the value of the security to be afforded thereby (provided that (A) the Issuer has delivered to the Second Lien Collateral Agent an Officers’ Certificate describing such determination in reasonable detail and (B) such assets are simultaneously released from the Lien securing any other Second Priority Obligations and any First Priority Obligations); (ix) “intent-to-use” trademark applications, to the extent that the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of the applicable grantor’s right, title or interest therein or in any trademark issued as a result of such application under applicable federal law; (x) assets securing any Securitization Financing in compliance with clause (16) of the definition of the term “Permitted Liens”; (xi) any property or assets (including, without limitation, any shares of stock of, or indebtedness issued by, any person), whether now owned or hereafter acquired, if securing any Second Priority Notes Obligations by a mortgage, pledge, security interest, lien or encumbrance upon such property or assets would trigger a requirement to secure (A) the Existing 2013 Senior Notes, in accordance with the terms of the Existing 2013 Senior Notes Indenture as in effect on the Issue Date (and only for so long as any such Existing 2013 Senior Notes remain outstanding and the covenants therein with respect to liens remain in effect pursuant to the terms of the Existing 2013 Senior Notes Indenture) or (B) any Ludlow Notes, in accordance with the terms of the Ludlow Indenture as in effect on the Issue Date (and only for so long as any such Ludlow Notes remain outstanding and the covenants therein with respect to liens remain in effect pursuant to the terms of the Ludlow Indenture); (xii) such other assets of the Issuers and the Guarantors as may be mutually agreed by the Issuer and the First Lien Collateral Agent (provided that (A) the Issuer has delivered to the Second Lien Collateral Agent an Officers’ Certificate describing such agreement in reasonable detail and (B) such assets are simultaneously released from the Lien securing any other Second Priority Obligations and any First Priority Obligations); (xiii) with respect to any Issuer or Guarantor that is a Domestic Subsidiary, voting Equity Interests (and any other interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2)) in excess of 65% of all such Equity Interests in (A) any Foreign Subsidiary or (B) any Domestic Subsidiary substantially all of the assets of which consist, directly or indirectly, of equity of one or more Foreign Subsidiaries; and (xiv) any assets of any Person organized under the laws of Switzerland.
“Excluded Securities” means any of the following:
(1)    any Equity Interests or Indebtedness with respect to which the First Lien Collateral Agent reasonably determines that the cost or other consequences of pledging such Equity Interests or Indebtedness under the Second Lien Collateral Documents are likely to be excessive in relation to the value to be afforded thereby (provided that (A) the Issuer has delivered to the Second Lien Collateral Agent an Officers’ Certificate describing such determination in reasonable detail and (B) such assets are simultaneously released from the Lien securing any other Second Priority Obligations and any First Priority Obligations);
(2)    any Equity Interests or Indebtedness to the extent, and for so long as, the pledge thereof would be prohibited by any Requirement of Law;

(3)    any Equity Interests of any person that is not a Wholly Owned Subsidiary to the extent (A) that a pledge thereof to secure the Second Priority Notes Obligations is prohibited by (i) any applicable organizational documents, joint venture agreement or shareholder agreement or (ii) any other contractual obligation with an unaffiliated third party not in violation of Section 4.05 but, in the case of this subclause (A)(ii), only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC or any other Requirement of Law, (B) any organizational documents, joint venture agreement or shareholder agreement (or other contractual obligation referred to in subclause (A)(ii) above) prohibits such a pledge without the consent of any other party; provided, that this clause (B) shall not apply if (1) such other party is an Issuer, Guarantor or Wholly Owned Subsidiary or (2) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Parent or any Restricted Subsidiary to obtain any such consent) and for so long as such organizational documents, joint venture agreement or shareholder agreement or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Second Priority Notes Obligations would give any other party (other than an Issuer, a Guarantor or a Wholly Owned Subsidiary) to any organizational documents, joint venture agreement or shareholder agreement governing such Equity Interests (or other contractual obligation referred to in subclause (A)(ii) above) the right to terminate its obligations thereunder, but only to the extent, and for so long as, such right of termination is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC or any other Requirement of Law;
(4)    any Equity Interests of any Unrestricted Subsidiary or any Securitization Subsidiary;
(5)    any Equity Interests of any Subsidiary to the extent that the pledge of such Equity Interests could reasonably be expected to result in material adverse tax consequences to the Parent or any Subsidiary as determined in good faith by the Issuer (with any such determination set forth in an Officers’ Certificate of the Issuer being definitive);
(6)    [reserved;]
(7)    any Margin Stock; and
(8)    any Equity Interests constituting Excluded Property.
“Excluded Subsidiary” means (i) each Unrestricted Subsidiary, (ii) each Subsidiary that is prohibited from guaranteeing the Notes by any requirement of law or that would require consent, approval, license or authorization of a governmental authority to guarantee the Notes (unless such consent, approval, license or authorization has been received), (iii) each Subsidiary that is prohibited by any applicable contractual requirement from guaranteeing the Notes on the Issue Date or at the time such Subsidiary becomes a Subsidiary (to the extent not incurred in connection with becoming a Subsidiary and in each case for so long as such restriction or any replacement or renewal thereof is in effect), (iv) any Securitization Subsidiary and (v) each Subsidiary organized under the laws of Switzerland.
“Existing 2013 Senior Notes” means the 4.750% Senior Notes due 2023 issued pursuant to the Existing 2013 Senior Notes Indenture, together with any Exchange Securities (as defined in the Existing 2013 Senior Notes Indenture).
“Existing 2013 Senior Notes Indenture” means the Indenture, dated as of April 11, 2013, among the Issuer, as issuer, the Parent, as guarantor, and Deutsche Bank Trust Company Americas, as trustee, as amended, modified or supplemented from time to time.
“Existing 2014 Senior Notes Indenture” means the Indenture, dated as of August 13, 2014, among the Issuer, as issuer, the US Co-Issuer, as US co-issuer, the guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, as amended, modified or supplemented from time to time.

“Existing April 2015 Senior Notes Indenture” means the Indenture, dated as of April 15, 2015, among the Issuer, as issuer, the US Co-Issuer, as US co-issuer, the guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, as amended, modified or supplemented from time to time.
“Existing Notes” means (i) the 4.750% Senior Notes due 2023 issued pursuant to the Existing 2013 Senior Notes Indenture, together with any Exchange Securities (as defined in the Existing 2013 Senior Notes Indenture), (ii) the 5.75% Senior Notes due 2022 issued pursuant to the Existing 2014 Senior Notes Indenture, (iii) the 4.875% Senior Notes due 2020 issued pursuant to the Existing April 2015 Senior Notes Indenture, (iv) the 5.500% Senior Notes due 2025 issued pursuant to the Existing April 2015 Senior Notes Indenture, (v) the 5.625% Senior Notes due 2023 issued pursuant to the Existing September 2015 Senior Notes Indenture and (vi) the Securities under (and as defined in) the Indenture dated as of April 30, 1992 by and among Tyco Laboratories, Inc. (now Ludlow Corporation) and Security Pacific National Trust Company (New York), with such notes described in this clause (vi) held by Persons other than the Parent and its Subsidiaries having an aggregate principal amount of $14,838,000 (as such amount may be reduced after giving effect to any prepayment, repayment, redemption, repurchase, defeasance or otherwise from time to time).
“Existing Notes Indentures” means the Existing 2013 Senior Notes Indenture, the Existing 2014 Senior Notes Indenture, the Existing April 2015 Senior Notes Indenture, the Existing September 2015 Senior Notes Indenture and the Ludlow Indenture.
“Existing September 2015 Senior Notes Indenture” means the Indenture, dated as of September 24, 2015, among the Issuer, as issuer, the US Co-Issuer, as US co-issuer, the guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, as amended, modified or supplemented from time to time.
“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.
“Financial Officer” of any Person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer, Controller or any Director or other executive responsible for the financial affairs of such Person.
“First Lien Collateral” means (i) the “Collateral” as defined in the Credit Agreement and (ii) any other assets and property of any obligor, whether real, personal or mixed, with respect to which a Lien is granted or purported to be granted as security for any First Priority Obligations or that is otherwise subject (or required pursuant to the First Priority/Second Priority Intercreditor Agreement to be subject) to a Lien securing any First Priority Obligations.
“First Lien Collateral Agent” means Deutsche Bank AG New York Branch, in its capacity as “First Lien Collateral Agent” under the First Priority/Second Priority Intercreditor Agreement, together with its successors and assigns in such capacity.
“First Lien Secured Leverage Ratio” means, with respect to any Person, at any date, the ratio of (a) Consolidated Total Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) that is secured by a Lien (other than a Lien that is equal and ratable with or junior to the Liens securing the Notes) less the amount of cash and Cash Equivalents in excess of any Restricted Cash that would be stated on the balance sheet of such Person and its Restricted Subsidiaries and held by such Person and its Restricted Subsidiaries as of such date of determination to (b) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred. In the event that the Parent, an Issuer or any such Subsidiary Incurs, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the First Lien Secured Leverage Ratio is being calculated but prior to the event for which the calculation of the First Lien Secured Leverage Ratio is made (the “First Lien Secured Leverage Calculation Date”), then the First Lien Secured Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock as if the same had occurred at the beginning of the applicable four-quarter period; provided that the Issuers may elect pursuant to an Officers’ Certificate delivered to the Second Lien Trustee to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.
To the extent (a) the Issuer elects pursuant to an Officers’ Certificate delivered to the Second Lien Trustee to treat all or any portion of the commitment under any Indebtedness as being Incurred or (b) the Parent or any Restricted Subsidiary elects to treat Indebtedness as having been Incurred prior to the actual Incurrence thereof pursuant to Section 4.03(c)(3), the Issuer shall deem all or such portion of such commitment or such Indebtedness, as applicable, as having been Incurred and to be outstanding for purposes of calculating the First Lien Secured Leverage Ratio for any period in which the Issuer makes any such election and for any subsequent period until such commitments or such Indebtedness, as applicable, are no longer outstanding.
For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes, business realignment projects or initiatives, restructurings or reorganizations that the Parent, an Issuer or any Restricted Subsidiary has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the First Lien Secured Leverage Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes, business realignment projects or initiatives, restructurings or reorganizations (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Parent, an Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation, operational change, business realignment project or initiative, restructuring or reorganization, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the First Lien Secured Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation, operational change, business realignment project or initiative, restructuring or reorganization had occurred at the beginning of the applicable four-quarter period. If since the beginning of such period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the First Lien Secured Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable four-quarter period.
For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officers’ Certificate, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event within 12 months of the date the applicable event is consummated and which are expected to have a continuing impact and are factually supportable.
If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the First Lien Secured Leverage Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.
For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.
“First Lien/Second Lien Secured Leverage Ratio” means, with respect to any Person, at any date, the ratio of (a) Consolidated Total Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) that is secured by a Lien (other than a Lien that is junior to the Liens securing the Notes) less the amount of cash and Cash Equivalents in excess of any Restricted Cash that would be stated on the balance sheet of such Person and its Restricted Subsidiaries and held by such Person and its Restricted Subsidiaries as of such date of determination to (b) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred. In the event that the Parent, an Issuer or any such Subsidiary Incurs, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the First Lien/Second Lien Secured Leverage Ratio is being calculated but prior to the event for which the calculation of the First Lien/Second Secured Leverage Ratio is made (the “First Lien/Second Lien Secured Leverage Calculation Date”), then the First Lien/Second Lien Secured Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock as if the same had occurred at the beginning of the applicable four-quarter period; provided that the Issuers may elect pursuant to an Officers’ Certificate delivered to the Second Lien Trustee to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.
To the extent (a) the Issuer elects pursuant to an Officers’ Certificate delivered to the Second Lien Trustee to treat all or any portion of the commitment under any Indebtedness as being Incurred or (b) the Parent or any Restricted Subsidiary elects to treat Indebtedness as having been Incurred prior to the actual Incurrence thereof pursuant to Section 4.03(c)(3), the Issuer shall deem all or such portion of such commitment or such Indebtedness, as applicable, as having been Incurred and to be outstanding for purposes of calculating the First Lien/Second Lien Secured Leverage Ratio for any period in which the Issuer makes any such election and for any subsequent period until such commitments or such Indebtedness, as applicable, are no longer outstanding.
For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes, business realignment projects or initiatives, restructurings or reorganizations that the Parent, an Issuer or any Restricted Subsidiary has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the First Lien/Second Lien Secured Leverage Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes, business realignment projects or initiatives, restructurings or reorganizations (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Parent, an Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation, operational change, business realignment project or initiative, restructuring or reorganization, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the First Lien/Second Lien Secured Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation, operational change, business realignment project or initiative, restructuring or reorganization had occurred at the beginning of the applicable four-quarter period. If since the beginning of such period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the First Lien/Second Lien Secured Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable four-quarter period.
For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officers’ Certificate, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event within 12 months of the date the applicable event is consummated and which are expected to have a continuing impact and are factually supportable.
If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the First Lien/Second Lien Secured Leverage Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.
For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.
“First Priority Credit Obligations” means (i) any and all amounts payable under or in respect of any Credit Agreement and the other Credit Agreement Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including principal, premium (if any), interest, fees, expenses (including Post-Petition Interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer whether or not a claim for Post-Petition Interest is allowed in such proceedings), charges, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect of, in each case, to the extent secured by a Permitted Lien incurred or deemed incurred to secure Indebtedness under the Credit Agreements constituting First Priority Obligations pursuant to clauses (6)(b) and (16) of the definition of “Permitted Liens,” and (ii) all other Obligations of the Parent or any of its Restricted Subsidiaries in respect of Hedging Obligations or Obligations in respect of cash management services in each case owing to a Person that is a holder of Indebtedness described in clause (i) above or an Affiliate of such holder at the time of entry into such Hedging Obligations or Obligations in respect of cash management services. First Priority Credit Obligations shall include all “Obligations” (as defined in the agreement described in clause (i) of the definition of the term “Credit Agreement”).
“First Priority Intercreditor Agreement” means any intercreditor agreement governing intercreditor arrangements among the First Priority Obligations consistent with market terms (as determined in good faith by the Issuer).
“First Priority Liens” means all Liens that secure the First Priority Obligations.
“First Priority Obligations” means (i) the First Priority Credit Obligations and (ii) Future First Lien Obligations.

“First Priority/Second Priority Intercreditor Agreement” means (i) the intercreditor agreement dated as of the Issue Date, among the First Lien Collateral Agent, the Credit Agreement Agent, the Second Lien Collateral Agent, the Second Lien Trustee and the other parties thereto, as amended, amended and restated, extended, supplemented or otherwise modified from time to time in accordance with the indenture or (ii) any replacement thereof or other intercreditor agreement that contains terms not less favorable in any material respect to the holders of the Notes than the intercreditor agreement referred to in clause (i).
“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Parent or any of the Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than in the case of any Securitization Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period; provided that the Issuer may elect pursuant to an Officers’ Certificate delivered to the Second Lien Trustee to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.
To the extent (i) the Issuer elects pursuant to an Officers’ Certificate delivered to the Second Lien Trustee to treat all or any portion of the commitment under any Indebtedness as being Incurred or (ii) the Parent or any Restricted Subsidiary elects to treat Indebtedness as having been Incurred prior to the actual Incurrence thereof pursuant to Section 4.03(c)(3), the Issuer shall deem all or such portion of such commitment or such Indebtedness, as applicable, as having been Incurred and to be outstanding for purposes of calculating the Fixed Charge Coverage Ratio for any period in which the Issuer makes any such election and for any subsequent period until such commitments or such Indebtedness, as applicable, are no longer outstanding.
For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes, business realignment projects or initiatives, restructurings or reorganizations that the Parent or any Restricted Subsidiary has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes, business realignment projects or initiatives, restructurings or reorganizations (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Parent or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation, operational change, business realignment project or initiative, restructuring or reorganization, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation, operational change, business realignment project or initiative, restructuring or reorganization had occurred at the beginning of the applicable four-quarter period. If since the beginning of such period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officers’ Certificate, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event within 12 months of the date the applicable event is consummated and which are expected to have a continuing impact and are factually supportable.
If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.
For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.
“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of: (1) Consolidated Interest Expense (excluding amortization or write-off of deferred financing costs) of such Person and its Restricted Subsidiaries for such period and (2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.
“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state thereof or the District of Columbia.
“Future First Lien Indebtedness” means any Indebtedness of the Issuers and/or the Guarantors that is secured by a Lien on the Second Lien Collateral ranking equally and ratably with the Liens securing other First Priority Obligations (as provided in the First Priority/Second Priority Intercreditor Agreement and a First Priority Intercreditor Agreement), as permitted by the indenture; provided that (i) the trustee, agent or other authorized representative for the holders of such Indebtedness shall execute a First Priority Intercreditor Agreement (or a joinder thereto) and a joinder to the First Priority/Second Priority Intercreditor Agreement and (ii) the Issuer shall designate such Indebtedness as “First Lien Obligations” (or any similar term) under a First Priority Intercreditor Agreement and the First Priority/Second Priority Intercreditor Agreement.
“Future First Lien Obligations” means Obligations in respect of Future First Lien Indebtedness.
“Future Second Lien Indebtedness” means any Indebtedness of the Issuers and/or the Guarantors that is secured by a Lien on the Second Lien Collateral ranking equally and ratably with the notes as permitted by the indenture; provided that (i) the trustee, agent or other authorized representative for the holders of such Indebtedness (other than in the case of Additional Notes) shall execute (A) a joinder to the First Priority/Second Priority Intercreditor Agreement and (B) a Second Priority Intercreditor Agreement (or a joinder thereto) and (ii) the Issuer shall designate such Indebtedness as “Second Lien Obligations” (or any similar term) under the First Priority/Second Priority Intercreditor Agreement and any Second Priority Intercreditor Agreement.
“Future Second Lien Indebtedness Secured Parties” means holders of any Future Second Lien Obligations and any trustee, authorized representative or agent of such Future Second Lien Obligations.

“Future Second Lien Obligations” means Obligations in respect of Future Second Lien Indebtedness.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date, it being understood that, for purposes of this Indenture, all references to codified accounting standards specifically named in this Indenture shall be deemed to include any successor, replacement, amended or updated accounting standard under GAAP; provided that, at any time after adoption of IFRS by the Parent (or the relevant reporting entity) for its financial statements and reports for all financial reporting purposes, the Parent (or the relevant reporting entity) may irrevocably elect to apply IFRS for all purposes of this Indenture, and, upon any such election, references in this Indenture to GAAP shall be construed to mean IFRS as in effect on the date of such election and thereafter from time to time; provided that (1) all financial statements and reports required to be provided after such election pursuant to this Indenture shall be prepared on the basis of IFRS, (2) from and after such election, all ratios, computations, calculations and other determinations based on GAAP contained in this Indenture shall be computed in conformity with IFRS (other than with respect to Capitalized Lease Obligations) with retroactive effect being given thereto assuming that such election had been made on the Issue Date, (3) such election shall not have the effect of rendering invalid, impermissible or unpermitted any payment or Investment made prior to the date of such election or any Incurrence (or existence) of Indebtedness or Liens Incurred prior to the date of such election or any other action taken prior to the date of such election if such payment, Investment, Incurrence or other action was valid under this Indenture on the date made, Incurred or taken, as the case may be and (4) all accounting terms and references in this Indenture to accounting standards shall be deemed to be references to the most comparable terms or standards under IFRS. The Parent shall give written notice of any election to the Second Lien Trustee and the holders of the Notes within 15 days of such election. For the avoidance of doubt, (i) solely making an election (without any other action) referred to in this definition will not be treated as an Incurrence of Indebtedness or Liens, and (ii) nothing herein shall prevent the Parent, any Restricted Subsidiary or the reporting entity from adopting or changing its functional or reporting currency in accordance with GAAP, or IFRS, as applicable; provided that such adoption or change shall not have the effect of rendering invalid any payment or Investment made prior to the date of such election or any Incurrence of Indebtedness or Liens Incurred prior to the date of such adoption or change (or any other action) if such payment, Investment, Incurrence or other action was valid under this Indenture on the date made, Incurred or taken, as the case may be.
“Governmental Authority” means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.
“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations. The amount of any guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such person in good faith.
“Guarantee” means any guarantee of the obligations of the Issuers under this Indenture and the Notes by any Guarantor in accordance with the provisions of this Indenture.
“Guarantor” means (x) each Subsidiary of the Parent that provides a Guarantee as of the Issue Date, (y) the Parent at any time that the Parent is a parent entity of the Issuer and (z) any Subsidiary of the Parent (other than an Issuer) that Incurs a Guarantee; provided that upon the release or discharge of such Person from its Guarantee in accordance with this Indenture, such Person shall cease to be a Guarantor.
“Hedging Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction, or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed price physical delivery contracts, or any similar transaction or any combination of these transactions, in each case of the foregoing, whether or not exchange traded; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent or any of the Restricted Subsidiaries shall be a Hedging Agreement.
“Hedging Obligations” means obligations in respect of any Hedging Agreement.
“holder” or “noteholder” means the Person in whose name a Note is registered on the Registrar’s books.
“IFRS” means International Financial Reporting Standards promulgated from time to time by the International Accounting Standards Board (or any successor board or agency, together the “IASB”) and as adopted by the European Union and statements and pronouncements of the IASB or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time (other than with respect to Capitalized Lease Obligations).
“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.
“Indebtedness” of any Person means, without duplication,
(1)    all obligations of such Person for borrowed money,
(2)    all obligations of such Person evidenced by bonds, debentures, notes or similar instruments (except any such obligation issued in the ordinary course of business with a maturity date of no more than six months in a transaction intended to extend payment terms of trade payables or similar obligations to trade creditors Incurred in the ordinary course of business),
(3)    all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person (except any such obligation that constitutes a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business),
(4)    all obligations of such Person issued or assumed as the deferred purchase price of property or services (except any such balance that (a) constitutes a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business, (b) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (c) liabilities accrued in the ordinary course of business) which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto,
(5)    all guarantees by such Person of Indebtedness of others,
(6)    all Capitalized Lease Obligations of such Person,
(7)    Hedging Obligations, to the extent the foregoing would appear on a balance sheet of such Person as a liability,
(8)    the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit,
(9)    the principal component of all obligations of such Person in respect of bankers’ acceptances,

(10)    [reserved],
(11)    all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person (other than Liens on Equity Interests of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries), whether or not the Indebtedness secured thereby has been assumed, and
(12)    all Attributable Receivables Indebtedness with respect to Securitization Financings. The amount of Indebtedness of any Person for purposes of clause (11) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the Fair Market Value of the property encumbered thereby.
Notwithstanding anything in this description to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of International Accounting Standards No. 39 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness, and any such amounts that would have constituted Indebtedness under this Indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under this Indenture.
“Indenture” means this Indenture as amended or supplemented from time to time.
“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of the Issuer, qualified to perform the task for which it has been engaged.
“Intercreditor Agreements” means any Second Priority Intercreditor Agreement, the First Priority/Second Priority Intercreditor Agreement and any additional intercreditor agreements entered into by the Second Lien Collateral Agent and/or the Second Lien Trustee in accordance with the terms of the indenture.
“Interest Payment Date” has the meaning set forth in Exhibit A hereto.
“Investment Grade Rating” means a rating equal to or higher than “Baa3” (or the equivalent) by Moody’s or “BBB-” (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency in the event that either Moody’s and/or S&P has not then rated the Notes.
“Investment Property” means any asset or property that constitutes “Investment Property” (as defined in the UCC, whether or not applicable thereto).
“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.04:
(1)    “Investments” shall include the portion (proportionate to the Parent’s equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by the Parent or the Issuer) of the net assets of such Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Parent shall be deemed to continue to have an “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:
(a)    its “Investment” in such Subsidiary at the time of such redesignation less
(b)    the portion (proportionate to its equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by the Issuer) of the net assets of such Subsidiary at the time of such redesignation; and
(2)    any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value (as determined in good faith by the Parent or the Issuer) at the time of such transfer.
“Issue Date” means December 6, 2019.
“Junior Priority Indebtedness” means Indebtedness of the Issuers and/or the Guarantors that is secured by Liens on the Second Lien Collateral ranking junior in priority to the Liens securing the Notes as permitted by this Indenture; provided that (i) the trustee, collateral agent and/or other authorized representative for the holders of such Indebtedness shall execute a Junior Priority Intercreditor Agreement (or a joinder thereto) and (ii) the Issuer shall designate such Indebtedness as junior priority obligations under the applicable Junior Priority Intercreditor Agreement.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement or any lease in the nature thereof); provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.
“Ludlow Indenture” means that certain Indenture, dated as of April 30, 1992, by and among Tyco Laboratories, Inc. (now Ludlow Corporation) and Security Pacific National Trust Company (New York).
“Ludlow Notes” means the Securities under (and as defined in) the Ludlow Indenture, with such Securities held by Persons other than the Parent and its Subsidiaries having an aggregate principal amount of $14,838,000 (as such amount may be reduced after giving effect to any prepayment, repayment, redemption, repurchase, defeasance or otherwise from time to time).
“Luxembourg” means the Grand Duchy of Luxembourg.
“Margin Stock” shall have the meaning assigned to such term in Regulation U.
“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of Capital Stock of the Parent on the date of the declaration of the relevant dividend multiplied by (ii) the arithmetic mean of the closing prices per share of such Capital Stock for the 30 consecutive trading days immediately preceding the date of declaration of such dividend.
“Material Subsidiary” means any Wholly Owned Domestic Subsidiary of the Parent (other than the Issuers), in each case, that as of the last day of the fiscal quarter of the Parent most recently ended, had assets with a value in excess of 2.5% of the Total Assets or revenues representing in excess of 2.5% of total revenues (including third party revenues but excluding intercompany revenues) of the Parent and its Wholly Owned Domestic Subsidiaries on a consolidated basis as of such date.
“Milestone Payments” means payments under intellectual property licensing agreements based on the achievement of specified revenue, profit or other performance targets (financial or otherwise).
“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.
“Net Proceeds” means the aggregate cash proceeds received by the Parent or any Restricted Subsidiary in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related solely to such disposition), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to Section 4.06(b)) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Parent and the Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Parent and the Restricted Subsidiaries after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.
“Note Documents” means the Notes, the Guarantees, the Second Lien Collateral Documents, the Intercreditor Agreements and this Indenture.
“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnifications in favor of third parties other than the Second Lien Trustee and the holders of the Notes.
“Offering Memorandum” means the Offering Memorandum and Consent Solicitation Statement, dated November 5, 2019, relating to the issuance of the Initial Notes, as amended, supplemented or otherwise modified from time to time.
“Officer” means, with respect to any Person, as applicable, (i) the Chairman of the Board, Chief Executive Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, or the Secretary of such Person or (ii) any director (administrateur), any manager (gérant), executive officer or Financial Officer of such Person, any authorized signatory appointed by the board of directors (conseil d’administration) or board of managers (conseil de gérance) of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Indenture, or any other duly authorized employee or signatory of such Person.
“Officers’ Certificate” means, with respect to any Person, a certificate signed on behalf of such Person by two Officers of such Person, one of whom must be, to the extent such Person has an Officer meeting such description, the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of such Person (or a comparable officer of a Foreign Subsidiary), which meets the requirements set forth in this Indenture.
“Opinion of Counsel” means, with respect to any Person, a written opinion from legal counsel who is acceptable to the Second Lien Trustee. The counsel may be an employee of or counsel to such Person.
“Pari Passu Indebtedness” means: (a) with respect to an Issuer, the Notes and any Indebtedness which ranks pari passu in right of payment to the Notes; and (b) with respect to any Guarantor, its Guarantee and any

Indebtedness which ranks pari passu (or with respect to the Cadence IP Licensee, senior) in right of payment to such Guarantor’s Guarantee.
“Permitted Investments” means:
(1)    any Investment in the Parent or any Restricted Subsidiary;
(2)    any Investment in Cash Equivalents;
(3)    any Investment by the Parent or any Restricted Subsidiary in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Parent or a Restricted Subsidiary;
(4)    any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to Section 4.06 or any other disposition of assets not constituting an Asset Sale;
(5)    any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Issue Date or (y) as otherwise permitted under this Indenture;
(6)    loans and advances to officers, directors, employees or consultants of the Parent or any of its Subsidiaries (i) in the ordinary course of business in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed $35 million at the time of Incurrence, (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such Person’s purchase of Equity Interests of the Parent solely to the extent that the amount of such loans and advances shall be contributed to the Parent in cash as common equity;
(7)    any Investment acquired by the Parent or any Restricted Subsidiary (a) in exchange for any other Investment or accounts receivable held by the Parent or such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Parent or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
(8)    Hedging Obligations permitted under Section 4.03(b)(x);
(9)    any Investment by the Parent or any Restricted Subsidiary in a Similar Business having an aggregate Fair Market Value (as determined in good faith by the Issuer), taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding, not to exceed the sum of (x) the greater of $340.0 million and 2.25% of Total Assets at the time such Investment is made, plus (y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not the Parent or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes the Parent or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be the Parent or a Restricted Subsidiary;

(10)    additional Investments by the Parent or any Restricted Subsidiary having an aggregate Fair Market Value (as determined in good faith by the Issuer), taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the sum of (x) the greater of $2,250.0 million and 15% of Total Assets as of the date of such Investment plus (y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (10) is made in any Person that is not the Parent or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes the Parent or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (10) for so long as such Person continues to be the Parent or a Restricted Subsidiary;
(11)    loans and advances to officers, directors or employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business or consistent with past practice or to fund such Person’s purchase of Equity Interests of the Parent;
(12)    Investments the payment for which consists of Equity Interests of the Parent (other than Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the definition of “Cumulative Credit”;
(13)    any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 4.07(b) (except transactions described in clauses (ii), (iv), (vi), (ix)(B) and (xvi) of Section 4.07(b));
(14)    guarantees issued in accordance with Section 4.03 and Section 4.11 including, without limitation, any guarantee or other obligation issued or incurred under any Credit Agreement in connection with any letter of credit issued for the account of the Parent or any of its Subsidiaries (including with respect to the issuance of, or payments in respect of drawings under, such letters of credit);
(15)    Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property;
(16)    any Investment in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Securitization Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Securitization Financing or any related Indebtedness;
(17)    Investments consisting of Permitted Securitization Facility Assets or arising as a result of a Securitization Financing;
(18)    Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged into, amalgamated with, or consolidated with the Parent or a Restricted Subsidiary in a transaction that is not prohibited by Section 5.01 after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;
(19)    Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;
(20)    advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Parent or the Restricted Subsidiaries;

(21)    any Investment in any Subsidiary of the Parent or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;
(22)    Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing or other arrangements with other Persons, in each case in the ordinary course of business; and
(23)    additional Investments in joint ventures and Unrestricted Subsidiaries not to exceed, together with any Investments made on or after April 15, 2015, but prior to the Issue Date, pursuant to clause (23) of the definition of “Permitted Investments” under the Existing April 2015 Notes Indenture that are at that time outstanding, the sum of (A) the greater of $600.0 million and 4.0% of Total Assets when made, plus (B) an aggregate amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment with the Fair Market Value of each Investment being measured at the time such Investment is made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (23) is made in any Person that is not the Parent or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (23) for so long as such Person continues to be the Parent or a Restricted Subsidiary.
“Permitted Liens” means, with respect to any Person:
(1)    pledges or deposits and other Liens granted by such Person under workmens’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds, performance and return of money bonds, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;
(2)    Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;
(3)    Liens for taxes, assessments or other governmental charges not yet overdue by more than 30 days or that are being contested in good faith by appropriate proceedings;
(4)    Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit, bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business;
(5)    minor survey exceptions, minor encumbrances, trackage rights, special assessments, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)    (A)    Liens on assets of a Subsidiary that is not a Guarantor securing Indebtedness of a Subsidiary that is not a Guarantor permitted to be Incurred pursuant to Section 4.03;
(A)    Liens securing (x) Indebtedness Incurred pursuant to Section 4.03(b)(i) and (y) any other Indebtedness permitted to be Incurred under this Indenture if, as of the date such Indebtedness was Incurred, and after giving pro forma effect thereto and the application of the net proceeds therefrom, the First Lien Secured Leverage Ratio of the Parent does not exceed 3.00 to 1.00; provided that for purposes of determining the amount of Indebtedness that may be secured by any Liens Incurred pursuant to clause (y), all Indebtedness incurred pursuant to this clause (B) shall be treated as First Priority Obligations; and
(B)    Liens securing Obligations in respect of Indebtedness permitted to be Incurred pursuant to clause (iv), (xiv) (to the extent such guarantees are issued in respect of any Indebtedness) or (xvi) (to the extent the First Lien Secured Leverage Ratio of the Parent, after giving pro forma effect thereto, does not exceed 3.00 to 1.00 or is no more than such ratio immediately prior to such incurrence; provided that if such Liens are on Second Lien Collateral and rank equally and ratably with the Liens securing the First Priority Credit Obligations, the holders of such Indebtedness, or their duly appointed agent, become a party to a First Priority Intercreditor Agreement) of Section 4.03(b);
(7)    Liens existing on the Issue Date (other than Liens in favor of the lenders under the Credit Agreement);
(8)    Liens on assets, property or Equity Interests of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Parent or any Restricted Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);
(9)    Liens on assets or property at the time the Parent or a Restricted Subsidiary acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Parent or any Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Parent or any Restricted Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);
(10)    Liens securing Indebtedness or other obligations of the Parent or a Restricted Subsidiary owing to the Parent or another Restricted Subsidiary permitted to be Incurred in accordance with Section 4.03;
(11)    Liens securing Hedging Obligations not Incurred in violation of this Indenture; provided that with respect to Hedging Obligations relating to Indebtedness, such Lien extends only to the property, if any, securing such Indebtedness, property securing other Indebtedness or cash and Cash Equivalents;
(12)    Liens on inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of documentary letters of credit, bank guarantees or bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(13)    leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Parent or any of the Restricted Subsidiaries;

(14)    Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or other obligations not constituting Indebtedness;
(15)    Liens in favor of the Parent, an Issuer or any Guarantor;
(16)    Liens on Permitted Securitization Facility Assets or the Equity Interests of any Securitization Subsidiary Incurred in connection with a Securitization Financing;
(17)    pledges and deposits and other Liens made in the ordinary course of business to secure liability to insurance carriers;
(18)    Liens on the Equity Interests of Unrestricted Subsidiaries;
(19)    leases or subleases, and licenses or sublicenses (including with respect to intellectual property) granted to others in the ordinary course of business;
(20)    Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6), (7), (8), (9), (15) and (25) of this definition; provided, however, that (x) such new Lien shall be limited to all or part of the same property (including any after acquired property to the extent it would have been subject to the original Lien) that secured the original Lien (plus improvements on and accessions to such property, proceeds and products thereof, customary security deposits and any other assets pursuant to the after-acquired property clauses to the extent such assets secured (or would have secured) the Indebtedness being refinanced, refunded, extended, renewed or replaced), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount (or accreted value, if applicable) or, if greater, committed amount of the applicable Indebtedness described under clauses (6), (7), (8), (9), (15) and (25) at the time the original Lien became a Permitted Lien under this Indenture, (B) unpaid accrued interest and premiums (including tender premiums), and (C) an amount necessary to pay any underwriting discounts, defeasance costs, commissions, fees and expenses related to such refinancing, refunding, extension, renewal or replacement; provided further, however, that in the case of any Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (6)(B) or (6)(C), the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension or renewal shall be deemed secured by a Lien under clause (6)(B) or (6)(C) and not this clause (20) for purposes of determining the principal amount of Indebtedness outstanding under clause (6)(B) or (6)(C);
(21)    Liens on equipment of the Parent or any Restricted Subsidiary granted in the ordinary course of business to the Parent’s or such Restricted Subsidiary’s client at which such equipment is located;
(22)    judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;
(23)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into in the ordinary course of business;
(24)    Liens Incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;
(25)    Liens securing Indebtedness and other obligations Incurred pursuant to Section 4.03; provided that the outstanding principal amount of such Indebtedness or obligations, taken together with the outstanding principal amount of all other obligations secured by Liens (a) incurred under this clause (25) or (b) incurred on or after April 15, 2015, but prior to the Issue Date, pursuant to clause (25) of the definition of “Permitted Liens” under the Existing April 2015 Notes Indenture (and by any Liens incurred (i) under clause (20) hereof with respect to any refinancing, refunding, extension, renewal or replacement of any Indebtedness secured by any Lien referred to in this clause (25) or (ii) under clause (20) of the Existing April 2015 Notes Indenture with respect to any refinancing, refunding, extension, renewal or replacement of any Indebtedness secured by any Lien referred to in clause (a) above) secured by a Lien on the Second Lien Collateral that is not junior in priority to the Liens securing the Second Priority Notes Obligations shall not exceed the greater of $600 million and 4.0% of Total Assets at the time of Incurrence and the holders of such Indebtedness or obligations, or their duly appointed agent, become a party to a First Priority Intercreditor Agreement or the First Priority/Second Priority Intercreditor Agreement, as applicable;
(26)    any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement securing obligations of such joint venture or pursuant to any joint venture or similar agreement;
(27)    Liens on any amounts held by a trustee (i) in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Parent or any Restricted Subsidiary, (ii) under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or (iii) under any indenture pursuant to customary discharge, redemption or defeasance provisions;
(28)    Liens (i) arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business or (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(29)    Liens (i) in favor of credit card companies pursuant to agreements therewith and (ii) in favor of customers;
(30)    Liens disclosed by the title insurance policies delivered pursuant to the Credit Agreement and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted under this Indenture;
(31)    Liens that are contractual rights of set-off relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the Parent or any Restricted Subsidiary in the ordinary course of business;
(32)    in the case of real property that constitutes a leasehold interest, any Lien to which the fee simple interest (or any superior leasehold interest) is subject;
(33)    agreements to subordinate any interest of the Parent or any Restricted Subsidiary in any accounts receivable or other prices arising from inventory consigned by the Parent or any such Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business;
(34)    Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents under clause (4) of the definition thereof;
(35)    Liens securing insurance premium financing arrangements; provided that such Liens are limited to the applicable unearned insurance premiums;
(36)    Liens on any Second Lien Collateral securing Second Priority Obligations; provided that, as of the date such Indebtedness was Incurred, and after giving pro forma effect thereto and the application of the net proceeds therefrom, the First Lien/Second Lien Secured Leverage Ratio of the Parent does not exceed 3.50 to 1.00;
(37)    Liens on any Second Lien Collateral securing Junior Priority Indebtedness; and
(38)    Liens securing any Obligations in respect of the Notes (and Guarantees) issued on the Issue Date, the Indenture or the Second Lien Collateral Documents.
“Permitted Securitization Facility Assets” means (i) Securitization Assets, (ii) Related Assets and (iii) loans to the Parent or any of its Subsidiaries secured by Securitization Assets (whether now existing or arising in the future) and Related Assets which are made pursuant to a Securitization Financing.
“Person” means any individual, corporation, company, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
“Post-Petition Interest” means any interest or entitlement to fees, costs or expenses or other charges that accrue after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable as a claim in any such bankruptcy or insolvency proceeding.
“Preferred Stock” means any Equity Interest with a preferential right of payment of dividends or upon liquidation, dissolution, or winding up.
“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by the Issuer or any direct or indirect parent of the Issuer as a replacement agency for Moody’s or S&P, as the case may be.
“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Issuer or Guarantor, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, incidental to the ownership, lease or operation thereof.
“Record Date” has the meaning specified in Exhibit A hereto.
“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System of the United States of America as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Related Assets” means any assets related to any Securitization Assets including, without limitation, all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets which are customarily transferred, sold and/or pledged or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets, any Hedging Obligations entered into by the Parent or any such Subsidiary in connection with such Securitization Assets and any collections or proceeds of any of the foregoing (including, without limitation, lock-boxes, deposit accounts, records in respect of Securitization Assets or such Hedging Obligations and collections in respect of Securitization Assets or such Hedging Obligations).
“Relevant Taxing Jurisdiction” means (i) Luxembourg, (ii) any jurisdiction from or through which such payment is made, (iii) any other jurisdiction in which an Issuer or such Guarantor is incorporated, organized, resident or engaged in business for tax purposes and (iv) any political subdivision of any of the foregoing.

“Requirement of Law” means, as to any person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such person or any of its property or assets or to which such person or any of its property or assets is subject.
“Restricted Cash” means cash and Cash Equivalents held by the Parent and the Restricted Subsidiaries that would appear as “restricted” on a consolidated balance sheet of the Parent or any of the Restricted Subsidiaries.
“Restricted Investment” means an Investment other than a Permitted Investment.
“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this Indenture, all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Parent.
“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Parent or a Restricted Subsidiary whereby the Parent or such Restricted Subsidiary transfers such property to a Person and the Parent or such Restricted Subsidiary leases it from such Person, other than leases between any of the Parent and a Restricted Subsidiary or between Restricted Subsidiaries.
“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.
“SEC” means the Securities and Exchange Commission.
“Second Lien Collateral” means all the “Collateral” as defined in any Second Lien Collateral Document and shall also include all other property that is subject to any Lien in favor of the Second Lien Collateral Agent for its benefit and the benefit of the Second Lien Trustee and the holders of the Notes and other Second Priority Secured Parties pursuant to any Second Lien Collateral Document; provided that, notwithstanding anything to the contrary herein or in any Second Lien Collateral Document or other Note Document, in no case shall the Second Lien Collateral include any Excluded Property or Excluded Securities.
“Second Lien Collateral Agent” means Wilmington Savings Fund Society, FSB, in its capacity as “Second Lien Collateral Agent” under the First Priority/Second Priority Intercreditor Agreement or any successor or assign thereto in such capacity.
“Second Lien Collateral Documents” means, collectively, the security documents to be entered into pursuant to the terms of this Indenture and any other agreement, document or instrument pursuant to which a Lien is granted or purported to be granted securing Second Priority Notes Obligations or under which rights or remedies with respect to such Liens are governed, as amended, extended, renewed restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed from time to time.
“Second Lien Debenture” means the debenture dated on or around the Issue Date among Mallinckrodt UK Ltd, MKG Medical UK Ltd, MUSHI UK Holdings Limited, Mallinckrodt Enterprises UK Limited, Mallinckrodt UK Finance LLP, Mallinckrodt ARD Holdings Limited, Mallinckrodt Pharmaceuticals Limited, the Second Lien Collateral Agent and any other parties thereto.
“Second Lien LLP Charge” means the fixed charge over limited liability partnership interests dated on or around the Issue Date among the Issuer, Mallinckrodt Pharmaceuticals Limited, the Second Lien Collateral Agent and any other parties thereto.
“Second Lien Share Charge” means the share charge dated on or around the Issue Date among the Issuer, the Parent, Mallinckrodt International Holdings S.à r.l., Mallinckrodt Windsor S.à r.l., the Second Lien Collateral Agent and any other parties thereto.

“Second Lien Trustee” means Wilmington Savings Fund Society, FSB, in its capacity as “Trustee” under the indenture or any successor or assign thereto in such capacity.
“Second Priority Notes Obligations” means all Obligations of the Issuers and the Guarantors under the Note Documents.
“Second Priority Notes Secured Parties” means the Second Lien Trustee, the Second Lien Collateral Agent and the holders of the Notes.
“Second Priority Obligations” means (i) the Second Priority Notes Obligations and (ii) any Future Second Lien Obligations.
“Second Priority Secured Parties” means (1) the Second Priority Notes Secured Parties and (2) any Future Second Lien Indebtedness Secured Parties.
“Secured Indebtedness” means any Consolidated Total Indebtedness secured by a Lien.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Securitization Assets” means any of the following assets (or interests therein) from time to time originated, acquired or otherwise owned by the Parent or any Restricted Subsidiary or in which the Parent or any Restricted Subsidiary has any rights or interests, in each case, without regard to where such assets or interests are located: (1) accounts receivable (including any bills of exchange), (2) royalty and other similar payments made related to the use of trade names and other intellectual property, business support, training and other services, (3) revenues related to distribution and merchandising of the products of the Parent and the Restricted Subsidiaries, (4) intellectual property rights relating to the generation of any of the foregoing types of assets to the extent customarily included in securitization transactions of the relevant type in the applicable jurisdictions (as determined by the Issuer in good faith), (5) parcels of or interests in real property, together with all easements, hereditaments and appurtenances thereto, all improvements and appurtenant fixtures and equipment, incidental to the ownership, lease or operation thereof to the extent customarily included in securitization transactions of the relevant type in the applicable jurisdictions (as determined by the Issuer in good faith) and (6) any other assets and property to the extent customarily included in securitization transactions of the relevant type in the applicable jurisdictions (as determined by the Issuer in good faith).
“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Securitization Financing.
“Securitization Financing” means any transaction or series of transactions that may be entered into by the Parent or any of its Subsidiaries pursuant to which the Parent or any of its Subsidiaries may sell, convey, transfer and/or pledge (either directly or through any other of the Parent and its Subsidiaries) of Permitted Receivables Facility Assets to (a) a Securitization Subsidiary, which in turn shall sell, convey, transfer and/or pledge interests in the respective Permitted Receivables Facility Assets to any other Person in return for the cash used by such Securitization Subsidiary to acquire such Permitted Receivables Facility Assets; or (b) a bank or other financial institution, which in turn shall finance the acquisition of the Permitted Receivables Facility Assets through a commercial paper conduit or other conduit facility, or directly to a commercial paper conduit or other conduit facility established and maintained by a bank or other financial institution that will finance the acquisition of the Permitted Receivables Facility Assets through the commercial paper conduit or other conduit facility, so long as no portion of the Indebtedness or any other obligations (contingent or otherwise) under such securitization facility or facilities (i) is guaranteed by the Parent or any Restricted Subsidiary other than a Securitization Subsidiary (excluding guarantees of obligations pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Parent or any Restricted Subsidiary other than a Securitization Subsidiary in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset (other than Permitted

Receivables Facility Assets or the Equity Interests of any Securitization Subsidiary) of the Parent or any Restricted Subsidiary other than a Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, in each case other than pursuant to Standard Securitization Undertakings.
“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a Securitization Asset or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.
“Securitization Subsidiary” means a Wholly Owned Restricted Subsidiary (or another Person formed for the purposes of engaging in Securitization Financing with the Parent or any of its Subsidiaries in which the Parent or any of its Subsidiaries makes an Investment and to which the Parent or any of its Subsidiaries transfers Securitization Assets and Related Assets) which engages in no activities other than in connection with the financing of Securitization Assets or Related Assets of the Parent and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Parent or the Issuer (as provided below) as a Securitization Subsidiary and:
(a)    with which neither the Parent nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than on terms which the Issuer determines in good faith to be no less favorable to the Parent or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer (other than pursuant to Standard Securitization Undertakings); and
(b)    to which neither the Parent nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than pursuant to Standard Securitization Undertakings).
Any such designation by the Parent or the Issuer shall be evidenced to the Second Lien Trustee by filing with the Second Lien Trustee an Officers’ Certificate of the Parent or the Issuer, as applicable, certifying that, to the best of such officers’ knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.
“Separation” shall mean the separation of the pharmaceuticals business of Covidien plc from its other businesses, the transfer of the assets and liabilities associated with such pharmaceuticals business to the Parent, and the creation of the Parent as an independent, publicly traded company, in each case as further described in the information statement, dated June 17, 2013, filed with the SEC as Exhibit 99.2 to the Parent’s Current Report on Form 8K on July 1, 2013.
“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Parent within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC (or any successor provisions).
“Similar Business” means any business the majority of whose revenues are derived from (x) business or activities conducted by the Parent and its Subsidiaries on the Issue Date, (y) any business that is a natural outgrowth or reasonable extension, development or expansion of any business or activities conducted by the Parent and its Subsidiaries on the Issue Date or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or (z) any business that in the Issuer’s good faith business judgment constitutes a reasonable diversification of businesses conducted by the Parent and its Subsidiaries.
“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Parent or any of its Subsidiaries which the Issuer has determined in good faith to be reasonably customary in a securitization financing transaction, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.
“Stated Maturity” means, with respect to any note, the date specified in such note as the fixed date on which the final payment of principal of such note is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such note at the option of the holder thereof upon the happening of any contingency beyond the control of the Issuers unless such contingency has occurred).
“Subordinated Indebtedness” means (a) with respect to an Issuer, any Indebtedness of such Issuer which is by its terms subordinated in right of payment to the Notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Guarantee; provided, however, that no guarantee of Indebtedness which Indebtedness does not itself constitute Subordinated Indebtedness shall constitute Subordinated Indebtedness.
“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.
“Suspension Period” means the period of time between the Covenant Suspension Event and the Reversion Date.
“Swiss Withholding Tax” shall mean any tax in accordance with the Swiss Federal Law on Withholding Tax (Bundesgesetz über die Verrechnungssteuer vom 13. Oktober 1965, SR 642.21), as amended from time to time.
“Tax” means any tax, duty, levy, impost, assessment, deduction, withholding or other charge imposed by any governmental authority (including penalties, additions to tax, interest and any other liabilities related thereto).
“Taxing Authority” means any governmental or political subdivision, territory or possession of any government or any authority or agency therein or thereof having power to tax.
“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of this Indenture.
“Total Assets” means the total consolidated assets of the Parent and the Restricted Subsidiaries, as shown on the most recent balance sheet of the Parent, calculated on a pro forma basis after giving effect to any subsequent acquisition or disposition of a Person or business.
“Transaction Expenses “means any charges, fees or expenses (including all legal, accounting, advisory, financing- related or other transaction-related charges, fees, costs and expenses and any bonuses or success fee payments and amortization or write-offs of debt issuance costs, deferred financing costs, premiums and prepayment penalties) incurred or paid by the Parent, the Issuers or any Restricted Subsidiary in connection with the Transactions.

“Transactions” means (a) the issuance of the notes, (b) the Exchange Offer, (c) any other related transactions, in each case, as described in the Offering Memorandum and (d) the payment of any Transaction Expenses.
“Treasury Rate” means, as of the applicable redemption date, as determined by the Issuer, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to April 15, 2022; provided, however, that if the period from such redemption date to April 15, 2022 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.
“Trust Officer” means any officer within the Corporate Trust Office of the Second Lien Trustee, including any director, vice president, assistant vice president, associate or any other officer of the Second Lien Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, in each case, who shall have direct responsibility for the administration of this Indenture.
“Trust Property” means:
(a)    all rights, interests, benefits and other property comprised in the English Transaction Security and the proceeds thereof;
(b)    any rights, interests, entitlements, choses in action or other property (actual or contingent) and the proceeds thereof which the Second Lien Collateral Agent is required by the terms of the English Transaction Security to hold as trustee on trust for the Second Priority Secured Parties;
(c)    any representation, obligation, covenant, warranty or other contractual provision in favor of the Second Lien Collateral Agent (other than any made or granted solely for its own benefit) made or granted in or pursuant to any of the English Security Documents to which the Second Lien Collateral Agent is a party; and
(d)    other obligations in the English Security Documents expressed to be undertaken by any Issuer or Guarantor to pay amounts in respect of the Second Priority Obligations to the Second Lien Collateral Agent as trustee for the Second Priority Secured Parties and secured by the English Transaction Security.
“Trustee Acts” means the Trustee Act 1925 and the Trustee Act 2000.
“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Second Lien Collateral.
“Unrestricted Subsidiary” means:
(1)    any Subsidiary of the Parent (other than the Issuers) that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Parent in the manner provided below; and
(2)    any Subsidiary of an Unrestricted Subsidiary.
The Parent may designate any Subsidiary of the Parent (including any newly acquired or newly formed Subsidiary of the Parent but excluding the Issuers) to be an Unrestricted Subsidiary unless at the time of such designation such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Parent or any Restricted Subsidiary that is not a Subsidiary of the Subsidiary to be so designated, in each case at the time of such designation; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Parent or any of the Restricted Subsidiaries other than Permitted Liens described in clause (18) of the definition thereof unless otherwise permitted under Section 4.04; provided, further, however that either (a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 4.04.
The Parent may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:
(x)    (1) the Parent could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.03(a) or (2) the Fixed Charge Coverage Ratio of the Parent would be no less than such ratio immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and
(y)    no Event of Default shall have occurred and be continuing.
Any such designation by the Parent shall be evidenced to the Second Lien Trustee by promptly filing with the Second Lien Trustee a copy of the resolution of the Board of Directors or any committee thereof of the Parent, giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.
“U.S. Government Obligations” means securities that are:
(1)    direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or
(2)    obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.
“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.
“Wholly Owned Domestic Subsidiary” means any Wholly Owned Restricted Subsidiary that is a Domestic Subsidiary.

“Wholly Owned Restricted Subsidiary” means any Wholly Owned Subsidiary that is a Restricted Subsidiary.
“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required pursuant to applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.
SECTION 1.02    Other Definitions.

Term	Section
$1.03(j)
Additional Amounts	4.17(a)
Affiliate Transaction	4.07(a)
Agent Members	Appendix A
Applicable Guarantee Limitations	4.11(b)
Applicable Law	14.16
Asset Sale Offer	4.06(b)
Authentication Order	2.03
Bankruptcy Law	6.01
Change in Tax Law	3.1
Change of Control Offer	4.08(b)
Clearstream	Appendix A
covenant defeasance option	8.01(b)
Covenant Suspension Event	4.16
Custodian	6.01
Definitive Note	Appendix A
Depository	Appendix A
Directive	4.17(a)(v)
Documentary Taxes	4.17(e)
Eligible Pari Passu Indebtedness	4.06(b)
Euroclear	Appendix A
Event of Default	6.01
Global Notes	Appendix A
Global Notes Legend	Appendix A
Guaranteed Obligations	12.01(a)
IAI	Appendix A
Increased Amount	4.12(d)
Initial Notes	Preamble
Irish Guarantor	12.11
Irish Guarantors	12.11
Issuer	Preamble
Issuers	Preamble
Junior Priority Intercreditor Agreement	13.08(l)

Term	Section
legal defeasance option	8.01(b)
Lux Guarantor	12.1
Lux Guarantors	12.1
Net Assets	12.1
Notes	Preamble
Notes Custodian	Appendix A
Parent	Preamble
Paying Agent	2.04(a)
Payoff Date	12.12(a)
Permitted Jurisdictions	5.01(a)(i)
protected purchaser	2.08
QIB	Appendix A
Refinancing Indebtedness	4.03(b)(xv)
Registrar	2.04(a)
Regulation S	Appendix A
Regulation S Global Notes	Appendix A
Regulation S Notes	Appendix A
Related Parties	12.12(i)
Restricted Notes Legend	Appendix A
Restricted Payments	4.04(a)
Restructured Debt Securities	12.12(b)
Retired Capital Stock	4.04(b)(ii)(A)
Reversion Date	4.16
Rule 144A	Appendix A
Rule 144A Global Notes	Appendix A
Rule 144A Notes	Appendix A
Rule 501	Appendix A
Second Commitment	4.06(b)
Second Lien Trustee	Preamble
Second Priority Intercreditor Agreement	13.08(l)
Senior Indebtedness	12.12(a)
Successor Company	5.01(a)(i)
Successor Person	5.01(b)(i)
Suspended Covenants	4.16
Tax Action	3.1
Transfer Restricted Definitive Notes	Appendix A
Transfer Restricted Global Notes	Appendix A
Transfer Restricted Notes	Appendix A
U.S. dollars	1.03(j)
Unrestricted Definitive Notes	Appendix A
Unrestricted Global Notes	Appendix A
US Co-Issuer	Preamble

SECTION 1.03    Rules of Construction. Unless the context otherwise requires:
(a)    a term has the meaning assigned to it;
(b)    an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
(c)    “or” is not exclusive;
(d)    “including” means including without limitation;
(e)    words in the singular include the plural and words in the plural include the singular;
(f)    unsecured Indebtedness shall not be deemed to be subordinate or junior to Secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;
(g)    the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP;
(h)    the principal amount of any Preferred Stock shall be (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater;
(i)    unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP; and
(j)    “$” and “U.S. dollars” each refer to United States dollars, or such other money of the United States of America that at the time of payment is legal tender for payment of public and private debts.
SECTION 1.04    Special Luxembourg Provisions. In this Indenture, a reference to:
(a)    a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrator receiver, administrator or similar officer includes any:
(i)    juge-commissaire or insolvency receiver (curateur) appointed under the Luxembourg Commercial Code;
(ii)    liquidateur appointed under Articles 1100-1 to 1100-15 (inclusive) of the Luxembourg act dated 10 August 1915 on commercial companies, as amended;
(iii)    juge-commissaire or liquidateur appointed under Article 1200-1 of the Luxembourg act dated 10 August 1915 on commercial companies, as amended;
(iv)    commissaire appointed under the Grand Ducal decree dated 24 May 1935 on the controlled management regime or under Articles 593 to 614 (inclusive) of the Luxembourg Commercial Code; and
(v)    juge délégué appointed under the Luxembourg act dated 14 April 1886 on the composition to avoid bankruptcy, as amended;
(b)    a winding-up, administration or dissolution includes, without limitation, bankruptcy (fail-lite), dissolution or voluntary liquidation (dissolution ou liquidation volontaire), court ordered liquidation (liquidation judiciaire), composition with creditors (concordat préventif de faillite), moratorium or reprieve from payment (sursis de paiement) and controlled management (gestion contrôlée);
(c)    a person being unable to pay its debts includes that person being in a state of cessation of payments (cessation de paiements);
(d)    a lien or security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention, and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security;
(e)    a guarantee includes any garantie which is independent from the debt to which it relates and excludes any suretyship (cautionnement) within the meaning of Articles 2011 and seq. of the Luxembourg Civil Code; and
(f)    a director, manager or officer includes its administrateurs or gérants.
ARTICLE II

THE NOTES
SECTION 2.01    Amount of Notes. The aggregate principal amount of Notes which may be authenticated and delivered under this Indenture on the Issue Date is $322,868,000.00.
The Issuers may from time to time after the Issue Date issue Additional Notes under this Indenture in an unlimited principal amount, so long as (i) the Incurrence of the Indebtedness represented by such Additional Notes is at such time permitted by Section 4.03 and (ii) such Additional Notes are issued in compliance with the other applicable provisions of this Indenture. With respect to any Additional Notes issued after the Issue Date (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 2.07, 2.08, 2.09, 3.08, 4.06(e), 4.08(c) or Appendix A), there shall be (a) established in or pursuant to a resolution of the Board of Directors of the Issuer and (b) (i) set forth or determined in the manner provided in an Officers’ Certificate or (ii) established in one or more indentures supplemental hereto, prior to the issuance of such Additional Notes:
(1)    the aggregate principal amount of such Additional Notes which may be authenticated and delivered under this Indenture;
(2)    the issue price and issuance date of such Additional Notes, including the date from which interest on such Additional Notes shall accrue; and
(3)    if applicable, that such Additional Notes shall be issuable in whole or in part in the form of one or more Global Notes and, in such case, the respective depositaries for such Global Notes, the form of any legend or legends which shall be borne by such Global Notes in addition to or in lieu of those set forth in Exhibit A hereto, and any circumstances in addition to or in lieu of those set forth in Section 2.2 of Appendix A in which any such Global Note may be exchanged in whole or in part for Additional Notes registered, or any transfer of such Global Note in whole or in part may be registered, in the name or names of Persons other than the depositary for such Global Note or a nominee thereof.
If any of the terms of any Additional Notes are established by action taken pursuant to a resolution of the Board of Directors, a copy of an appropriate record of such action shall be certified by the Secretary or any Assistant Secretary of the Issuer and delivered to the Second Lien Trustee at or prior to the delivery of the Officers’ Certificate or an indenture supplemental hereto setting forth the terms of the Additional Notes.
The Initial Notes and any Additional Notes may, at the Issuer’s option, be treated as a single class of securities for all purposes under this Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that if the Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, the Additional Notes will have a separate CUSIP number, if applicable.
SECTION 2.02    Form and Dating. Provisions relating to the Initial Notes are set forth in Appendix A, which is hereby incorporated in and expressly made a part of this Indenture. The (i) Initial Notes and the Second Lien Trustee’s certificate of authentication and (ii) any Additional Notes (if issued as Transfer Restricted Notes) and the Second Lien Trustee’s certificate of authentication shall each be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Issuers or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuers). Each Note shall be dated the date of its authentication. The Notes shall be issuable only in registered form, without coupons, in denominations of $2,000 and any integral multiple of $1,000 in excess thereof; provided that Notes may be issued in denominations of less than $2,000 solely to accommodate book-entry positions that have been created by Depository participants in denominations of less than $2,000.
SECTION 2.03    Execution and Authentication. The Second Lien Trustee shall authenticate and make available for delivery upon a written order of the Issuers signed by one Officer of each Issuer (an “Authentication Order”) (a) Initial Notes for original issue on the date hereof in an aggregate principal amount of $322,868,000.00 and (b) subject to the terms of this Indenture, Additional Notes in an aggregate principal amount to be determined at the time of issuance and specified therein. Such Authentication Order shall specify the amount of separate Note certificates to be authenticated, the principal amount of each of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated, whether the Notes are to be Initial Notes or Additional Notes, the registered holder of each of the Notes and delivery instructions. Notwithstanding anything to the contrary in this Indenture or Appendix A, any issuance of Additional Notes after the Issue Date shall be in a principal amount of at least $2,000 and integral multiples of $1,000 in excess thereof.
As far as the Issuer is concerned, the Notes (in global or definitive form) will have to be signed pursuant to the articles of association of the Issuer or the resolutions of the Board of Directors of the Issuer. One Officer shall sign the Notes for each Issuer by manual or facsimile signature.
If an Officer whose signature is on a Note no longer holds that office at the time the Second Lien Trustee authenticates the Note, the Note shall be valid nevertheless.
A Note shall not be valid until an authorized signatory of the Second Lien Trustee (or an authenticating agent as described immediately below) manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.
The Second Lien Trustee may appoint one or more authenticating agents reasonably acceptable to the Issuers to authenticate the Notes. Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Issuers. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Second Lien Trustee may do so. Each reference in this Indenture to authentication by the Second Lien Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.
SECTION 2.04    Registrar and Paying Agent.
(a)    The Issuers shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and (ii) an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Issuers may have one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrars. The term “Paying Agent” includes the Paying Agent and any additional paying agents. The Issuers initially appoint the Second Lien Trustee as Registrar, Paying Agent and Notes Custodian with respect to the Global Notes.
(b)    Upon written request from the Issuer, the Registrar shall provide the Issuer with a copy of the register for the Notes to enable it to maintain a register of the Notes at its registered office. Further, the Registrar(s) shall provide a copy of the register upon written request after any amendment has been made to the register(s).
(c)    The Issuers may enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture, which shall incorporate the terms of the TIA. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuers shall notify the Second Lien Trustee in writing of the name and address of any such agent. If the Issuers fail to maintain a Registrar or Paying Agent, the Second Lien Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07. The Parent or any of its Subsidiaries may act as Paying Agent or Registrar.
(d)    The Issuers may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the Second Lien Trustee; provided, however, that no such removal shall become effective until (i) if applicable, acceptance of an appointment by a successor Registrar or Paying Agent, as the case may be, as evidenced by an appropriate agreement entered into by the Issuers and such successor Registrar or Paying Agent, as the case may be, and delivered to the Second Lien Trustee or (ii) notification to the Second Lien Trustee that the Second Lien Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Issuers and the Second Lien Trustee; provided, however, that the Second Lien Trustee may resign as Paying Agent or Registrar only if the Second Lien Trustee also resigns as Second Lien Trustee in accordance with Section 7.08.
SECTION 2.05    Paying Agent to Hold Money in Trust. Prior to 10:00 a.m., New York City time, on each due date of the principal of and interest on any Note, the Issuers shall deposit with the Paying Agent (or if the Parent or a Subsidiary thereof is acting as Paying Agent, segregate and hold in trust for the benefit of the Persons entitled thereto) a sum sufficient to pay such principal and interest when so becoming due. The Paying Agent shall hold in trust for the benefit of holders or the Second Lien Trustee all money held by a Paying Agent for the payment of principal of and interest on the Notes, and shall notify the Second Lien Trustee of any default by the Issuers in making any such payment. If the Parent or a Subsidiary thereof acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it in trust for the benefit of the Persons entitled thereto. The Issuers at any time may require a Paying Agent to pay all money held by it to the Second Lien Trustee and to account for any funds disbursed by such Paying Agent. Upon complying with this Section 2.05, a Paying Agent shall have no further liability for the money delivered to the Second Lien Trustee.
SECTION 2.06    Holder Lists. The Second Lien Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of holders. If the Second Lien Trustee is not the Registrar, the Issuers shall furnish, or cause the Registrar to furnish, to the Second Lien Trustee, in writing at least five Business Days before each Interest Payment Date and at such other times as the Second Lien Trustee may request in writing, a list in such form and as of such date as the Second Lien Trustee may reasonably require of the names and addresses of holders.
SECTION 2.07    Transfer and Exchange. The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with Appendix A. When a Note is presented to the Registrar with a request to register a transfer, the Registrar shall register the transfer as requested if its requirements (including, among other things, the furnishing of appropriate endorsements and transfer documents) therefor are met. When Notes are presented to the Registrar with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if the same requirements are met. To permit registration of transfers and exchanges, the Issuers shall execute and the Second Lien Trustee shall authenticate Notes at the Registrar’s request. The Issuer may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges payable on transfer that are required by law in connection with any transfer or exchange pursuant to this Section. The Issuer shall not be required to make, and the Registrar need not register, transfers or exchanges of any Notes selected for redemption (except, in the case of Notes to be redeemed in part, the portion thereof not to be redeemed) or of any Notes for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed.
Prior to the due presentation for registration of transfer of any Note, the Issuers, the Guarantors, the Second Lien Trustee, the Paying Agent and the Registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest, if any, on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuers, the Guarantors, the Second Lien Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.
Any holder of a beneficial interest in a Global Note shall, by acceptance of such beneficial interest, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (a) the holder of such Global Note (or its agent) or (b) any holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.
All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.
The Second Lien Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depository participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
None of the Second Lien Trustee, Registrar or Paying Agent shall have any responsibility for any actions taken or not taken by the Depository.
Notwithstanding any register held and maintained by the Registrar or any other registrar appointed by the Issuers, the Issuer will keep a register of holders of Notes at its registered office (the “Register”), for the purpose of Luxembourg law. Ownership in respect of Notes is established by way of registration of the transfer of notes in the Register. In the case of a conflict between a register of Notes held by an agent of the Issuer and the Register, the Register will be prima facie evidence of ownership for Luxembourg law purposes, in the event of discrepancy between that register and the Register.
SECTION 2.08    Replacement Notes. If a mutilated Note is surrendered to the Registrar or if the holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuers shall issue and the Second Lien Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the holder (a) satisfies the Issuers and the Second Lien Trustee within a reasonable time after such holder has notice of such loss, destruction or wrongful taking and the Registrar does not register a transfer prior to receiving such notification, (b) makes such request to the Issuers and the Second Lien Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Issuers and the Second Lien Trustee. Such holder shall furnish an indemnity bond sufficient in the judgment of the Second Lien Trustee, with respect to the Second Lien Trustee, and the Issuers, with respect to the Issuers, to protect the Issuers, the Second Lien Trustee, the Paying Agent and the Registrar, as applicable, from any loss or liability that any of them may suffer if a Note is replaced and subsequently presented or claimed for payment. The Issuers and the Second Lien Trustee may charge the holder for their expenses in replacing a Note (including without limitation, attorneys’ fees and disbursements in replacing such Note). In the event any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Issuers in their discretion may pay such Note instead of issuing a new Note in replacement thereof.
Every replacement Note is an additional obligation of the Issuers.
The provisions of this Section 2.08 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Notes.
SECTION 2.09    Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Second Lien Trustee except for those canceled by it, those paid pursuant to Section 2.08, those delivered to it for cancellation and those described in this Section as not outstanding. Subject to Section 14.05, a Note does not cease to be outstanding because the Issuers or an Affiliate of the Issuers hold the Note.
If a Note is replaced pursuant to Section 2.08 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Second Lien Trustee and the Issuers receive proof satisfactory to them that the replaced Note is held by a protected purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.08.
If a Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and no Paying Agent is prohibited from paying such money to the holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.
SECTION 2.10    Cancellation. The Issuers at any time may deliver Notes to the Second Lien Trustee for cancellation. The Registrar and each Paying Agent shall forward to the Second Lien Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Second Lien Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and shall dispose of canceled Notes in accordance with its customary procedures. The Issuers may not issue new Notes to replace Notes they have redeemed, paid or delivered to the Second Lien Trustee for cancellation. The Second Lien Trustee shall not authenticate Notes in place of canceled Notes other than pursuant to the terms of this Indenture.
SECTION 2.11    Defaulted Interest. If the Issuers default in a payment of interest on the Notes, the Issuers shall pay the defaulted interest then borne by the Notes (plus interest on such defaulted interest to the extent lawful) in any lawful manner. The Issuers may pay the defaulted interest to the Persons who are holders on a subsequent special record date. The Issuers shall fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the Second Lien Trustee and shall promptly mail or cause to be mailed to each affected holder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.
SECTION 2.12    CUSIP Numbers, ISINs, Etc. The Issuers in issuing the Notes may use CUSIP numbers, ISINs and “Common Code” numbers (if then generally in use), and the Second Lien Trustee shall use any such CUSIP numbers, ISINs and “Common Code” numbers in notices of redemption as a convenience to holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers, either as printed on the Notes or as contained in any notice of a redemption that reliance may be placed only on the other identification numbers printed on the Notes and that any such redemption shall not be affected by any defect in or omission of such numbers. The Issuers shall promptly advise the Second Lien Trustee in writing of any change in any such CUSIP numbers, ISINs and “Common Code” numbers.
SECTION 2.13    Calculation of Principal Amount of Notes. The aggregate principal amount of the Notes, at any date of determination, shall be the principal amount of the Notes at such date of determination. With respect to any matter requiring consent, waiver, approval or other action of the holders of a specified percentage of the principal amount of all the Notes, such percentage shall be calculated, on the relevant date of determination, by dividing (a) the principal amount, as of such date of determination, of Notes, the holders of which have so consented, by (b) the aggregate principal amount, as of such date of determination, of the Notes then outstanding, in each case, as determined in accordance with the preceding sentence, and Section 14.05 of this Indenture. Any calculation of the Applicable Premium or Additional Amounts made pursuant to this Section 2.13 shall be made by the Issuer and delivered to the Second Lien Trustee pursuant to an Officers’ Certificate.
ARTICLE III

REDEMPTION
SECTION 3.01    Redemption. The Notes may be redeemed, in whole or from time to time in part, subject to the conditions and at the redemption prices set forth in Paragraph 5 of the form of Note set forth in Exhibit A hereto, which is hereby incorporated by reference and made a part of this Indenture, together with accrued and unpaid interest, to, but excluding, the redemption date (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).
SECTION 3.02    Applicability of Article. Redemption of Notes at the election of the Issuers or otherwise, as permitted or required by any provision of this Indenture, shall be made in accordance with such provision and this Article III.
SECTION 3.03    Notices to Second Lien Trustee. If the Issuers elect to redeem Notes pursuant to the optional redemption provisions of Paragraph 5 of the Note, the Issuers shall notify the Second Lien Trustee in an Officers’ Certificate of (i) the Section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price. The Issuers shall give notice to the Second Lien Trustee provided for in this Section 3.03 at least 15 days but not more than 60 days (or such shorter period as may be agreed by the Second Lien Trustee) before a redemption date if the redemption is a redemption pursuant to Paragraph 5 of the Note. The Issuers may also include a request in such Officers’ Certificate that the Second Lien Trustee give the notice of redemption in the Issuers’ name and at their expense and setting forth the form of such notice containing the information required by Section 3.05. Any such request shall be received in writing by the Second Lien Trustee at least five (5) Business Days (or such shorter period as is acceptable to the Second Lien Trustee) prior to the date on which such notice is to be given. Any such notice may be canceled if written notice from the Issuers of such cancellation is actually received by the Second Lien Trustee on the Business Day immediately prior to notice of such redemption being mailed to any holder or otherwise delivered in accordance with the applicable procedures of the Depository and shall thereby be void and of no effect. The Issuers shall deliver to the Second Lien Trustee such documentation and records as shall enable the Second Lien Trustee to select the Notes to be redeemed pursuant to Section 3.04.
SECTION 3.04    Selection of Notes to Be Redeemed. In the case of any partial redemption of Notes, selection of the Notes for redemption will be made by the Second Lien Trustee on a pro rata basis to the extent practicable or by lot or by such other method as the Second Lien Trustee shall deem fair and appropriate (and in such manner that complies with the requirements of the Depository, if applicable); provided that no Notes of $2,000 or less shall be redeemed in part. The Second Lien Trustee shall make the selection from outstanding Notes not previously called for redemption. The Second Lien Trustee may select for redemption portions of the principal of Notes that have denominations larger than $2,000. Notes and portions of them the Second Lien Trustee selects shall be in amounts of $2,000 or integral multiples of $1,000 in excess thereof. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Second Lien Trustee shall notify the Issuers promptly of the Notes or portions of Notes to be redeemed.
SECTION 3.05    Notice of Optional Redemption.
(a)    At least 15 but not more than 60 days before a redemption date pursuant to Paragraph 5 of the Note, the Issuers shall mail or cause to be mailed by first-class mail, or delivered electronically if held by the Depository, a notice of redemption to each holder whose Notes are to be redeemed at its registered address (with a copy to the Second Lien Trustee), except that redemption notices may be mailed or otherwise delivered more than 60 days prior to the redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Notes pursuant to Article VIII.
Any such notice shall identify the Notes including CUSIP numbers to be redeemed and shall state:
(i)    the redemption date;
(ii)    the redemption price and the amount of accrued interest to, but excluding, the redemption date;
(iii)    the name and address of the Paying Agent;
(iv)    that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price, plus accrued and unpaid interest;
(v)    if fewer than all the outstanding Notes are to be redeemed, the certificate numbers and principal amounts of the particular Notes to be redeemed, the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption;
(vi)    that, unless the Issuers default in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the redemption date;
(vii)    the CUSIP number, ISIN and/or “Common Code” number, if any, printed on the Notes being redeemed; and
(viii)    that no representation is made as to the correctness or accuracy of the CUSIP number or ISIN and/or “Common Code” number, if any, listed in such notice or printed on the Notes.
(b)    At the Issuers’ request, the Second Lien Trustee shall deliver the notice of redemption in the Issuers’ name and at the Issuers’ expense. In such event, the Issuers shall notify the Second Lien Trustee of such request at least five (5) Business Days (or such shorter period as is acceptable to the Second Lien Trustee) prior to the date such notice is to be provided to holders. Such notice shall be in writing and may be sent to the Second Lien Trustee via electronic mail. Except as set forth in paragraph 5 of the Note, the notice of redemption may not be canceled once delivered to holders of Notes by the Second Lien Trustee.
SECTION 3.06    Effect of Notice of Redemption. Once notice of redemption is mailed or otherwise delivered in accordance with Section 3.05, Notes called for redemption become due and payable on the redemption date and at the redemption price stated in the notice, except as provided in the final paragraph of paragraph 5 of the Notes. Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price stated in the notice, plus accrued and unpaid interest to, but excluding, the redemption date; provided, however, that if the redemption date is after a regular Record Date and on or prior to the next Interest Payment Date, the accrued interest shall be payable to the holder of the redeemed Notes registered on the relevant Record Date. Failure to give notice or any defect in the notice to any holder shall not affect the validity of the notice to any other holder.
SECTION 3.07    Deposit of Redemption Price. With respect to any Notes, prior to 10:00 a.m., New York City time, on the redemption date, the Issuer shall deposit with the Paying Agent (or, if the Parent or a Subsidiary thereof is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of and accrued and unpaid interest on all Notes or portions thereof to be redeemed on that date other than Notes or portions of Notes called for redemption that have been delivered by the Issuer to the Second Lien Trustee for cancellation. On and after the redemption date, interest shall cease to accrue on Notes or portions thereof called for redemption so long as the Issuers have deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest on, the Notes or portions thereof to be redeemed.
SECTION 3.08    Notes Redeemed in Part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note.
SECTION 3.09    [Reserved].
SECTION 3.10    Redemption for Changes in Withholding Taxes. The Issuers may, at their option, redeem all (but not less than all) of the Notes then outstanding, in each case at 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the applicable redemption date (subject to the right of the holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date), and all Additional Amounts, if any, then due and which shall become due on the applicable redemption date as a result of the redemption or otherwise if, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction, or the official written interpretation of such laws, which change or amendment is publicly announced and becomes effective after the Issue Date (or, if the Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction on a date after the Issue Date, after such later date) (each of the foregoing changes or amendments, a “Change in Tax Law”), the Issuers are, or on the next interest payment date in respect of the Notes would be, required to pay any Additional Amounts or if, after the Issue Date (or, if the Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction on a date after the Issue Date, after such later date), any action is taken by a taxing authority of, or any action has been brought in a court of competent jurisdiction in, a Relevant Taxing Jurisdiction or any taxing authority thereof or therein, including any of those actions that constitutes a Change in Tax Law, whether or not such action was taken or brought with respect to the Issuers, or there is any change, amendment, clarification, application or interpretation of such laws, regulations, treaties or rulings, which in any such case, will result in a material probability that the Issuers will be required to pay Additional Amounts with respect to the Notes (each such action, change, amendment, clarification, application or interpretation, a “Tax Action”) (it being understood that such material probability will be deemed to result if the written opinion of independent tax counsel described in clause (b)(ii) below to such effect is delivered to the Second Lien Trustee), and, in each case, such obligation to pay Additional Amounts cannot be avoided by taking reasonable measures available to the Issuers (including, for the avoidance of doubt, the appointment of a new paying agent). Notwithstanding the foregoing, no such notice of redemption as a result of a Change in Tax Law or Tax Action will be given (a) earlier than 90 days prior to the earliest date on which the Issuers would be obligated to pay Additional Amounts as a result of a Change in Tax Law or Tax Action and (b) unless, at the time such notice is given, such obligation to pay Additional Amounts remains in effect. Prior to any redemption of Notes pursuant to the preceding paragraph, the Issuers shall deliver to the Second Lien Trustee (i) an Officers’ Certificate stating that the Issuers are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of redemption have occurred and (ii) an opinion of independent tax counsel reasonably acceptable to the Second Lien Trustee to the effect that the Issuers are entitled to redeem the Notes as a result of a Change in Tax Law or a Tax Action. The Second Lien Trustee will accept such Officers’ Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, without further inquiry, in which event it will be conclusive and binding on the holders.
ARTICLE IV

COVENANTS
SECTION 4.01    Payment of Notes; Segregated Account. The Issuers shall promptly pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. An installment of principal of or interest shall be considered paid on the date due if on such date the Second Lien Trustee or the Paying Agent holds as of 10:00 a.m., New York City time, money sufficient to pay all principal and interest then due and the Second Lien Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the holders on that date pursuant to the terms of this Indenture.
The Issuers shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate borne by the Notes to the extent lawful.
The Issuers shall maintain the proceeds of the Notes in a segregated account until such time as the Issuers shall use the proceeds in connection with the Acquisition.
SECTION 4.02    Reports and Other Information.
(a)    Notwithstanding that the Parent may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, so long as any Notes are outstanding hereunder, the Parent will furnish to the Second Lien Trustee and holders the following:
(i)    within the time periods specified in the SEC’s rules and regulations for non-accelerated filers, all quarterly and annual financial information of the Parent that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K (or any successor comparable forms) if the Parent were required to file such Forms; and
(ii)    promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time periods specified in the SEC’s rules and regulations), current reports that would be required to be filed with the SEC on Form 8-K if the Parent were required to file such reports;
provided that such reports will not be required to contain the separate financial information for the Issuers or the Guarantors contemplated by Rule 3-10 under Regulation S-X promulgated by the SEC (or any successor provision). In addition to providing such information to the Second Lien Trustee, the Parent shall make available to the holders, prospective investors, market makers affiliated with any initial purchaser of the Notes and securities analysts the information required to be provided pursuant to clauses (i) and (ii) of this paragraph, by posting such information to its website or on IntraLinks or any comparable online data system or website, it being understood that the Second Lien Trustee shall have no responsibility to determine if such information has been posted on any website.
(b)    If the Parent has designated any of its Subsidiaries as an Unrestricted Subsidiary and if any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a Significant Subsidiary of the Parent, then the annual and quarterly information required by clause (i) of the first paragraph of this covenant shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Parent and the Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries.
(c)    In the event that:
(i)    any direct or indirect parent of the Parent (together with its Subsidiaries other than the Parent and its Subsidiaries)
(1)    had consolidated net sales of less than 2.5% of the consolidated net sales of such parent entity and all of its Subsidiaries for the most recently ended four fiscal quarter period of such parent entity; and
(2)    had total assets (excluding investments in Subsidiaries, intercompany receivables, intercompany loan receivables, and any other item that would be eliminated in the consolidation of such parent entity’s consolidated financial statements) of less than 5.0% of the consolidated total assets of such parent entity and all of its Subsidiaries as of the end of the most recently ended fiscal quarter of such parent;
(ii)    in connection with any reporting requirements described in clause (i) of Section 4.02(a), the Parent delivers consolidating financial information that explains, in a reasonable level of detail, the differences between the information relating to any direct or indirect parent entity of the Parent and such entity’s Subsidiaries other than the Parent and its Subsidiaries, on the one hand, and the information relating to the Parent and its Subsidiaries on a stand-alone basis, on the other hand; or
(iii)    any direct or indirect parent of the Parent is or becomes a Guarantor of the Notes, consolidating reporting at such parent entity’s level in a manner consistent with that described in clause (i) of Section 4.02(a) for the Parent will satisfy the requirements of such clause. Upon the occurrence of the event described in clause (iii) above, the Parent may designate such parent entity as the new Parent by delivering an Officers’ Certificate to such effect to the Second Lien Trustee and such parent entity shall thereafter be deemed to be the Parent for all purposes under this Indenture. If any direct or indirect parent of the Parent is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, then reporting by such parent entity in a manner consistent with that described in clause (ii) of Section 4.02(a) for the Parent will satisfy the requirements of such clause.
(d)    In addition, the Parent will make such information available to prospective investors upon request. In addition, the Parent shall, after the Issue Date and for so long as any Notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, furnish to the holders of the Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
(e)    Notwithstanding the foregoing, the Parent will be deemed to have furnished the reports referred to in this Section 4.02 to the Second Lien Trustee and the holders if the Parent has filed such reports with (or furnished such reports to) the SEC via the EDGAR filing system and such reports are publicly available, it being understood that the Second Lien Trustee shall have no responsibility to determine if such information has been posted on any website.
(f)    Delivery of any reports, information and documents to the Second Lien Trustee pursuant to this Section 4.02 is for informational purposes only and the Second Lien Trustee’s receipt thereof shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants under this Indenture (as to which the Second Lien Trustee is entitled to rely exclusively on Officers’ Certificates).
SECTION 4.03    Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.
(a)    (i) The Parent and the Issuers shall not, and shall not permit any of the other Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and (ii) the Parent and the Issuers shall not permit any of the Restricted Subsidiaries (other than any Guarantor or Issuer) to issue any shares of Preferred Stock; provided, however, that the Parent, any Issuer and any other Guarantor may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary that is not a Guarantor or an Issuer may Incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock or issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Parent for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.
(b)    The limitations set forth in Section 4.03(a) shall not apply to:
(i)    the Incurrence by the Parent or any Restricted Subsidiary of Indebtedness (including under any Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder) up to an aggregate principal amount outstanding at the time of Incurrence that does not exceed the greater of (x) $3,250.0 million and (y) the aggregate principal amount of Consolidated Total Indebtedness that at the time of Incurrence does not cause the First Lien Secured Leverage Ratio for the Parent for the most recently ended four full fiscal quarters for which internal financial statements are available, determined on a pro forma basis, to exceed 3.00 to 1.00; provided that for purposes of determining the amount of Indebtedness that may be incurred under clause (i)(y), all Indebtedness incurred under this clause (i) shall be treated as Indebtedness secured by First Priority Liens;
(ii)    the Incurrence by the Parent, the Issuers and the other Guarantors of Indebtedness represented by the Notes issued on the Issue Date and the Guarantees;
(iii)    Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (i) and (ii) of this Section 4.03(b)) including, without limitation, the Existing Notes and the guarantees thereof;
(iv)    Indebtedness (including Capitalized Lease Obligations) Incurred by the Parent or any Restricted Subsidiary, Disqualified Stock issued by the Parent or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary to finance (whether prior to or within 360 days after) the acquisition, lease, construction, repair, replacement or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) and Attributable Debt in respect of any Sale/Leaseback Transaction not in violation of this Indenture in an aggregate principal amount that, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock or Preferred Stock then outstanding and Incurred pursuant to this clause (iv), together with any Refinancing Indebtedness in respect thereof Incurred pursuant to clause (xv) below, does not exceed the greater of $600.0 million and 4.0% of Total Assets at the time of Incurrence (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount);
(v)    Indebtedness Incurred by the Parent or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental law or permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;
(vi)    Indebtedness arising from agreements of the Parent or any Restricted Subsidiary providing for indemnification, adjustment of acquisition or purchase price or similar obligations (including earn-outs), in each case, Incurred or assumed in connection with the Transactions, any Investments or any acquisition or disposition of any business, assets or a Subsidiary not prohibited by this Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;
(vii)    Indebtedness of the Parent to a Restricted Subsidiary or Disqualified Stock of the Parent issued to a Restricted Subsidiary; provided that (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of the Parent and its Subsidiaries) any such Indebtedness owed to a Restricted Subsidiary that is not an Issuer or a Guarantor is subordinated in right of payment to the obligations of the Guarantee of the Parent; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Parent or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien but not the transfer thereof upon foreclosure) or shares of Disqualified Stock shall be deemed, in each case, to be an Incurrence of such Indebtedness or issuance of shares of Disqualified Stock, as applicable, not permitted by this clause (vii);
(viii)    shares of Preferred Stock or Disqualified Stock of a Restricted Subsidiary issued to the Parent or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock or Disqualified Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Parent or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock or Disqualified Stock not permitted by this clause (viii);
(ix)    Indebtedness of a Restricted Subsidiary to the Parent or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of the Parent and its Subsidiaries), such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Parent or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien but not the transfer thereof upon foreclosure) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (ix);
(x)    Hedging Obligations that are not incurred for speculative purposes;
(xi)    Obligations (including reimbursement obligations with respect to letters of credit, bank guarantees, warehouse receipts and similar instruments) in respect of performance, bid, appeal and surety bonds, completion guarantees and similar obligations provided by the Parent or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry practice;
(xii)    Indebtedness or Disqualified Stock of the Parent or an Issuer or Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (xii) or that was Incurred on or after April 15, 2015, but prior to the Issue Date, pursuant to Section 4.03(b)(xii) of the Existing April 2015 Senior Notes Indenture, together with any Refinancing Indebtedness in respect thereof incurred pursuant to clause (xv) below, does not exceed the greater of $600.0 million and 4.0% of Total Assets at the time of Incurrence (plus, in the case of any Refinancing Indebtedness in respect thereof Incurred pursuant to clause (xv) below, the Additional Refinancing Amount) (it being understood that any Indebtedness Incurred pursuant to this clause (xii) shall cease to be deemed Incurred or outstanding for purposes of this clause (xii) but shall be deemed Incurred for purposes of Section 4.03(a) from and after the first date on which the Parent or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under Section 4.03(a) without reliance upon this clause (xii));
(xiii)    Indebtedness or Disqualified Stock of the Parent or any Restricted Subsidiary and Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference at any time outstanding, together with Refinancing Indebtedness in respect thereof incurred pursuant to clause (xv) hereof, not greater than 100.0% of the net cash proceeds received by the Parent and the Restricted Subsidiaries since immediately after August 13, 2014 from the issue or sale of Equity Interests of the Parent or cash contributed to the capital of the Parent less the aggregate amount outstanding of Indebtedness Incurred on or after April 15, 2015, but prior to the Issue Date, pursuant to Section 4.03(b)(xiii) of the Existing April 2015 Senior Notes Indenture (in each case other than proceeds of Disqualified Stock or sales of Equity Interests to, or contributions received from the Parent, the Issuer or any of their Subsidiaries) to the extent such net cash proceeds or cash have not been applied to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 4.04(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (1), (2) and (3) of the definition thereof) (plus, in the case of any Refinancing Indebtedness in respect thereof Incurred pursuant to clause (xv) below, the Additional Refinancing Amount) (it being understood that any Indebtedness incurred pursuant to this clause (xiii) shall cease to be deemed incurred or outstanding for purposes of this clause (xiii) but shall be deemed incurred for the purposes of Section 4.03(a) from and after the first date on which the Parent or such Restricted Subsidiary, as the case may be, could have incurred such Indebtedness under Section 4.03(a) without reliance upon this clause (xiii));
(xiv)    any guarantee by the Parent or any Restricted Subsidiary of Indebtedness or other obligations of the Parent or any Restricted Subsidiary so long as the Incurrence of such Indebtedness Incurred by the Parent or such Restricted Subsidiary is permitted under the terms of this Indenture; provided that (A) if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Guarantee of the Parent or such Restricted Subsidiary, as applicable, any such guarantee with respect to such Indebtedness shall be subordinated in right of payment to the Notes or such Guarantee, as applicable, substantially to the same extent as such Indebtedness is subordinated to the Notes or the Guarantee, as applicable, and (B) if such guarantee is of Indebtedness of the Issuers, such guarantee is Incurred in accordance with, or not in contravention of, Section 4.11 solely to the extent Section 4.11 is applicable;
(xv)    the Incurrence by the Parent or any of the Restricted Subsidiaries of Indebtedness or Disqualified Stock, or by any Restricted Subsidiary of Preferred Stock, that serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under Section 4.03(a) and clauses (i)(y), (ii), (iii), (iv), (xii), (xiii), (xv), (xvi) and (xx) of this Section 4.03(b) up to the outstanding principal amount (or, if applicable, the liquidation preference, face amount, or the like) or, if greater, committed amount (only to the extent the committed amount could have been Incurred on the date of initial Incurrence and was deemed Incurred at such time for the purposes of this Section 4.03) of such Indebtedness or Disqualified Stock or Preferred Stock, in each case at the time such Indebtedness was Incurred or Disqualified Stock or Preferred Stock was issued pursuant to Section 4.03(a) or clauses (i)(y), (ii), (iii), (iv), (xii), (xiii), (xv), (xvi) and (xx) of this Section 4.03(b), or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, plus any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums (including tender premiums), accrued and unpaid interest, expenses, underwriting discounts, commissions, defeasance costs and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:
(1)    has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced or defeased and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that were due on or after the date that is one year following the last maturity date of any Notes then outstanding were instead due on such date (provided that this subclause (1) will not apply to any refunding or refinancing of any Secured Indebtedness);
(2)    to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the Notes or a Guarantee, as applicable, such Refinancing Indebtedness is junior to the Notes or the Guarantee, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock; and
(3)    shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness of an Issuer or a Guarantor, or (y) Indebtedness of the Parent or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;
(xvi)    Indebtedness, Disqualified Stock or Preferred Stock of (A) the Parent or any Restricted Subsidiary incurred to finance an acquisition or (B) Persons that are acquired by the Parent or any Restricted Subsidiary or are merged, consolidated or amalgamated with or into the Parent or any Restricted Subsidiary in accordance with the terms of this Indenture (so long as such Indebtedness is not incurred in contemplation of such acquisition, merger, consolidation or amalgamation); provided that after giving effect to such acquisition or merger, consolidation or amalgamation, either:
(1)    the Parent would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.03(a); or
(2)    the Fixed Charge Coverage Ratio of the Parent would be no less than immediately prior to such acquisition or merger, consolidation or amalgamation;
(xvii)    Indebtedness Incurred in connection with a Securitization Financing that is not recourse to the Parent or any Restricted Subsidiary other than a Securitization Subsidiary (except for Standard Securitization Undertakings);
(xviii)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence;
(xix)    Indebtedness of the Parent or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to Bank Indebtedness, in a principal amount not in excess of the stated amount of such letter of credit;
(xx)    Indebtedness of Restricted Subsidiaries that are not Issuers or Guarantors (other than the Cadence IP Licensee, except for any Indebtedness of the Cadence IP Licensee owing to one or more Issuers or Guarantors); provided, however, that the aggregate principal amount for all such Indebtedness that, when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (xx) or that was Incurred on or after April 15, 2015, but prior to the Issue Date, pursuant to Section 4.03(b)(xx) of the Existing April 2015 Senior Notes Indenture, together with any Refinancing Indebtedness in respect thereof Incurred pursuant to clause (xv) above, does not exceed the greater of $900.0 million and 6.0% of Total Assets at the time of Incurrence (plus, in the case of any Refinancing Indebtedness in respect thereof Incurred pursuant to clause (xv) above, the Additional Refinancing Amount) (it being understood that any Indebtedness incurred pursuant to this clause (xx) shall cease to be deemed Incurred or outstanding for purposes of this clause (xx) but shall be deemed Incurred for the purposes of Section 4.03(a) from and after the first date on which such Restricted Subsidiary could have Incurred such Indebtedness under Section 4.03(a) without reliance upon this clause (xx));
(xxi)    Indebtedness of the Parent or any Restricted Subsidiary consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(xxii)    Indebtedness consisting of Indebtedness of the Parent or a Restricted Subsidiary to current or former officers, directors and employees of the Parent, or any of its Subsidiaries, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Parent to the extent described in Section 4.04(b)(iv);
(xxiii)    Indebtedness in respect of Obligations of the Parent or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Hedging Obligations;
(xxiv)    Indebtedness of, incurred on behalf of, or representing guarantees of Indebtedness of joint ventures, subject to compliance with Section 4.04; and
(xxv)    Indebtedness of the Parent or any Restricted Subsidiary to or on behalf of any joint venture (regardless of the form of legal entity) that is not a Restricted Subsidiary arising in the ordinary course of business in connection with the cash management operations (including with respect to intercompany self-insurance arrangements) of the Parent and the Restricted Subsidiaries.
(c)    For purposes of determining compliance with this Section 4.03:
(1)    in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (i) through (xxv) of Section 4.03(b) above or is entitled to be Incurred pursuant to Section 4.03(a), then the Issuer may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if Incurred at such later time), such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this Section 4.03; provided that Indebtedness outstanding under a Credit Agreement entered into on or prior to the Issue Date shall be incurred under clause (i) of Section 4.03(b) above and may not be reclassified;
(2)    at the time of Incurrence, the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the categories of Indebtedness described in Section 4.03(a) or clauses (i) through (xxv) of Section 4.03(b) (or any portion thereof) without giving pro forma effect to the Indebtedness Incurred pursuant to any other clause or paragraph of Section 4.03 (or any portion thereof) when calculating the amount of Indebtedness that may be Incurred pursuant to any such clause or paragraph (or any portion thereof); and
(3)    in connection with the Incurrence (including with respect to any Incurrence on a revolving basis pursuant to a revolving loan commitment) of any Indebtedness under clause (i)(y) of Section 4.03(b), the Parent or the applicable Restricted Subsidiary may, by written notice to the Second Lien Trustee at any time prior to the actual Incurrence of such Indebtedness designate such Incurrence as having occurred on the date of such prior notice, and any related subsequent actual Incurrence will be deemed for all purposes under this Indenture to have been Incurred on the date of such prior notice.
Accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, amortization of original issue discount, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 4.03. Where any Indebtedness of any Person other than the Parent and the Restricted Subsidiaries is guaranteed by one or more of the Parent and the Restricted Subsidiaries, the aggregate amount of Indebtedness of the Parent and the Restricted Subsidiaries deemed to be Incurred or outstanding as a result of all such guarantees shall not exceed the amount of such guaranteed Indebtedness. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 4.03.
For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount (or, if applicable, the liquidation preference, face amount, or the like) of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt. However, if the Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and the refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of the refinancing, the U.S. dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount (or, if applicable, the liquidation preference, face amount, or the like) of the refinancing Indebtedness does not exceed the principal amount (or, if applicable, the liquidation preference, face amount, or the like) of the Indebtedness being refinanced, plus any additional Indebtedness Incurred to pay premiums (including tender premiums), accrued and unpaid interest, expenses, underwriting discounts, commissions, defeasance costs and fees in connection therewith.
Notwithstanding any other provision of this Section 4.03, the maximum amount of Indebtedness that the Parent and the Restricted Subsidiaries may Incur pursuant to this Section 4.03 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies. The principal amount (or, if applicable, the liquidation preference, face amount, or the like) of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which the respective Indebtedness is denominated that is in effect on the date of the refinancing.
SECTION 4.04    Limitation on Restricted Payments.
(a)    The Parent and the Issuers shall not, and shall not permit any of the other Restricted Subsidiaries to, directly or indirectly:
(i)    declare or pay any dividend or make any distribution on account of any of the Parent’s or any of the Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Parent (other than (A) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Parent; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary, the Parent or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);
(ii)    purchase or otherwise acquire or retire for value any Equity Interests of the Parent;
(iii)    make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of the Parent, an Issuer or any other Guarantor (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (vii) and (ix) of Section 4.03(b)); or
(iv)    make any Restricted Investment;
(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:
(1)    no Default shall have occurred and be continuing or would occur as a consequence thereof;
(2)    immediately after giving effect to such transaction on a pro forma basis, the Issuer could Incur $1.00 of additional Indebtedness under Section 4.03(a); and
(3)    such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Parent and the Restricted Subsidiaries after August 13, 2014 (including Restricted Payments permitted (or, if made prior to the Issue Date, that would have been permitted if this Indenture had been in effect on the date such Restricted Payments were made) by clauses (i) (to the extent that such Restricted Payment would have reduced the Cumulative Credit if made at the date of the declaration or giving of notice referred to therein and without duplication of any such reduction), (ii)(C) (to the extent that the reference to clause (vi) therein operates by reference to clause (vi)(C)), (vi)(C), (viii) and (xiii)(B) of Section 4.04(b), but excluding all other Restricted Payments permitted (or, if made prior to the Issue Date, that would have been permitted if this Indenture had been in effect on the date such Restricted Payments were made) by Section 4.04(b)), is less than the amount equal to the Cumulative Credit.
(b)    The provisions of Section 4.04(a) shall not prohibit:
(i)    the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration or giving notice thereof, if at the date of declaration or the giving notice of such irrevocable redemption, as applicable, such payment would have complied with the provisions of this Indenture;
(ii)    (A)    the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of the Parent, an Issuer or any other Guarantor in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of the Parent or contributions to the equity capital of the Parent (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Parent) (collectively, including any such contributions, “Refunding Capital Stock”);
(A)    the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to the Issuer or a Subsidiary of the Parent or the Issuer) of Refunding Capital Stock; and
(B)    if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (vi) of this Section 4.04(b) and not made pursuant to clause (ii)(B), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of the Parent) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Retired Capital Stock immediately prior to such retirement;
(iii)    the redemption, repurchase, defeasance, or other acquisition or retirement of Subordinated Indebtedness of the Parent, an Issuer or any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Parent, an Issuer or a Guarantor which is Incurred in accordance with Section 4.03 so long as:
(A)    the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable), plus any accrued and unpaid interest, of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired, plus any tender premiums, plus any defeasance costs, fees, underwriting discounts, commissions and expenses incurred in connection therewith),
(B)    such Indebtedness is subordinated to the Notes or the related Guarantee of such Guarantor, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value,
(C)    such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) 91 days following the last maturity date of any Notes then outstanding, and
(D)    such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, defeased, acquired or retired that were due on or after the date that is one year following the last maturity date of any Notes then outstanding were instead due on such date;
(iv)    a Restricted Payment to pay for the repurchase, retirement or other acquisition for value of Equity Interests of the Parent held by any future, present or former employee, director, officer or consultant of the Parent or any Subsidiary of the Parent pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate Restricted Payments made under this clause (iv) do not exceed $50.0 million in any calendar year, with unused amounts in any calendar year being permitted to be carried over to succeeding calendar years; provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:
(A)    the cash proceeds received by the Parent or any of the Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Parent to employees, directors, officers or consultants of the Parent and the Restricted Subsidiaries that occurs after August 13, 2014 (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (2) of the definition of “Cumulative Credit”), plus
(B)    the cash proceeds of key man life insurance policies received by the Parent or the Restricted Subsidiaries after August 13, 2014;
provided that the Parent or the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year; provided, further, that cancellation of Indebtedness owing to the Parent or any Restricted Subsidiary from any present or former employees, directors, officers or consultants of the Parent or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Parent will not be deemed to constitute a Restricted Payment for purposes of this Section 4.04 or any other provision of this Indenture;
(v)    the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Parent or any Restricted Subsidiary issued or incurred in accordance with Section 4.03;
(vi)    (A)    the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;
(A)    [reserved]; and
(B)    the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to Section 4.04(b)(ii);
provided, however, in the case of each of clauses (A) and (C) above of this clause (vi), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or Refunding Capital Stock, after giving effect to such issuance (and the payment of dividends or distributions and treating such Designated Preferred Stock or Refunding Capital Stock as Indebtedness for borrowed money for such purpose) on a pro forma basis (including a pro forma application of the net proceeds therefrom), the Parent would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;
(vii)    [reserved];
(viii)    the payment of dividends on the Parent’s Capital Stock of up to 3.0% per annum of Market Capitalization;
(ix)    Restricted Payments that are made with (or in an aggregate amount that does not exceed the aggregate amount of) Excluded Contributions;
(x)    other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (x) or made on or after April 15, 2015, but prior to the Issue Date, pursuant to Section 4.04(b)(x) of the Existing April 2015 Senior Notes Indenture, in each case that are at that time outstanding, not to exceed the greater of $937.5 million and 6.25% of Total Assets as of the date such Restricted Payment is made;
(xi)    the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Parent or a Restricted Subsidiary by, Unrestricted Subsidiaries;
(xii)    [reserved];
(xiii)    [reserved];
(xiv)    repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;
(xv)    purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Securitization Financing and the payment or distribution of Securitization Fees;
(xvi)    Restricted Payments by the Parent or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;
(xvii)    the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described in Section 4.06 and Section 4.08; provided that all Notes tendered by holders of the Notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;
(xviii)    payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of the Parent and the Restricted Subsidiaries, taken as a whole, that complies with Section 5.01; provided that as a result of such consolidation, amalgamation, merger or transfer of assets, the Issuers shall have made a Change of Control Offer (if required by this Indenture) and that all Notes tendered by holders in connection with such Change of Control Offer have been repurchased, redeemed or acquired for value;
(xix)    any Restricted Payment used to fund the Transactions and the payment of Transaction Expenses incurred or owed by the Parent, the Issuer or the Restricted Subsidiaries to Affiliates, and any other payments made, whether payable on the Issue Date or thereafter, in each case to the extent permitted by Section 4.07;
(xx)    [reserved]; and
(xxi)    other Restricted Payments, provided that the Consolidated Total Net Leverage Ratio of the Parent for the most recently ended four full fiscal quarters for which internal financial statements are available, determined on a pro forma basis, is less than 3.50 to 1.00;
provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (vi)(B), (viii), (x), (xi) and (xxi) of this Section 4.04(b), no Default shall have occurred and be continuing or would occur as a consequence thereof; provided, further that any Restricted Payments made with property other than cash shall be calculated using the Fair Market Value (as determined in good faith by the Issuer) of such property.
(c)    Neither the Parent nor the Issuers will permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Parent and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.
SECTION 4.05    Dividend and Other Payment Restrictions Affecting Subsidiaries. The Parent and the Issuers shall not, and shall not permit any Material Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of an Issuer or any Material Subsidiary to:
(a)    pay dividends or make any other distributions to the Parent or any Restricted Subsidiary (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or
(b)    make loans or advances to the Parent or any Restricted Subsidiary that is a direct or indirect parent of such Material Subsidiary;
except in each case for such encumbrances or restrictions existing under or by reason of:
(1)    contractual encumbrances or restrictions in effect or entered into on the Issue Date, including (A) pursuant to the Credit Agreement and the other Credit Agreement Documents and (B) the Existing Notes, the Existing Notes Indentures, and the related guarantees, and, in each case, any similar contractual encumbrances effected by any amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings of such agreements or instruments;
(2)    this Indenture, the Notes, the Guarantees, the Second Lien Collateral Documents or the Intercreditor Agreements;
(3)    applicable law or any applicable rule, regulation or order;
(4)    any agreement or other instrument of a Person acquired by the Parent or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;
(5)    contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary;
(6)    Secured Indebtedness otherwise permitted to be Incurred pursuant to Section 4.03 and Section 4.12 that limit the right of the debtor to dispose of the assets securing such Indebtedness;
(7)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
(8)    customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;
(9)    purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business;
(10)    customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business;
(11)    any encumbrance or restriction that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license (including, without limitation, licenses of intellectual property) or other contracts;
(12)    any encumbrance or restriction of a Securitization Subsidiary effected in connection with a Securitization Financing;
(13)    other Indebtedness, Disqualified Stock or Preferred Stock (a) of the Parent or any Restricted Subsidiary that is an Issuer, a Guarantor or a Foreign Subsidiary or (b) of any Restricted Subsidiary that is not an Issuer, a Guarantor or a Foreign Subsidiary so long as such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Issuers’ ability to make anticipated principal or interest payments on the Notes (as determined in good faith by the Issuer), provided that in the case of each of clauses (a) and (b), such Indebtedness, Disqualified Stock or Preferred Stock is permitted to be Incurred subsequent to the Issue Date pursuant to Section 4.03;
(14)    any Restricted Investment not prohibited by Section 4.04 and any Permitted Investment; or
(15)    any encumbrances or restrictions of the type referred to in Section 4.05(a) or (b) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (14) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
For purposes of determining compliance with this Section 4.05, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on other Capital Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Parent or a Restricted Subsidiary to other Indebtedness Incurred by the Parent or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.
SECTION 4.06    Asset Sales.
(a)    The Parent and the Issuers shall not, and shall not permit any of the other Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Parent or any Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by the Parent or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of each of the following shall be deemed to be Cash Equivalents for purposes of this provision:
(i)    any liabilities (as shown on the Parent or a Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Parent or a Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Guarantee) that are assumed by the transferee of any such assets or that are otherwise canceled or terminated in connection with the transaction with such transferee,
(ii)    any notes or other obligations or other securities or assets received by the Parent or such Restricted Subsidiary from such transferee that are converted by the Parent or such Restricted Subsidiary into cash or Cash Equivalents within 180 days of the receipt thereof (to the extent of the cash received),
(iii)    Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Parent and each Restricted Subsidiary are released from any guarantee of payment of such Indebtedness in connection with the Asset Sale,
(iv)    consideration consisting of Indebtedness of the Parent or any Restricted Subsidiary (other than Subordinated Indebtedness) received after the Issue Date from Persons who are not the Parent or any Restricted Subsidiary, and
(v)    any Designated Non-cash Consideration received by the Parent or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value (as determined in good faith by the Issuer), taken together with all other Designated Non-cash Consideration received pursuant to this Section 4.06(a)(v) that is at that time outstanding, not to exceed the greater of $600.0 million and 4.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).
(b)    Within 365 days after the Parent’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale, the Parent or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale, at its option:
(i)    to repay (A) Indebtedness constituting Bank Indebtedness and other Pari Passu Indebtedness, in each case that is secured by a Lien permitted under this Indenture (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto), (B) Indebtedness of a Restricted Subsidiary that is not a Guarantor, (C) Second Priority Notes Obligations or (D) other Pari Passu Indebtedness (provided that if the Parent, an Issuer or any Guarantor shall so reduce Obligations under such Pari Passu Indebtedness under this clause (D), the Issuer will equally and ratably reduce Second Priority Notes Obligations in accordance with Article III of this Indenture, through open-market purchases (provided that such purchases are at or above 100% of the principal amount thereof or, in the event that the Notes were issued with significant original issue discount, 100% of the accreted value thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof (or, in the event that the Notes were issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest, the pro rata principal amount of Notes), in each case other than Indebtedness owed to the Parent or an Affiliate of the Parent; provided that the Net Proceeds from an Asset Sale of Second Lien Collateral may not be applied to repay any Indebtedness other than the Notes or other Pari Passu Indebtedness secured by a Lien (other than a Lien that is junior in priority to the Liens securing the Notes or any Guarantee) on such Second Lien Collateral, except as otherwise permitted under this covenant; provided, further, that if such Asset Sale involves the disposition of Second Lien Collateral, the Parent or such Restricted Subsidiary has complied with the provisions of this Indenture and the Second Lien Collateral Documents; or
(ii)    to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Parent), assets, or property or capital expenditures, in each case (A) used or useful in a Similar Business or (B) that replace the properties and assets that are the subject of such Asset Sale or to reimburse the cost of any of the foregoing incurred on or after the date on which the Asset Sale giving rise to such Net Proceeds was contractually committed.
In the case of Section 4.06(b)(ii), a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment until the 12-month anniversary of the date of the receipt of such Net Proceeds; provided that in the event such binding commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, then such Net Proceeds shall constitute Excess Proceeds unless the Parent or such Restricted Subsidiary enters into another binding commitment (a “Second Commitment”) within six months of such cancellation or termination of the prior binding commitment; provided, further, that the Parent or such Restricted Subsidiary may only enter into a Second Commitment under the foregoing provision one time with respect to each Asset Sale and to the extent such Second Commitment is later canceled or terminated for any reason before such Net Proceeds are applied or are not applied within 180 days of such Second Commitment, then such Net Proceeds shall constitute Excess Proceeds.
Pending the final application of any such Net Proceeds, the Parent or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or invest such Net Proceeds in any manner not prohibited by this Indenture. Any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the first paragraph of this Section 4.06(b) (it being understood that any portion of such Net Proceeds used to make an offer to purchase Notes, as described in clause (i) of this Section 4.06(b), shall be deemed to have been so applied whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $125.0 million, the Issuer shall make an offer to all holders of Notes (and, at the option of the Issuer, to holders of any other Pari Passu Indebtedness secured by a Lien (other than a Lien that is junior in priority to the Liens securing the Notes or a Guarantee) on the Second Lien Collateral (the “Eligible Pari Passu Indebtedness”)) (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes (and any such Eligible Pari Passu Indebtedness), that is at least $2,000 and an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event the Notes or any such Eligible Pari Passu Indebtedness were issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest (or, in respect of such Eligible Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Eligible Pari Passu Indebtedness), to, but excluding, the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten (10) Business Days after the date that Excess Proceeds exceeds $125.0 million by mailing, or delivering electronically if the Notes are held by the Depository, the notice required pursuant to the terms of this Indenture, with a copy to the Second Lien Trustee. To the extent that the aggregate amount of Notes (and such Eligible Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for any purpose that is not prohibited by this Indenture. If the aggregate principal amount of Notes (and such Eligible Pari Passu Indebtedness) surrendered by holders thereof exceeds the amount of Excess Proceeds, the Second Lien Trustee, upon receipt of written notice from the Issuer of the aggregate principal amount to be selected, shall select the Notes (but not such Eligible Pari Passu Indebtedness) to be purchased in the manner described in Section 4.06(e). Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.
(c)    The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.
(d)    [reserved].
(e)    If more Notes (and such Eligible Pari Passu Indebtedness) are tendered pursuant to an Asset Sale Offer than the Issuers are required to purchase, selection of such Notes (but not such Eligible Pari Passu Indebtedness) for purchase shall be made by the Second Lien Trustee on a pro rata basis to the extent practicable, by lot or by such other method as the Second Lien Trustee shall deem fair and appropriate (and in such manner as complies with the requirements of the Depository, if applicable); provided that no Notes of $2,000 or less shall be purchased in part. Selection of such Eligible Pari Passu Indebtedness shall be made pursuant to the terms of such Eligible Pari Passu Indebtedness.
(f)    Notices of an Asset Sale Offer shall be mailed by the Issuers by first class mail, postage prepaid, or delivered electronically if the Notes are held by the Depository, at least 15 days but not more than 60 days before the purchase date to each holder of Notes at such holder’s registered address. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.
SECTION 4.07    Transactions with Affiliates.
(a)    The Parent and the Issuers shall not, and shall not permit any of the other Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Parent (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $25.0 million, unless:
(i)    such Affiliate Transaction is on terms that are not materially less favorable to the Parent or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Parent or such Restricted Subsidiary with an unrelated Person; and
(ii)    with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, the Parent or the Issuer delivers to the Second Lien Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Parent or the Issuer, approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) above.
(b)    The provisions of Section 4.07(a) shall not apply to the following:
(i)    transactions between or among the Parent and/or any of the Restricted Subsidiaries (or an entity that becomes the Parent or a Restricted Subsidiary as a result of such transaction) and any merger, consolidation or amalgamation of the Parent and any direct parent of the Parent; provided that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Parent and such merger, consolidation or amalgamation is otherwise in compliance with the terms of this Indenture and effected for a bona fide business purpose;
(ii)    Restricted Payments permitted by Section 4.04 and Permitted Investments;
(iii)    the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Parent or any Restricted Subsidiary;
(iv)    transactions in which the Parent or any Restricted Subsidiary, as the case may be, delivers to the Second Lien Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Parent or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (i) of Section 4.07(a);
(v)    payments or loans (or cancellation of loans) to officers, directors, employees or consultants which are approved by a majority of the Board of Directors of the Parent or the Issuer in good faith;
(vi)    any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby as determined in good faith by the Issuer;
(vii)    the existence of, or the performance by the Parent or any Restricted Subsidiary of its obligations under the terms of any stockholders or limited liability company agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date, and any transaction, agreement or arrangement described in the Offering Memorandum and, in each case, any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Parent or any Restricted Subsidiary of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Issue Date shall only be permitted by this clause (vii) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise more disadvantageous to the holders of the Notes in any material respect than the original transaction, agreement or arrangement as in effect on the Issue Date;
(viii)    the execution of the Transactions, and the payment of all fees, expenses, bonuses and awards related to the Transactions;
(ix)    (A) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture, which are fair to the Parent and the Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Parent or the Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (B) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business and consistent with past practice or industry norm;
(x)    any transaction effected as part of a Securitization Financing;
(xi)    the issuance of Equity Interests (other than Disqualified Stock) of the Parent to any Person;
(xii)    the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Parent, or the Board of Directors of a Restricted Subsidiary, as appropriate, in good faith;
(xiii)    [reserved];
(xiv)    any contribution to the capital of the Parent;
(xv)    transactions permitted by, and complying with, Section 5.01;
(xvi)    transactions between the Parent or any Restricted Subsidiary and any Person, a director of which is also a director of the Parent or any Restricted Subsidiary; provided, however, that such Person abstains from voting as a director of the Parent or such Restricted Subsidiary, as the case may be, on any matter involving such Person;
(xvii)    pledges of Equity Interests of Unrestricted Subsidiaries;
(xviii)    the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business;
(xix)    any employment agreements entered into by the Parent or any Restricted Subsidiary in the ordinary course of business;
(xx)    transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Issuer in an Officers’ Certificate) for the purpose of improving the consolidated tax efficiency of the Parent and its Subsidiaries and not for the purpose of circumventing any covenant set forth in this Indenture;
(xxi)    [reserved]; and
(xxii)    any purchase by the Parent or its Affiliates of Indebtedness, Disqualified Stock or Preferred Stock of the Parent or any of the Restricted Subsidiaries; provided that such purchases are on the same terms as such purchases by such Persons who are not the Parent’s Affiliates.
SECTION 4.08    Change of Control.
(a)    Upon the occurrence of a Change of Control, each holder of Notes shall have the right to require the Issuers to repurchase all or any part of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase (subject to the right of the holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), in accordance with the terms contemplated in this Section 4.08; provided, however, that notwithstanding the occurrence of a Change of Control, the Issuers shall not be obligated to purchase any Notes pursuant to this Section 4.08 in the event that they have previously or concurrently elected to redeem such Notes in accordance with Article III of this Indenture. In the event that at the time of such Change of Control, the terms of the Bank Indebtedness restrict or prohibit the repurchase of the Notes pursuant to this Section 4.08, then prior to the mailing of the notice to holders provided for in Section 4.08(b) but in any event within 30 days following any Change of Control with respect to the Notes, the Issuers shall: (i) repay in full all Bank Indebtedness or, if doing so will allow the purchase of the Notes, offer to repay in full all Bank Indebtedness and repay the Bank Indebtedness of each lender and/or note-holder who has accepted such offer; or (ii) obtain the requisite consent under the agreements governing the Bank Indebtedness to permit the repurchase of the Notes as provided for in Section 4.08(b).
(b)    Within 30 days following any Change of Control, except to the extent that the Issuers have exercised their right to redeem the Notes by delivery of a notice of redemption in accordance with Article III of this Indenture, the Issuer shall mail, or deliver electronically if the Notes are held by DTC, a notice (a “Change of Control Offer”) to each holder of Notes with a copy to the Second Lien Trustee stating:
(i)    that a Change of Control has occurred and that such holder has the right to require the Issuers to repurchase such holder’s Notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, to, but excluding, the date of repurchase (subject to the right of holders of record on the relevant Record Date to receive interest on the relevant Interest Payment Date);
(ii)    the circumstances and relevant facts and financial information regarding such Change of Control;
(iii)    the repurchase date (which shall be no earlier than 15 days nor later than 60 days from the date such notice is mailed or delivered electronically); and
(iv)    the instructions determined by the Issuers, consistent with this Section 4.08, that a holder must follow in order to have its Notes purchased.
(c)    Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Issuer at the address specified in the notice, or transfer such Note by book entry transfer to the Issuer, at least three Business Days prior to the purchase date. The holders shall be entitled to withdraw their election if the Second Lien Trustee or the Issuer receives not later than one Business Day prior to the purchase date a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Note which was delivered for purchase by the holder and a statement that such holder is withdrawing his election to have such Note purchased. Holders whose Notes are purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.
(d)    On the purchase date, all Notes purchased by the Issuers under this Section 4.08 shall be delivered to the Second Lien Trustee for cancellation, and the Issuers shall pay the purchase price plus accrued and unpaid interest, if any, to the holders entitled thereto (subject to the right of holders of record on a Record Date to receive interest on the relevant Interest Payment Date).
(e)    A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for such Change of Control at the time of making of such Change of Control Offer.
(f)    Notwithstanding the foregoing provisions of this Section 4.08, the Issuers shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer.
(g)    Notes repurchased by the Issuers pursuant to a Change of Control Offer will have the status of Notes issued but not outstanding or will be retired and canceled at the option of the Issuers. Notes purchased by a third party pursuant to the preceding clause (f) and clause (i) below will have the status of Notes issued and outstanding.
(h)    The Issuers shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 4.08. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.08, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section by virtue thereof.
(i)    If holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuers, or any third party making a Change of Control Offer in lieu of the Issuers as described above, purchase all of the Notes validly tendered and not withdrawn by such holders, the Issuers or such third party will have the right, upon not less than 15 days’ nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of redemption. Any such redemption shall be effected pursuant to Article III.
SECTION 4.09    Compliance Certificate. The Issuer shall deliver to the Second Lien Trustee within 120 days after the end of each fiscal year of the Issuer, beginning with the fiscal year ending on December 25, 2020, an Officers’ Certificate stating that in the course of the performance by the signers of their duties as Officers of the Issuer they would normally have knowledge of any Default and whether or not the signers know of any Default that occurred during such period. If any Officer does, the certificate shall describe the Default, its status and what action the Issuer is taking or proposes to take with respect thereto. Except with respect to receipt of payments of principal and interest on the Notes and any Default or Event of Default information contained in the Officers’ Certificate delivered to it pursuant to this Section 4.09, the Second Lien Trustee shall have no duty to review, ascertain or confirm the Issuer’s compliance with or the breach of any representation, warranty or covenant made in this Indenture.
SECTION 4.10    Further Instruments and Acts. Upon request of the Second Lien Trustee, the Issuers shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.
SECTION 4.11    Future Guarantors.
(a)    The Parent shall cause each of its Wholly Owned Restricted Subsidiaries that is not an Excluded Subsidiary and that guarantees or becomes a borrower under the Credit Agreement or that guarantees any other Capital Markets Indebtedness of the Parent, an Issuer or any of the Guarantors to execute and deliver to the Second Lien Trustee a supplemental indenture substantially in the form of Exhibit C hereto pursuant to which such Wholly Owned Restricted Subsidiary will guarantee the Guaranteed Obligations.
(b)    Each Guarantee will be subject to such prudential limitations as the Issuer may in good faith determine to add to the terms of such Guarantee and limitations under applicable law and limited to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor without (i) rendering the Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally or under any applicable mandatory corporate law, (ii) resulting in any breach of corporate benefit, financial assistance, fraudulent preference, thin capitalization laws, retention of title claims, capital maintenance rules, general statutory limitations, or the laws or regulations (or analogous restrictions) of any applicable jurisdiction or any similar principles which may limit the ability of any Foreign Subsidiary to provide a guarantee or may require that the guarantee be limited by an amount or scope or otherwise or (iii) resulting, without corresponding limitations, in any (x) material risk to the officers of the applicable Guarantor of contravention of their fiduciary duties or any legal prohibition and/or (y) risk to the officers of the applicable Guarantor of civil or criminal liability (all such limitations applicable to a given Guarantee, the “Applicable Guarantee Limitations”).
SECTION 4.12    Liens.
(a)    The Parent and the Issuers shall not, and shall not permit any of the other Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (except Permitted Liens) on any asset or property of the Parent or any Restricted Subsidiary securing Indebtedness of the Parent or a Restricted Subsidiary; provided that any Lien shall be permitted on any asset or property that is not Second Lien Collateral if the Notes and the Guarantees are equally and ratably secured with (or, at the Issuers’ election, on a senior basis to) the obligations so secured until such time as such obligations are no longer secured by a Lien; provided that any such security shall be on a senior basis to any such Indebtedness that is by its express terms subordinated in right of payment to the Notes.
(b)    Any Lien that is granted to secure the Notes or any Guarantee under Section 4.12(a) shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Notes or such Guarantee.
(c)    For purposes of determining compliance with this Section 4.12, (i) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of Permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to Section 4.12(a) but may be permitted in part under any combination thereof and (ii) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to Section 4.12(a), the Issuer may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if Incurred at such later time), such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the categories of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to Section 4.12(a) and, in such event, such Lien securing such item of Indebtedness (or any portion thereof) will be treated as being Incurred or existing pursuant to only such clause or clauses (or any portion thereof) or pursuant to Section 4.12(a) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Liens or Indebtedness that may be Incurred pursuant to any other clause or paragraph.
(d)    With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of Capital Stock (other than Preferred Stock) of the Parent, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (11) of the definition of “Indebtedness.”
SECTION 4.13    Limitations on Activities of the US Co-Issuer. The US Co-Issuer shall not be permitted to and the Issuer will cause the US Co-Issuer not to hold any material assets, become liable for any material obligations, engage in any trade or business, or conduct any business activity, other than (1) the issuance of its Equity Interests to the Issuer or any Wholly Owned Restricted Subsidiary, (2) the Incurrence of Indebtedness as a co-obligor or guarantor, as the case may be, of the Notes and any other Indebtedness that is permitted to be Incurred under Section 4.03; and (3) activities incidental thereto.
SECTION 4.14    Maintenance of Office or Agency.
(a)    The Issuers shall maintain an office or agency (which may be an office of the Second Lien Trustee or an affiliate of the Second Lien Trustee or Registrar) where Notes may be surrendered for registration of transfer or for exchange. The Issuers shall give prompt written notice to the Second Lien Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Second Lien Trustee with the address thereof, such presentations and surrenders may be made at the Corporate Trust Office of the Second Lien Trustee as set forth in Section 14.01.
(b)    The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuers of their obligation to maintain an office or agency for such purposes. The Issuers shall give prompt written notice to the Second Lien Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
(c)    The Issuer hereby designates the Corporate Trust Office of the Second Lien Trustee or its agent as such office or agency of the Issuer in accordance with Section 2.04.
SECTION 4.15    Existence. The Issuers shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect their legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of their business; provided that the foregoing shall not prohibit any transaction permitted under Section 5.01; and provided, further, that the Issuers shall not be required to preserve, renew and keep in full force and effect any such right, license, permit, privilege, franchise or legal existence if (i) the Issuers shall determine in good faith the preservation, renewal or keeping in full force and effect thereof is no longer desirable in the conduct of the business of the Issuers or (ii) the failure to preserve, renew and keep in full force and effect any such right, license, permit, privilege, franchise or legal existence is not adverse in any material respect to the holders of the Notes.
SECTION 4.16    Covenant Suspension. If on any date following the Issue Date, (i) the Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under this Indenture, then, beginning on that day (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), and subject to the provisions of the following paragraph, the Parent and the Restricted Subsidiaries shall not be subject to Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.11 and 5.01(a)(iv) (collectively the “Suspended Covenants”).
In the event that the Parent and the Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Parent and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events.
The Issuer shall provide the Second Lien Trustee with written notice of each Covenant Suspension Event or Reversion Date within five (5) Business Days of the occurrence thereof.
Additionally, during a Suspension Period the Parent will no longer be permitted to designate any Restricted Subsidiary as an Unrestricted Subsidiary unless the Parent would have been permitted to designate such Subsidiary as an Unrestricted Subsidiary if a Suspension Period had not been in effect for any period and, following the Reversion Date, such designation shall be deemed to have created an Investment pursuant to Section 4.04(c) at the time of such designation.
On each Reversion Date, all Indebtedness Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified as having been Incurred or issued pursuant to Section 4.03(a) or (b) (to the extent such Indebtedness or Disqualified Stock or Preferred Stock would be permitted to be Incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock or Preferred Stock would not be so permitted to be Incurred or issued pursuant to Section 4.03(a) or (b), such Indebtedness or Disqualified Stock or Preferred Stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 4.03(b)(iii). Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 4.04 will be made as though Section 4.04 had been in effect since the Issue Date and prior to, but not during, the Suspension Period (except to the extent expressly set forth in the immediately preceding paragraph). Accordingly, Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under Section 4.04(a) (except to the extent expressly set forth in the immediately preceding paragraph). As described above, no Default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by the Parent or the Restricted Subsidiaries during the Suspension Period or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. Within 30 days of such Reversion Date, the Parent and the Issuers must comply with the terms of Section 4.11.
For purposes of Section 4.05, on the Reversion Date, any consensual encumbrances or consensual restrictions of the type specified in Section 4.05(a) or 4.05(b) thereof entered into during the Suspension Period will be deemed to have been in effect on the Issue Date, so that they are permitted under Section 4.05(1)(A).
For purposes of Section 4.07, any Affiliate Transaction entered into after the Reversion Date pursuant to a contract, agreement, loan, advance or guaranty with, or for the benefit of, any Affiliate of the Issuer entered into during the Suspension Period will be deemed to have been in effect as of the Issue Date for purposes of Section 4.07(b)(vi).
For purposes of Section 4.06, on the Reversion Date, the unutilized Excess Proceeds amount will be reset to zero.
SECTION 4.17    Additional Amounts.
(a)    All payments made by or on behalf of the Issuers or any Guarantor under or with respect to the Notes or any Guarantee will be made free and clear of and without withholding or deduction for or on account of any present or future Taxes unless required by law. If any such withholding or deduction is required for or on account of Taxes imposed by a Relevant Taxing Jurisdiction from any payment made under or with respect to the Notes or under any Guarantee (including payments of principal, redemption price, interest or premium (if any)), the Issuers or such Guarantor, as the case may be, will pay (together with such payments) such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each beneficial owner of Notes (including Additional Amounts) after such withholding or deduction will equal the amount the beneficial owner would have received if such Taxes had not been withheld or deducted; provided, however, that no Additional Amounts will be payable with respect to:
(i)    any Tax, to the extent such Tax would not have been imposed but for the existence of any actual or deemed present or former connection between the holder or the beneficial owner of such Notes and the Relevant Taxing Jurisdiction (including being or having been a national, citizen or resident of, carrying on a business in, being or having been physically present in or having or having had a permanent establishment in, the Relevant Taxing Jurisdiction) other than a connection arising solely from the acquisition, ownership, holding or disposition of the Notes, the enforcement of rights under the Notes or any Guarantee or the receipt of payments under or in respect of the Notes or any Guarantee;
(ii)    any Tax, to the extent such Tax is imposed or withheld as a result of the failure of the holder or beneficial owner of the Notes to satisfy any certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with the Relevant Taxing Jurisdiction of such holder or beneficial owner which is required by applicable law, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from, or reduction in the rate of deduction or withholding of, all or part of such Tax (including, without limitation, a certification that the holder or beneficial owner is not resident in the Relevant Taxing Jurisdiction), but in each case, only to the extent such holder or beneficial owner is legally eligible to provide such certification or other documentation;
(iii)    any Tax that would not have been imposed if the presentation of Notes (where presentation is required) for payment had occurred within 30 days after the date such payment was due and payable or was duly provided for, whichever is later (except to the extent that the holder or beneficial owner would have been entitled to Additional Amounts had the note been presented within such 30-day period);
(iv)    any estate, inheritance, gift, value added, sales or similar Tax;
(v)    any Tax, to the extent such Tax imposed in respect of a holder or beneficial owner and required to be withheld or deducted pursuant to the European Union Directive on the taxation of savings income (the “Directive”) that was adopted by the ECOFIN Council of the European Union (the Counsel of EU finance and economic ministers) on June 3, 2003, or any other Directive implementing the conclusions of the ECOFIN meeting of November 26-27, 2000, or any law implementing or complying with, or introduced in order to conform to, the Directive or the Luxembourg law of December 23, 2005;
(vi)    any Tax that could have been avoided by the presentation of Notes (where presentation is required) for payment to another paying agent in a member state of the European Union;
(vii)    any Tax payable other than by deduction or withholding from payments under, or with respect to, the Notes or the Guarantee;
(viii)    any withholding or deduction required pursuant to Sections 1471 through 1474 of the Code as of the Issue Date (or any amended or successor version), any regulations or agreements thereunder, official interpretations thereof, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or
(ix)    any combination of clauses (i) through (viii) above.
(b)    The applicable withholding agent will (i) make any required withholding or deduction; and (ii) remit the full amount deducted or withheld to the Relevant Taxing Authority in accordance with applicable law. The Issuers or any Guarantor, as applicable, will use all reasonable efforts to obtain certified copies of tax receipts evidencing the payment of Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes and will provide such certified copies to the Second Lien Trustee. If certified copies of such tax receipts are not reasonably obtainable, the Issuers or such Guarantor, as applicable, shall provide the Second Lien Trustee with other evidence of payment reasonably satisfactory to the Second Lien Trustee. Such certified copies or other evidence shall be made available to holders upon request.
(c)    Each of the Issuers and the Guarantors will indemnify and hold harmless each holder and beneficial owner from and against any Taxes withheld or deducted (other than Taxes excluded by clauses (i) through (ix) above) that are levied or imposed on a holder or beneficial owner (x) as a result of payments made under or with respect to the Notes or (y) with respect to any indemnification payments under the foregoing clause (x) or this clause (y), such that the net amount received by such holder or beneficial owner after such indemnification payments will not be less than the net amount the holder or beneficial owner would have received if the Taxes described in clauses (x) and (y) above had not been imposed.
(d)    Whenever in this Indenture there is mentioned, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, premium (if any) or interest or of any other amount payable under or with respect to any of the Notes, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.
(e)    The Issuers will pay any present or future stamp, issue, registration, court or documentary Taxes, or any other excise, property or similar Taxes, that arise in any jurisdiction from the execution, issuance, delivery, registration or enforcement of the Notes, any Guarantee, this Indenture, or any other document or instrument referred to therein, or the receipt of any payments with respect to the Notes or the Guarantees (“Documentary Taxes”); provided that the Issuer will not be liable for any Luxembourg registration duties, which would become payable as a result of the registration, by any holder, of the documents relating to the Notes, any Guarantee, this Indenture, or any other document or instrument referred to herein or therein, when such registration is not required to enforce that holder’s rights under the documents relating to the Notes, any Guarantee, this Indenture, or any other document or instrument referred to herein or therein.
(f)    The obligation to pay Additional Amounts and Documentary Taxes under the terms and conditions described above will survive any termination, defeasance or discharge of this Indenture, and will apply mutatis mutandis to any successor to the Issuers or any Guarantor and to any jurisdiction in which any such successor is incorporated, organized, resident or engaged in business for tax purposes, or any jurisdiction from or through which any such successor makes payment on the Notes or any Guarantee, and any political subdivision or Taxing Authority thereof or therein.
SECTION 4.18    After-Acquired Collateral.
(a)    If any asset is acquired by any Issuer or Guarantor after the Issue Date or owned by an entity at the time it becomes a Guarantor (in each case other than (x) assets constituting Second Lien Collateral under a Second Lien Collateral Document that become subject to the Lien of such Second Lien Collateral Document upon acquisition thereof, (y) assets constituting Excluded Property or Excluded Securities and (z) assets of any Issuer or Guarantor organized outside the United States or Luxembourg for so long as, and to the extent with respect to this clause (z), excluded by reason of the final paragraph of the definition of the term “Collateral and Guarantee Requirement”), such Issuer or Guarantor, as applicable, will (i) notify the Second Lien Collateral Agent of such acquisition or ownership and (ii) subject (where applicable) to the Agreed Guarantee and Security Principles, cause such asset to be subjected to a Lien (subject to any Permitted Liens) securing the Second Priority Notes Obligations by, and take, and cause the Issuers and Guarantors to take, such actions as shall be required to cause the Collateral and Guarantee Requirement to be satisfied with respect to such asset, including actions described in Section 4.19.
(b)    If any Restricted Subsidiary becomes a Guarantor after the Issue Date, then the Issuers and the Guarantors will cause the Collateral and Guarantee Requirement to be satisfied with respect to such Restricted Subsidiary and with respect to any Equity Interest in or Indebtedness of such Restricted Subsidiary owned by or on behalf of any Issuer or Guarantor.
SECTION 4.19    Further Assurances. The Issuers and the Guarantors shall execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that the Second Lien Collateral Agent may reasonably request (including, without limitation, those required by applicable law), to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Issuers and the Guarantors, and provide to the Second Lien Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Second Lien Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Second Lien Collateral Documents.
ARTICLE V

SUCCESSOR COMPANY
SECTION 5.01    When Issuers and Guarantors May Merge or Transfer Assets.
(a)    The Issuer may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:
(i)    the Issuer is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company or similar entity organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof, any member state of the European Union or Switzerland (collectively, the “Permitted Jurisdictions”, and the Issuer or such Person, as the case may be, being herein called the “Successor Company”); provided that in the event that the Successor Company is not a corporation or limited liability company (or equivalent of a corporation or limited liability company in any Permitted Jurisdiction listed in this clause (i)), a co-obligor of the Notes is a corporation or limited liability company (or such equivalent);
(ii)    the Successor Company (if other than the Issuer) expressly assumes all the obligations of the Issuer under this Indenture and the Second Lien Collateral Documents pursuant to supplemental indentures or other applicable documents or instruments in form reasonably satisfactory to the Second Lien Trustee and the Second Lien Collateral Agent;
(iii)    immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction) no Default shall have occurred and be continuing;
(iv)    immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Company or any of the Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), either
(1)    the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.03(a); or
(2)    the Fixed Charge Coverage Ratio of the Parent would be no less than such ratio immediately prior to such transaction;
(v)    if the Issuer is not the Successor Company, each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under this Indenture and the Notes; and
(vi)    the Successor Company shall have delivered to the Second Lien Trustee and the Second Lien Collateral Agent an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures (if any) comply with this Indenture.
The Successor Company (if other than the Issuer) will succeed to, and be substituted for, the Issuer under this Indenture, the Notes and the Second Lien Collateral Documents, and in such event the Issuer will automatically be released and discharged from its obligations under this Indenture, the Notes and the Second Lien Collateral Documents. Notwithstanding the foregoing clauses (iii) and (iv) of this Section 5.01(a), (A) the Issuer may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to a Restricted Subsidiary, provided that, unless after giving effect to such transaction, no Default shall have occurred and be continuing, the Issuer is the Successor Company, and (B) the Issuer may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in any Permitted Jurisdiction or may convert into a corporation, partnership or limited liability company (or similar entity), so long as the amount of Indebtedness of the Restricted Subsidiaries is not increased thereby. This Section 5.01 will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Restricted Subsidiaries.
(b)    Subject to the provisions of Section 12.02(b), no Guarantor nor the US Co-Issuer shall, and the Parent shall not permit any such Guarantor or the US Co-Issuer to, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not such Guarantor or the US Co-Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:
(i)    either (a) such Guarantor or the US Co-Issuer, as applicable, is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than such Guarantor or the US Co-Issuer, as applicable) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a company, corporation, partnership or limited liability company or similar entity organized or existing under the laws of a Permitted Jurisdiction (except that in the case of the US Co-Issuer, such surviving Person shall be organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof) (such Guarantor or the US Co-Issuer or such Person, as the case may be, being herein called the “Successor Person”) and the Successor Person (if other than such Guarantor or the US Co-Issuer, as applicable) expressly assumes all the obligations of such Guarantor or the US Co-Issuer, as applicable, under this Indenture and the Notes or its Guarantee, as applicable, pursuant to a supplemental indenture or other applicable documents or instruments in form reasonably satisfactory to the Second Lien Trustee, or (b) in respect of any Guarantor other than the Parent, such sale, assignment, transfer, lease, conveyance or other disposition or consolidation, amalgamation or merger is not in violation of Section 4.06; and
(ii)    the Successor Person (if other than such Guarantor or the US Co-Issuer, as applicable) shall have delivered or caused to be delivered to the Second Lien Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with this Indenture.
Except as otherwise provided in this Indenture, the Successor Person (if other than such Guarantor or the US Co-Issuer, as applicable) will succeed to, and be substituted for, such Guarantor or the US Co-Issuer, as applicable, under this Indenture, the Notes or the Guarantee, as applicable, and such Guarantor or the US Co-Issuer, as applicable, will automatically be released and discharged from its obligations under this Indenture, the Notes or its Guarantee. Notwithstanding the foregoing, (1) a Guarantor may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating such Guarantor in a Permitted Jurisdiction or may convert into a limited liability company, corporation, partnership or similar entity organized or existing under the laws of any Permitted Jurisdiction so long as the amount of Indebtedness of such Guarantor is not increased thereby and (2) a Guarantor may merge, amalgamate or consolidate with an Issuer or another Guarantor.
In addition, notwithstanding the foregoing, a Guarantor may consolidate, amalgamate or merge with or into or wind up or convert into, liquidate, dissolve, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets to an Issuer or any Guarantor.
ARTICLE VI

DEFAULTS AND REMEDIES
SECTION 6.01    Events of Default. An “Event of Default” occurs if:
(a)    there is a default in any payment of interest on any Note when due, and such default continues for a period of 30 days,
(b)    there is a default in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon redemption, upon required repurchase, upon declaration or otherwise,
(c)    there is a failure by the Parent for 90 days after receipt of written notice given by the Second Lien Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding (with a copy to the Second Lien Trustee) to comply with any of its obligations, covenants or agreements in Section 4.02,
(d)    there is a failure by the Parent or any Restricted Subsidiary for 60 days after written notice given by the Second Lien Trustee or the holders of not less than 25% in principal amount of the Notes then outstanding (with a copy to the Second Lien Trustee) to comply with its other obligations, covenants or agreements (other than a default referred to in clauses (a), (b) and (c) above) contained in the Notes or this Indenture,
(e)    there is a failure by the Parent or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay any Indebtedness (other than Indebtedness owing to the Parent or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $125.0 million or its foreign currency equivalent,
(f)    the Parent or a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) pursuant to or within the meaning of any Bankruptcy Law:
(i)    commences a voluntary case;
(ii)    consents to the entry of an order for relief against it in an involuntary case;
(iii)    consents to the appointment of a Custodian of it or for any substantial part of its property; or
(iv)    makes a general assignment for the benefit of its creditors or takes any comparable action under any foreign laws relating to insolvency,
(g)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(i)    is for relief against the Parent or any Significant Subsidiary in an involuntary case;
(ii)    appoints a Custodian of the Parent or any Significant Subsidiary or for any substantial part of its property;
(iii)    orders the winding up or liquidation of the Parent or any Significant Subsidiary; or any similar relief is granted under any foreign laws and, in each case, the order or decree remains unstayed and in effect for 60 days,
(h)    there is a failure by the Parent or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $125.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days,
(i)    the Guarantee of the Parent or a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) with respect to the Notes ceases to be in full force and effect (except as contemplated by the terms thereof) or the Parent or any other Guarantor that qualifies as a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) denies or disaffirms its obligations under this Indenture or any Guarantee with respect to the Notes and such Default continues for 10 days,
(j)    unless such Liens have been released in accordance with the provisions of this Indenture or other Note Documents, Liens securing the Second Priority Notes Obligations with respect to a material portion of the Second Lien Collateral cease to be valid, perfected or enforceable, or the Issuer shall assert or any Guarantor shall assert, in any pleading in any court of competent jurisdiction, that any such Lien is invalid, unperfected or unenforceable and, in the case of any such Guarantor, the Issuer fail to cause such Guarantor to rescind such assertions within 30 days after the Issuer have actual knowledge of such assertions; provided that no Event of Default shall occur under this clause (j) if the Issuers and the Guarantors cooperate with the Second Lien Collateral Agent to replace or perfect such Lien, such Lien is promptly replaced or perfected (as needed) and the rights, powers and privileges of the Second Priority Notes Secured Parties are not materially adversely affected by such replacement or perfection; or
(k)    the failure by the Parent or any Restricted Subsidiary for 60 days after written notice given by the Second Lien Trustee or the holders of not less than 25% in principal amount of the Notes then outstanding (with a copy to the Second Lien Trustee) to comply with its other agreements contained in the Second Lien Collateral Documents except for a failure that would not be material to the holders of the Notes and would not materially affect the value of the Second Lien Collateral taken as a whole.
The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.
However, a default under clauses (c), (d) or (k) above shall not constitute an Event of Default until the Second Lien Trustee or the holders of at least 25% in principal amount of outstanding Notes notify the Parent and Issuer, with a copy to the Second Lien Trustee, of the default and neither the Parent nor the Issuers cure such default within the time specified in clauses (c), (d) or (k) hereof after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”
The Issuer shall deliver to the Second Lien Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any Default or Event of Default (unless such Default or Event of Default has been cured before the end of such 30-day period), the status of such Default or Event of Default and what action the Issuer is taking or proposes to take with respect thereto.
The term “Bankruptcy Law” means the Bankruptcy Code, or any similar Federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.
SECTION 6.02    Acceleration. If an Event of Default (other than an Event of Default specified in Section 6.01(f) or (g) hereof with respect to the Issuers) occurs and is continuing, the Second Lien Trustee by notice to the Issuers or the holders of at least 25% in principal amount of outstanding Notes by notice to the Issuers (with a copy to the Second Lien Trustee) may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default specified in Section 6.01(f) or (g) with respect to the Issuers occurs, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Second Lien Trustee or any holders. In addition, upon the acceleration of the Notes in connection with an Event of Default under Section 6.01(a), (b), (f) or (g) prior to April 15, 2024, an amount equal to the Applicable Premium or optional redemption premium, as applicable, that would have been payable in connection with an optional redemption of the Notes at the time of the occurrence of such acceleration will become and be immediately due and payable with respect to all Notes without any declaration or other act on the part of the Second Lien Trustee or any holders of the Notes. The amounts described in the preceding sentence are intended to be liquidated damages and not unmatured interest or a penalty. The holders of a majority in principal amount of outstanding Notes may rescind any such acceleration and its consequences if:
(a)    all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by the declaration of acceleration, have been cured or waived; and
(b)    the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.
In the event of any Event of Default specified in Section 6.01(e), such Event of Default and all consequences thereof (excluding, however, any resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Second Lien Trustee or the holders of any of the Notes, if within 20 days after such Event of Default arose the Issuer delivers an Officers’ Certificate to the Second Lien Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.
SECTION 6.03    Other Remedies. If an Event of Default occurs and is continuing, the Second Lien Trustee may pursue any available remedy at law or in equity to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.
The Second Lien Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Second Lien Trustee or any holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. To the extent required by law, all available remedies are cumulative.
SECTION 6.04    Waiver of Past Defaults. Provided the Notes are not then due and payable by reason of a declaration of acceleration, the holders of a majority in principal amount of the Notes then outstanding by written notice to the Second Lien Trustee may waive an existing Default and its consequences except (a) a Default in the payment of the principal of or interest on a Note, (b) a Default arising from the failure to redeem or purchase any Note when required pursuant to the terms of this Indenture or (c) a Default in respect of a provision that under Section 9.02 cannot be amended without the consent of each holder of Notes affected. When a Default is waived, it is deemed cured and the Issuers, the Second Lien Trustee and the holders of Notes will be restored to their former positions and rights under this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.
SECTION 6.05    Control by Majority. The holders of a majority in principal amount of outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Second Lien Trustee or of exercising any trust or power conferred on the Second Lien Trustee with respect to the Notes. The Second Lien Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Second Lien Trustee determines is unduly prejudicial to the rights of any other holder of the Notes or that would involve the Second Lien Trustee in personal liability; provided that the Second Lien Trustee does not have an affirmative duty to ascertain whether or not any action or forbearance on the part of a holder of a Note is unduly preferential or prejudicial to any other holder of a Note. Prior to taking any action under this Indenture, the Second Lien Trustee shall be entitled to indemnification satisfactory to it against all losses and expenses caused by taking or not taking such action.
SECTION 6.06    Limitation on Suits.
(a)    Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to this Indenture or the Notes unless:
(i)    such holder has previously given the Second Lien Trustee written notice that an Event of Default is continuing with respect to such holder’s Notes,
(ii)    holders of at least 25% in principal amount of the outstanding Notes have requested the Second Lien Trustee to pursue the remedy,
(iii)    such holders have offered the Second Lien Trustee security or indemnity satisfactory to it against any loss, liability or expense,
(iv)    the Second Lien Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and
(v)    the holders of a majority in principal amount of the outstanding Notes have not given the Second Lien Trustee a direction inconsistent with such request within such 60-day period.
(b)    A holder may not use this Indenture to prejudice the rights of another holder or to obtain a preference or priority over another holder (it being understood that the Second Lien Trustee shall have no obligation to ascertain whether or not such actions or forbearances are unduly prejudicial to any other holder).
SECTION 6.07    Rights of the Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any holder to receive payment of principal of and interest on the Notes held by such holder, on or after the respective due dates expressed or provided for in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such holder.
SECTION 6.08    Collection Suit by Second Lien Trustee. If an Event of Default specified in Section 6.01(a) or (b) occurs and is continuing, the Second Lien Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer or any other obligor on the Notes for the whole amount then due and owing (together with interest on overdue principal and (to the extent lawful) on any unpaid interest at the rate provided for in the Notes) and the amounts provided for in Section 7.07.
SECTION 6.09    Second Lien Trustee May File Proofs of Claim. The Second Lien Trustee may file such proofs of claim, statements of interest and other papers or documents as may be necessary or advisable in order to have the claims of the Second Lien Trustee and the Second Lien Collateral Agent (including any claim for reasonable compensation, expenses disbursements and advances of the Second Lien Trustee and the Second Lien Collateral Agent (including counsel, accountants, experts or such other professionals as the Second Lien Trustee or the Second Lien Collateral Agent, as applicable, deems necessary, advisable or appropriate)) and the holders allowed in any judicial proceedings relative to the Issuers, the Guarantors, their creditors or their property, shall be entitled to participate as a member, voting or otherwise, of any official committee of creditors appointed in such matters and, unless prohibited by law or applicable regulations, may vote on behalf of the holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each holder to make payments to the Second Lien Trustee and, in the event that the Second Lien Trustee shall consent to the making of such payments directly to the holders, to pay to the Second Lien Trustee any amount due it or the Second Lien Collateral Agent for the reasonable compensation, expenses, disbursements and advances of the Second Lien Trustee, the Second Lien Collateral Agent, and each of their agents and counsel, and any other amounts due the Second Lien Trustee or the Second Lien Collateral Agent under Section 7.07. Nothing herein contained shall be deemed to authorize the Second Lien Trustee to authorize or consent to or accept or adopt on behalf of any holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any holder, or to authorize the Second Lien Trustee to vote in respect of the claim of any holder in any such proceeding.
SECTION 6.10    Priorities. Subject to the provisions of the Second Lien Collateral Documents and the Intercreditor Agreements, any money or property collected by the Second Lien Trustee pursuant to this Article VI and any other money or property distributable in respect of the Issuers’ or any Guarantor’s obligations under this Indenture after an Event of Default shall be applied in the following order:
FIRST: to the Second Lien Trustee and the Second Lien Collateral Agent for amounts due hereunder (including the reasonable compensation and expenses, disbursements and advances of the Second Lien Trustee’s and the Second Lien Collateral Agent’s agents, counsel, accountants and experts in accordance with Section 7.07);
SECOND: to the holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and
THIRD: to the Issuers or, to the extent the Second Lien Trustee collects any amount for any Guarantor, to such Guarantor.
The Second Lien Trustee may fix a record date and payment date for any payment to the holders pursuant to this Section 6.10. At least 15 days before such record date, the Second Lien Trustee shall mail to each holder and the Issuers a notice that states the record date, the payment date and the amount to be paid.
SECTION 6.11    Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Second Lien Trustee for any action taken or omitted by it as Second Lien Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Second Lien Trustee, a suit by a holder pursuant to Section 6.07 or a suit by holders of more than 10% in principal amount of the Notes.
SECTION 6.12    Waiver of Stay or Extension Laws. Neither the Issuers nor any Guarantor (to the extent it may lawfully do so) shall at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Issuers and the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Second Lien Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.
ARTICLE VII

SECOND LIEN TRUSTEE
SECTION 7.01    Duties of Second Lien Trustee.
(a)    The Second Lien Trustee, prior to the occurrence of an Event of Default and after the curing or waiving of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Indenture. If an Event of Default has occurred and is continuing, the Second Lien Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.
(b)    Except during the continuance of an Event of Default:
(i)    the Second Lien Trustee undertakes to perform such duties and only such duties as are specifically set forth in the Note Documents and no implied covenants or obligations shall be read into the Note Documents against the Second Lien Trustee (it being agreed that the permissive right of the Second Lien Trustee to do things enumerated in the Note Documents shall not be construed as a duty); and
(ii)    in the absence of willful misconduct on its part, the Second Lien Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Second Lien Trustee and conforming to the requirements of this Indenture. The Second Lien Trustee shall be under no duty to make any investigation as to any statement contained in any such instance, but may accept the same as conclusive evidence of the truth and accuracy of such statement or the correctness of such opinions. However, in the case of certificates or opinions required by any provision hereof to be provided to it, the Second Lien Trustee shall examine the form of certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).
(c)    The Second Lien Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:
(i)    this paragraph does not limit the effect of paragraph (b) of this Section;
(ii)    the Second Lien Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Second Lien Trustee was negligent in ascertaining the pertinent facts;
(iii)    the Second Lien Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05; and
(iv)    no provision of this Indenture shall require the Second Lien Trustee to expend or risk its own funds or otherwise Incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.
(d)    Every provision of this Indenture that in any way relates to the Second Lien Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.
(e)    The Second Lien Trustee shall not be liable for interest on any money received by it except as the Second Lien Trustee may agree in writing with the Issuers.
(f)    Money held in trust by the Second Lien Trustee need not be segregated from other funds except to the extent required by law.
(g)    Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Second Lien Trustee shall be subject to the provisions of this Section 7.01 and the TIA.
SECTION 7.02    Rights of Second Lien Trustee.
(a)    The Second Lien Trustee may conclusively rely on any document believed by it to be genuine and to have been signed or presented by the proper person. The Second Lien Trustee need not investigate any fact or matter stated in the document.
(b)    Before the Second Lien Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Second Lien Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officers’ Certificate or Opinion of Counsel.
(c)    The Second Lien Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.
(d)    The Second Lien Trustee shall not be responsible or liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers.
(e)    The Second Lien Trustee may consult with counsel of its own selection and the advice or opinion of counsel with respect to legal matters relating to the Note Documents shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.
(f)    The Second Lien Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond, debenture, note or other paper or document unless requested in writing to do so by the holders of not less than a majority in principal amount of the Notes at the time outstanding, but the Second Lien Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Second Lien Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuers, personally or by agent or attorney, at the expense of the Issuers and shall Incur no liability of any kind by reason of such inquiry or investigation.
(g)    The Second Lien Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the holders pursuant to this Indenture, unless such holders shall have offered to the Second Lien Trustee indemnity or security satisfactory to the Second Lien Trustee against any loss, liability or expense.
(h)    The rights, privileges, protections, immunities and benefits given to the Second Lien Trustee, including its right to be indemnified, are extended to, and shall be enforceable by, the Second Lien Trustee in each of its capacities hereunder or under any Note Document, and each agent, custodian and other Person employed to act hereunder, including the Second Lien Collateral Agent.
(i)    The Second Lien Trustee shall not be responsible or liable for any action taken or omitted by it in good faith at the direction of the holders of not less than a majority in principal amount of the Notes as to the time, method and place of conducting any proceedings for any remedy available to the Second Lien Trustee or the exercising of any power conferred by this Indenture.
(j)    Any action taken, or omitted to be taken, by the Second Lien Trustee in good faith pursuant to this Indenture upon the request or authority or consent of any person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding upon future holders of Notes and upon Notes executed and delivered in exchange therefor or in place thereof.
(k)    The Second Lien Trustee shall not be deemed to have notice of any Default or Event of Default unless a Trust Officer of the Second Lien Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Second Lien Trustee at the Corporate Trust Office of the Second Lien Trustee, and such notice references the Notes and this Indenture.
(l)    The Second Lien Trustee may request that the Issuers deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any Person authorized to sign an Officers’ Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.
(m)    The Second Lien Trustee shall not be responsible or liable for punitive, special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Second Lien Trustee has been advised of the likelihood of such loss or damage and regardless of the form of actions.
(n)    The Second Lien Trustee shall not be required to give any bond or surety in respect of the execution of the trusts and powers under this Indenture.
(o)    The Second Lien Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under any Note Document arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; loss or malfunction of utilities, computer (hardware or software) or communication services; accidents; labor disputes; and acts of civil or military authorities and governmental action.
SECTION 7.03    Individual Rights of Second Lien Trustee. The Second Lien Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuers or their Affiliates with the same rights it would have if it were not Second Lien Trustee. Any Paying Agent or Registrar may do the same with like rights. However, the Second Lien Trustee must comply with Sections 7.10 and 7.11.
SECTION 7.04    Second Lien Trustee’s Disclaimer. The Second Lien Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Guarantees or the Notes, it shall not be accountable for the Issuers’ use of the proceeds from the Notes, and it shall not be responsible for any statement of the Issuers or any Guarantor in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Second Lien Trustee’s certificate of authentication. The Second Lien Trustee shall not be charged with knowledge of any Default or Event of Default under Sections 6.01(c), (d), (e), (f), (g), (h), (i), (j) or (k), or of the identity of any Significant Subsidiary unless either (a) a Trust Officer shall have actual knowledge thereof or (b) the Second Lien Trustee shall have received written notice thereof in accordance with Section 14.01 hereof from the Issuers, any Guarantor or any holder. In accepting the trust hereby created, the Second Lien Trustee acts solely as Second Lien Trustee under this Indenture and not in its individual capacity and all persons, including without limitation the holders of Notes and the Issuers having any claim against the Second Lien Trustee arising from this Indenture shall look only to the funds and accounts held by the Second Lien Trustee hereunder for payment except as otherwise provided herein.
SECTION 7.05    Notice of Defaults. If a Default occurs and is continuing and is actually known to a responsible officer of the Second Lien Trustee, the Second Lien Trustee shall provide to each holder of the Notes notice of the Default promptly after it becomes known to such responsible officer of the Second Lien Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Second Lien Trustee may withhold notice if and so long as it determines that withholding notice is in the interests of the noteholders.
SECTION 7.06    [Reserved].
SECTION 7.07    Compensation and Indemnity. The Issuers shall pay to the Second Lien Trustee and the Second Lien Collateral Agent from time to time such compensation for the Second Lien Trustee’s and the Second Lien Collateral Agent’s acceptance of this Indenture and their services hereunder as mutually agreed to in writing between the Issuers and the Second Lien Trustee or the Second Lien Collateral Agent, as applicable. The Second Lien Trustee’s and the Second Lien Collateral Agent’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuers shall reimburse the Second Lien Trustee and the Second Lien Collateral Agent upon request for all reasonable out-of-pocket expenses Incurred or made by them, including costs of collection, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Second Lien Trustee’s and the Second Lien Collateral Agent’s agents, counsel, accountants and experts. The Issuers and the Guarantors, jointly and severally, shall indemnify the Second Lien Trustee, the Second Lien Collateral Agent or any predecessor Second Lien Trustee or Second Lien Collateral Agent and their directors, officers, employees and agents against any and all loss, liability, claim, damage or expense (including reasonable attorneys’ fees and expenses and including taxes (other than taxes based upon, measured by or determined by the income of the Second Lien Trustee or the Second Lien Collateral Agent) Incurred by or in connection with the acceptance or administration of this trust and the performance of its duties hereunder, including the costs and expenses of enforcing this Indenture or Guarantee against the Issuers or any Guarantor (including this Section 7.07) and defending itself against or investigating any claim (whether asserted by the Issuers, any Guarantor, any holder or any other Person). The obligation to pay such amounts shall survive the payment in full or defeasance of the Notes or the removal or resignation of the Second Lien Trustee and the Second Lien Collateral Agent. The Second Lien Trustee or the Second Lien Collateral Agent, as applicable, shall notify the Issuers of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided, however, that any failure so to notify the Issuers shall not relieve the Issuers or any Guarantor of its indemnity obligations hereunder. The Issuers shall defend the claim and the indemnified party shall provide reasonable cooperation at the Issuers’ expense in the defense. Such indemnified parties may have separate counsel and the Issuers and such Guarantor, as applicable, shall pay the fees and expenses of such counsel; provided, however, that the Issuers shall not be required to pay such fees and expenses if it assumes such indemnified parties’ defense and, in such indemnified parties’ reasonable judgment, there is no actual or potential conflict of interest between the Issuers and the Guarantors, as applicable, and such parties in connection with such defense. The Issuers need not indemnify against any loss, liability or expense Incurred by an indemnified party through such party’s own willful misconduct or negligence.
To secure the Issuers’ and the Guarantors’ payment obligations in this Section 7.07, the Second Lien Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Second Lien Trustee other than money or property held in trust to pay principal of and interest on particular Notes.
The Issuers’ and the Guarantors’ payment obligations pursuant to this Section 7.07 shall survive the satisfaction or discharge of this Indenture, any rejection or termination of this Indenture under any Bankruptcy Law or the resignation or removal of the Second Lien Trustee and the Second Lien Collateral Agent. Without prejudice to any other rights available to the Second Lien Trustee and the Second Lien Collateral Agent under applicable law, when the Second Lien Trustee or the Second Lien Collateral Agent, as applicable, Incurs expenses after the occurrence of a Default specified in Section 6.01(f) or (g) with respect to the Issuers, the expenses are intended to constitute expenses of administration under any Bankruptcy Law.
No provision of this Indenture shall require the Second Lien Trustee to expend or risk its own funds or otherwise Incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if repayment of such funds or adequate indemnity against such risk or liability is not assured to its satisfaction.
SECTION 7.08    Replacement of Second Lien Trustee.
(a)    The Second Lien Trustee may resign at any time by so notifying the Issuers. The holders of a majority in principal amount of the Notes may remove the Second Lien Trustee by so notifying the Second Lien Trustee and may appoint a successor Second Lien Trustee. The Issuers shall remove the Second Lien Trustee if:
(i)    the Second Lien Trustee fails to comply with Section 7.10;
(ii)    the Second Lien Trustee is adjudged bankrupt or insolvent;
(iii)    a receiver or other public officer takes charge of the Second Lien Trustee or its property; or
(iv)    the Second Lien Trustee otherwise becomes incapable of acting.
(b)    If the Second Lien Trustee resigns, is removed by the Issuers or by the holders of a majority in principal amount of the Notes and such holders do not reasonably promptly appoint a successor Second Lien Trustee, or if a vacancy exists in the office of Second Lien Trustee for any reason (the Second Lien Trustee in such event being referred to herein as the retiring Second Lien Trustee), the Issuers shall promptly appoint a successor Second Lien Trustee.
(c)    A successor Second Lien Trustee shall deliver a written acceptance of its appointment to the retiring Second Lien Trustee and to the Issuers. Thereupon the resignation or removal of the retiring Second Lien Trustee shall become effective, and the successor Second Lien Trustee shall have all the rights, powers and duties of the Second Lien Trustee under this Indenture. The successor Second Lien Trustee shall mail a notice of its succession to the holders. The retiring Second Lien Trustee shall promptly transfer all property held by it as Second Lien Trustee to the successor Second Lien Trustee, subject to the Lien provided for in Section 7.07.
(d)    If a successor Second Lien Trustee does not take office within 60 days after the retiring Second Lien Trustee resigns or is removed, the retiring Second Lien Trustee, the Issuers or the holders of 10% in principal amount of the Notes may petition at the expense of the Issuers any court of competent jurisdiction for the appointment of a successor Second Lien Trustee.
(e)    If the Second Lien Trustee fails to comply with Section 7.10, any holder of Notes who has been a bona fide holder of a Note for at least six months may petition any court of competent jurisdiction for the removal of the Second Lien Trustee and the appointment of a successor Second Lien Trustee.
(f)    Notwithstanding the replacement of the Second Lien Trustee pursuant to this Section, the Issuers’ obligations under Section 7.07 shall continue for the benefit of the retiring Second Lien Trustee.
(g)    For the purposes of this Section 7.08, the Issuer and each Lux Guarantor hereby expressly accept and confirm, for the purposes of Articles 1278 and 1281 of the Luxembourg Civil Code that, notwithstanding any assignment, transfer and/or novation by the Second Lien Collateral Agent or any other Second Priority Notes Secured Party of all or any part of the Second Priority Notes Secured Obligations permitted under, and made in accordance with the provisions of this Indenture and any agreement referred to herein to which the Issuer or any such Lux Guarantor is a party, any security created or guarantee given under this Indenture shall be preserved for the benefit of the successor Second Lien Collateral Agent (for itself and the Second Priority Notes Secured Parties) and, for the avoidance of doubt, for the benefit of each of the Second Priority Notes Secured Parties.
SECTION 7.09    Successor Second Lien Trustee by Merger. If the Second Lien Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation or banking association without any further act shall be the successor Second Lien Trustee.
In case at the time such successor or successors by merger, conversion or consolidation to the Second Lien Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Second Lien Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Second Lien Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Second Lien Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Second Lien Trustee shall have.
SECTION 7.10    Eligibility; Disqualification. The Second Lien Trustee shall at all times satisfy the requirements of Section 310(a) of the TIA. The Second Lien Trustee shall have a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition. The Second Lien Trustee shall comply with Section 310(b) of the TIA, subject to its right to apply for a stay of its duty to resign under the penultimate paragraph of Section 310(b) of the TIA; provided, however, that there shall be excluded from the operation of Section 310(b)(1) of the TIA any series of securities issued under this Indenture and any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Issuers are outstanding if the requirements for such exclusion set forth in Section 310(b)(1) of the TIA are met.
SECTION 7.11    Preferential Collection of Claims Against the Issuers. The Second Lien Trustee shall comply with Section 311(a) of the TIA, excluding any creditor relationship listed in Section 311(b) of the TIA. A Second Lien Trustee who has resigned or been removed shall be subject to Section 311(a) of the TIA to the extent indicated.
SECTION 7.12    Collateral Documents; Intercreditor Agreements. By their acceptance of the Notes, the holders of the Notes hereby authorize and direct the Second Lien Trustee and the Second Lien Collateral Agent, as the case may be, to execute and deliver the Intercreditor Agreements and any Second Lien Collateral Documents in which the Second Lien Trustee or the Second Lien Collateral Agent, as applicable, is named as a party, including any Intercreditor Agreement or Second Lien Collateral Documents executed after the Issue Date. It is hereby expressly acknowledged and agreed that, in doing so, the Second Lien Trustee and the Second Lien Collateral Agent are (a) expressly authorized to make the representations attributed to holders of the Notes in any such agreements and (b) not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose.
ARTICLE VIII

DISCHARGE OF INDENTURE; DEFEASANCE
SECTION 8.01    Discharge of Liability on Notes; Defeasance.
(a)    This Indenture shall be discharged and shall cease to be of further effect (except as to surviving rights and immunities of the Second Lien Trustee and rights of transfer or exchange of Notes, as expressly provided for in this Indenture) as to all outstanding Notes when:
(i)    either (A) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust) have been delivered to the Second Lien Trustee for cancellation or (B) all of the Notes (1) have become due and payable, (2) will become due and payable at their Stated Maturity within one year or (3) if redeemable at the option of the Issuers, are to be called for redemption within one year under arrangements satisfactory to the Second Lien Trustee for the giving of notice of redemption by the Second Lien Trustee in the name, and at the expense, of the Issuer, and the Issuers have irrevocably deposited or caused to be deposited with the Second Lien Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Second Lien Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to, but excluding, the date of deposit together with irrevocable instructions from the Issuer directing the Second Lien Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Second Lien Trustee equal to the Applicable Premium with respect to the Notes calculated as of the earlier of the date on which arrangements referred to in the foregoing clause (3) are entered into and the date of the notice of redemption, with any deficit as of the date of the redemption only required to be deposited with the Second Lien Trustee on or prior to the date of the redemption;
(ii)    the Issuers and/or the Guarantors have paid all other sums payable under this Indenture; and
(iii)    the Issuers have delivered to the Second Lien Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture with respect to the Notes have been complied with.
(b)    Subject to Sections 8.01(c) and 8.02, the Issuers at any time may terminate (i) all of their obligations under the Notes and this Indenture (“legal defeasance option”), and (ii) their obligations under Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.11, 4.12, and 4.15 and the operation of Section 5.01 for the benefit of the holders of Notes, and Sections 6.01(e), 6.01(f), 6.01(g) (in the case of Sections 6.01(f) and 6.01(g) with respect to Significant Subsidiaries only), 6.01(h), 6.01(i) or 6.01(k) (“covenant defeasance option”). The Issuers may exercise their legal defeasance option with respect to the Notes notwithstanding their prior exercise of their covenant defeasance option. If the Issuers exercise their legal defeasance option or their covenant defeasance option with respect to the Notes, each Guarantor will be released from all of its obligations with respect to its Guarantee with respect to the Notes.
If the Issuers exercise their legal defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuers exercise their covenant defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an Event of Default specified in Sections 6.01(c), 6.01(d), 6.01(e), 6.01(f), 6.01(g) (in the case of Sections 6.01(f) and (g), with respect only to Significant Subsidiaries), 6.01(h), 6.01(i) or 6.01(k) or because of the failure of an Issuer to comply with Section 5.01(a)(iv).
Upon satisfaction of the conditions set forth herein and upon request of the Issuers, the Second Lien Trustee shall acknowledge in writing the discharge of those obligations that the Issuers terminate.
(c)    Notwithstanding clauses (a) and (b) above, the Issuers’ obligations in Sections 2.04, 2.05, 2.06, 2.07, 2.08 and 2.09, Article VII (including, without limitation, Sections 7.07 and 7.08) and this Article VIII and the rights and immunities of the Second Lien Trustee under this Indenture shall survive until the Notes have been paid in full. Thereafter, the Issuers’ obligations in Sections 7.07, 7.08, 8.05 and 8.06 and the rights and immunities of the Second Lien Trustee under this Indenture shall survive such satisfaction and discharge.
SECTION 8.02    Conditions to Defeasance.
(a)    The Issuers may exercise their legal defeasance option or their covenant defeasance option only if:
(i)    the Issuer irrevocably deposits in trust with the Second Lien Trustee cash in U.S. Dollars, U.S. Government Obligations or a combination thereof sufficient to pay the principal of and premium (if any) and interest on the Notes when due at maturity or redemption, as the case may be;
(ii)    with respect to U.S. Government Obligations or a combination of money and U.S. Government Obligations, the Issuer delivers to the Second Lien Trustee a certificate from a nationally recognized firm of independent accountants, a nationally recognized investment bank or a nationally recognized appraisal or valuation firm expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Second Lien Trustee equal to the Applicable Premium calculated as of the earlier of the date on which arrangements referred to in the succeeding sentence are entered into and the date of the notice of redemption, with any deficit as of the date of the redemption only required to be deposited with the Second Lien Trustee on or prior to the date of the redemption;
(iii)    no Default specified in Section 6.01(f) or (g) with respect to the Issuer shall have occurred or is continuing on the date of such deposit;
(iv)    the deposit does not constitute a default under any other material agreement or instrument binding on the Issuer;
(v)    in the case of the legal defeasance option, the Issuers shall have delivered to the Second Lien Trustee an Opinion of Counsel stating that (1) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling, or (2) since the date of this Indenture there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. Notwithstanding the foregoing, the Opinion of Counsel required by the immediately preceding sentence with respect to a legal defeasance need not be delivered if all of the Notes not theretofore delivered to the Second Lien Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their Stated Maturity within one year under arrangements satisfactory to the Second Lien Trustee for the giving of notice of redemption by the Second Lien Trustee in the name, and at the expense, of the Issuer;
(vi)    such exercise does not impair the right of any holder of the Notes to receive payment of principal of, premium, if any, and interest on such holder’s Notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;
(vii)    in the case of the covenant defeasance option, the Issuer shall have delivered to the Second Lien Trustee an Opinion of Counsel to the effect that the holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; and
(viii)    the Issuer delivers to the Second Lien Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes to be so defeased and discharged as contemplated by this Article VIII have been complied with.
(b)    Before or after a deposit, the Issuers may make arrangements satisfactory to the Second Lien Trustee for the redemption of such Notes at a future date in accordance with Article III.
SECTION 8.03    Application of Trust Money. The Second Lien Trustee shall hold in trust money or U.S. Government Obligations (including proceeds thereof) deposited with it pursuant to this Article VIII. The Second Lien Trustee shall apply the deposited money and the money from U.S. Government Obligations through each Paying Agent and in accordance with this Indenture to the payment of principal of, premium, if any, and interest on the Notes so discharged or defeased.
SECTION 8.04    Repayment to Issuer. Each of the Second Lien Trustee and each Paying Agent shall promptly turn over to the Issuers upon request any money or U.S. Government Obligations held by it as provided in this Article VIII that, in the written opinion of a nationally recognized firm of independent public accountants, a nationally recognized investment bank or a nationally recognized appraisal or valuation firm, delivered to the Second Lien Trustee (which delivery shall only be required if U.S. Government Obligations have been so deposited), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent discharge or defeasance of Notes in accordance with this Article VIII.
Subject to any applicable abandoned property law, the Second Lien Trustee and each Paying Agent shall pay to the Issuers upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, holders entitled to the money must look to the Issuers for payment as general creditors, and the Second Lien Trustee and each Paying Agent shall have no further liability with respect to such monies.
SECTION 8.05    Indemnity for U.S. Government Obligations. The Issuers shall pay and shall indemnify the Second Lien Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.
SECTION 8.06    Reinstatement. If the Second Lien Trustee or any Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuers’ obligations under this Indenture and the Notes so discharged or defeased shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Second Lien Trustee or any Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article VIII; provided, however, that, if the Issuers have made any payment of principal of, premium, if any, or interest on, any such Notes because of the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Second Lien Trustee or any Paying Agent.
ARTICLE IX

AMENDMENTS AND WAIVERS
SECTION 9.01    Without Consent of the Holders.
(a)    Without notice to or the consent of any holder, the Issuers and the Second Lien Trustee may amend or supplement any of the Note Documents (including any of the Second Lien Collateral Documents) and the Issuer may direct the Second Lien Trustee and/or Second Lien Collateral Agent, and the Second Lien Trustee and/or Second Lien Collateral Agent, as applicable, shall, enter into an amendment to any of the Note Documents:
(i)    to cure any ambiguity, omission, mistake, defect or inconsistency;
(ii)    to provide for the assumption by a Successor Company (with respect to the Issuer) of the obligations of the Issuer under any of the Note Documents;
(iii)    to provide for the assumption by a Successor Person (with respect to any Guarantor or the US Co-Issuer, as applicable), of the obligations of a Guarantor or the US Co-Issuer, as applicable, under any of the Note Documents, as applicable;
(iv)    to provide for uncertificated Notes in addition to or in place of certificated Notes, provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code;
(v)    to conform the text of any Note Document to any provision of the “Description of the New Notes” in the Offering Memorandum to the extent that such provision in any Note Document was intended by the Issuer to be a verbatim recitation of a provision in the “Description of the New Notes” in the Offering Memorandum, as stated in an Officers’ Certificate of the Issuer;
(vi)    to add a Guarantee or collateral with respect to the Notes;
(vii)    to secure the Notes or to add additional assets as Second Lien Collateral;
(viii)    to confirm and evidence the release, termination, discharge or retaking of any Guarantee or Lien with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under this Indenture, the Second Lien Collateral Documents or the Intercreditor Agreements, as applicable;
(ix)    to add to the covenants of the Parent or the Issuers for the benefit of the holders of the Notes or to surrender any right or power herein conferred upon the Parent or the Issuers;
(x)    to make any change that does not adversely affect the rights of any holder of the Notes in any material respect;
(xi)    to effect any provision of this Indenture or the other Note Documents or to make changes to this Indenture to provide for the issuance of Additional Notes;
(xii)    to provide for the release of Second Lien Collateral from the Lien pursuant to this Indenture, the Second Lien Collateral Documents and the Intercreditor Agreements when permitted or required by the Second Lien Collateral Documents, this Indenture or the Intercreditor Agreements; or
(xiii)    to secure any Future First Lien Indebtedness, Future Second Lien Indebtedness, Junior Priority Indebtedness, First Priority Obligations or Second Priority Obligations to the extent permitted under the indenture, the Second Lien Collateral Documents and the Intercreditor Agreements.
(b)    After an amendment under this Section 9.01 becomes effective, the Issuers shall mail, or otherwise deliver in accordance with the procedures of the Depository, to the holders a notice briefly describing such amendment. The failure to give such notice to all holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.01.
SECTION 9.02    With Consent of the Holders. The Issuers and the Second Lien Trustee may amend any of the Note Documents, and any past Default or compliance with any provisions of any of the Note Documents may be waived, with the consent of the Issuers and the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected, no amendment or waiver may:
(1)    reduce the amount of Notes whose holders must consent to an amendment,
(2)    reduce the rate of or extend the time for payment of interest on any Note,
(3)    reduce the principal of or change the Stated Maturity of any Note,
(4)    reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed in accordance with Article III,
(5)    make any Note payable in money other than that stated in such Note,
(6)    expressly subordinate the Notes or any Guarantee to any other Indebtedness of an Issuer or any Guarantor (other than as contemplated herein with respect to the Cadence IP Licensee),
(7)    impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes, or
(8)    make any change in the provisions of the Note Documents dealing with the application of proceeds of Second Lien Collateral that would adversely affect the holders of the Notes in any material respect, or
(9)    make any change in the amendment provisions which require consent of each holder of a Note or in the waiver provisions as they relate to the Notes.
Without the consent of the holders of at least 66 2/3% in principal amount of the Notes then outstanding, no amendment or waiver may release all or substantially all of the Second Lien Collateral from the Lien of this Indenture and the Second Lien Collateral Documents with respect to the Notes.
In addition, except for any release contemplated hereby, without the consent of the holders of at least 66 2/3% in principal amount of the Notes then outstanding, no amendment, supplement or waiver may release the Guarantee with respect to the Notes of one or more Guarantors that individually or in the aggregate had (i) assets, as of the last day of the fiscal quarter of the Parent most recently ended, in excess of 75% of the assets of the Issuers and all Guarantors, taken as a whole, as of such date or (ii) EBITDA for the last four fiscal quarter period of the Parent most recently ended, in excess of 75% of the EBITDA of the Issuers and all Guarantors, taken as a whole, for such period.
It shall not be necessary for the consent of the holders under this Section 9.02 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.
After an amendment under this Section 9.02 becomes effective, the Issuers shall mail, or otherwise deliver in accordance with the procedures of the Depository, to the holders a notice briefly describing such amendment. The failure to give such notice to all holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.02.
SECTION 9.03    Revocation and Effect of Consents and Waivers.
(a)    A consent to an amendment or a waiver by a holder of a Note shall bind the holder and every subsequent holder of that Note or portion of the Note that evidences the same debt as the consenting holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such holder or subsequent holder may revoke the consent or waiver as to such holder’s Note or portion of the Note if the Second Lien Trustee receives the notice of revocation before the date on which the Second Lien Trustee receives an Officers’ Certificate from the Issuer certifying that the requisite principal amount of Notes have consented. After an amendment or waiver becomes effective with respect to the Notes, it shall bind every holder of Notes. An amendment or waiver becomes effective upon the (i) receipt by the Issuer or the Second Lien Trustee of consents by the holders of the requisite principal amount of Notes, (ii) satisfaction of conditions to effectiveness as set forth in this Indenture and any indenture supplemental hereto containing such amendment or waiver and (iii) execution of such amendment or waiver (or supplemental indenture) by the Issuers, the Guarantors and the Second Lien Trustee.
(b)    The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the holders of Notes entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were holders of the Notes at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be holders of the Notes after such record date. No such consent shall be valid or effective for more than 120 days after such record date.
SECTION 9.04    Notation on or Exchange of Notes. If an amendment, supplement or waiver changes the terms of a Note, the Issuer may require the holder of such Note to deliver it to the Second Lien Trustee. The Second Lien Trustee may place an appropriate notation on such Note regarding the changed terms and return it to the holder. Alternatively, if the Issuer or the Second Lien Trustee so determine, the Issuer in exchange for such Note shall issue and, upon written order of the Issuer signed by an Officer, the Second Lien Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment, supplement or waiver.
SECTION 9.05    Second Lien Trustee and Second Lien Collateral Agent to Sign Amendments. The Second Lien Trustee and the Second Lien Collateral Agent shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Second Lien Trustee or the Second Lien Collateral Agent, as applicable. If it does, the Second Lien Trustee or the Second Lien Collateral Agent, as applicable, may but need not sign it. In signing such amendment, the Second Lien Trustee shall be entitled to receive indemnity satisfactory to it and shall be provided with, and (subject to Section 7.01) shall be fully protected in relying upon, (i) an Officers’ Certificate stating that such amendment, supplement or waiver is authorized or permitted by this Indenture, (ii) an Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by this Indenture and, with respect to any supplement relating to any Additional Securities, that such supplement is the legal, valid and binding obligation of the Issuers and any Guarantors, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof, (iii) with respect to any supplement relating to any Additional Securities, a copy of the resolution of the Board of Directors, certified by the Secretary or Assistant Secretary of the Issuer, authorizing the execution of such amendment, supplement or waiver and (iv) if such amendment, supplement or waiver is executed pursuant to Section 9.02, evidence reasonably satisfactory to the Second Lien Trustee and the Second Lien Collateral Agent of the consent of the holders of Notes required to consent thereto.
SECTION 9.06    Additional Voting Terms; Calculation of Principal Amount. All Notes issued under this Indenture shall vote and consent together on all matters as one class and no Notes will have the right to vote or consent as a separate class on any matter. Determinations as to whether holders of Notes of the requisite aggregate principal amount of Notes have concurred in any direction, waiver or consent shall be made in accordance with this Article IX and Section 2.13.
ARTICLE X

[Intentionally Omitted]
ARTICLE XI

[Intentionally Omitted]
ARTICLE XII

GUARANTEE
SECTION 12.01    Guarantee.
(a)    Each Guarantor hereby jointly and severally guarantees, on a secured, unsubordinated basis, as a primary obligor and not merely as a surety, to each holder and to the Second Lien Trustee and its successors and assigns the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuers under this Indenture and the Notes, whether for payment of principal of, premium, if any, or interest on the Notes and all other monetary obligations of the Issuer under this Indenture and the Notes, expenses, indemnification or otherwise (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”); provided, however, that any Guarantee provided by the Cadence IP Licensee shall be subordinated in right of payment to the Cadence IP Licensee’s obligations in respect of any secured Bank Indebtedness which by its terms requires such subordination. Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from any Guarantor, and that each Guarantor shall remain bound under this Article XII notwithstanding any extension or renewal of any Guaranteed Obligation.
(b)    Each Guarantor waives presentation to, demand of payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations. The Guarantee of each Guarantor hereunder shall not be affected by (i) the failure of any holder or the Second Lien Trustee to assert any claim or demand or to enforce any right or remedy against the Issuers or any other Person under this Indenture, the Notes or any other agreement or otherwise; (ii) any extension or renewal of this Indenture, the Notes or any other agreement; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (iv) the release of any security held by any holder or the Second Lien Trustee for the Guaranteed Obligations or each Guarantor; (v) the failure of any holder or Second Lien Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (vi) any change in the ownership of each Guarantor, except as provided in Section 12.02(b). Each Guarantor hereby waives any right to which it may be entitled to have its Guarantee hereunder divided among the Guarantors, such that such Guarantor’s Guarantee would be less than the full amount claimed.
(c)    Each Guarantor hereby waives any right to which it may be entitled to have the assets of the Issuers first be used and depleted as payment of the Issuers’ obligations under this Indenture and the Issuers’ or such Guarantor’s Guarantee hereunder prior to any amounts being claimed from or paid by such Guarantor hereunder. Each Guarantor hereby waives any right to which it may be entitled to require that the Issuers be sued prior to an action being initiated against such Guarantor.
(d)    Each Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment and, performance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any holder or the Second Lien Trustee to any security held for payment of the Guaranteed Obligations.
(e)    The Guarantee of each Guarantor is, to the extent and in the manner set forth in Article XII, equal in right of payment to all existing and future Pari Passu Indebtedness, senior in right of payment to all existing and future Subordinated Indebtedness of such Guarantor.
(f)    Except as expressly set forth in Sections 8.01(b), 12.02 and 12.06, the Guarantee of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the Guarantee of each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any holder or the Second Lien Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of any Guarantor as a matter of law or equity.
(g)    Except as expressly set forth in Section 12.02(b), each Guarantor agrees that its Guarantee shall remain in full force and effect until payment in full of all the Guaranteed Obligations of such Guarantor. Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any holder or the Second Lien Trustee upon the bankruptcy or reorganization of an Issuer or otherwise.
(h)    In furtherance of the foregoing and not in limitation of any other right which any holder or the Second Lien Trustee has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuers to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor hereby promises to and shall, upon receipt of written demand by the Second Lien Trustee, forthwith pay, or cause to be paid, in cash, to the holders or the Second Lien Trustee an amount equal to the sum of (i) the unpaid principal amount of such Guaranteed Obligations, (ii) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by applicable law) and (iii) all other monetary obligations of the Issuers to the holders and the Second Lien Trustee.
(i)    Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the holders in respect of any Guaranteed Obligations guaranteed hereby until payment in full of all Guaranteed Obligations. Each Guarantor further agrees that, as between it, on the one hand, and the holders and the Second Lien Trustee, on the other hand, (i) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Article VI for the purposes of the Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article VI, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purposes of this Section 12.01.
(j)    Each Guarantor also agrees to pay any and all costs and expenses (including out-of-pocket attorneys’ fees and expenses) incurred by the Second Lien Trustee in enforcing any rights under this Section 12.01.
(k)    Upon request of the Second Lien Trustee, each Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary to carry out more effectively the purpose of this Indenture.
SECTION 12.02    Limitation on Liability.
(a)    Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by each Guarantor shall not exceed the maximum amount that can be hereby guaranteed by the applicable Guarantor without rendering this Indenture, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally or under any applicable mandatory corporate law or capital maintenance or corporate benefit rules applicable to guarantees for obligations of affiliates. In addition, each Guarantee is subject to the Applicable Guarantee Limitations applicable thereto, if any.
(b)    A Guarantee as to any Guarantor (other than, in the case of clauses (i) and (ii), a Guarantee of the Parent) shall automatically terminate and be of no further force or effect and such Guarantor shall be automatically released from all obligations under this Article XII upon:
(i)    the sale, disposition, exchange or other transfer (including through merger, consolidation, amalgamation or otherwise) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Guarantor is no longer a Restricted Subsidiary), of the applicable Guarantor to a Person that is not an Issuer or a Guarantor if such sale, disposition, exchange or other transfer is made in a manner not in violation of this Indenture;
(ii)    the designation of such Guarantor as an Unrestricted Subsidiary in accordance with the provisions of Section 4.04 and the definition of “Unrestricted Subsidiary”;
(iii)    the release or discharge of the guarantee by such Guarantor of the Indebtedness under (i) the Credit Agreement and (ii) any Capital Markets Indebtedness of the Parent, any Issuer or any of the other Guarantors which created the obligation to guarantee the Notes;
(iv)    the Issuers’ exercise of their legal defeasance option or covenant defeasance option under Article VIII or if the Issuers’ obligations under this Indenture are discharged in accordance with the terms of this Indenture; or
(v)    such Restricted Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing Bank Indebtedness or other exercise of remedies in respect thereof.
(c)    The Guarantee (if any) of the Parent will only be released upon (iii) and (iv) above or upon the disposition of all or substantially all of the assets of the Parent in accordance with Section 5.01 in a transaction or series of related transactions that constitutes a Change of Control.
SECTION 12.03    [Intentionally Omitted].
SECTION 12.04    Successors and Assigns. This Article XII shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of and be enforceable by the successors and assigns of the Second Lien Trustee and the holders and, in the event of any transfer or assignment of rights by any holder or the Second Lien Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.
SECTION 12.05    No Waiver. Neither a failure nor a delay on the part of either the Second Lien Trustee or the holders in exercising any right, power or privilege under this Article XII shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Second Lien Trustee and the holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article XII at law, in equity, by statute or otherwise.
SECTION 12.06    Modification. No modification, amendment or waiver of any provision of this Article XII, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Second Lien Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle any Guarantor to any other or further notice or demand in the same, similar or other circumstances.
SECTION 12.07    Execution of Supplemental Indenture for Future Guarantors. Each Subsidiary which is required to become a Guarantor of the Notes pursuant to Section 4.11 shall promptly execute and deliver to the Second Lien Trustee a supplemental indenture substantially in the form of Exhibit C hereto pursuant to which such Subsidiary shall become a Guarantor under this Article XII and shall guarantee the Guaranteed Obligations. Concurrently with the execution and delivery of such supplemental indenture, the Issuers shall deliver to the Second Lien Trustee an Opinion of Counsel and an Officers’ Certificate as provided under Section 9.05.
SECTION 12.08    Non-Impairment. The failure to endorse a Guarantee on any Note shall not affect or impair the validity thereof.
SECTION 12.09    [Reserved].
SECTION 12.10    Luxembourg Guarantee Limitation.
Notwithstanding anything to the contrary contained in this Indenture, with respect to any Guarantor established and organized under the laws of Luxembourg (together the “Lux Guarantors”, and each a “Lux Guarantor”), the aggregate obligations and exposure of the relevant Lux Guarantor, in respect of the obligations of the Issuers or any other Guarantor which is not a direct or indirect subsidiary of the relevant Lux Guarantor, under this Indenture, shall be limited at any time to an aggregate amount not exceeding 90% of the greater of (without double counting):
(a)    an amount equal to the sum of the relevant Lux Guarantor’s Net Assets (as defined below) and its subordinated debt (dettes subordonnées), as reflected in the most recent financial information of the relevant Lux Guarantor available to the Second Lien Trustee as at the Issue Date or, if such Lux Guarantor becomes a Guarantor after the Issue Date, as at the date at which the Lux Guarantor accedes to a Supplemental Indenture, including, without limitation, its most recently and duly approved financial statements (comptes annuels) and any (unaudited) interim financial statements signed by its board of managers (conseil de gérance) or by its board of directors (conseil d’administration) (as applicable); and
(b)    an amount equal to the sum of the relevant Lux Guarantor’s Net Assets (as defined below) and its subordinated debt (dettes subordonnées), as reflected in the most recent financial information of the relevant Lux Guarantor available to the Second Lien Trustee as at the date the Guarantee is called, including, without limitation, its most recently and duly approved financial statements (comptes annuels) and any (unaudited) interim financial statements signed by its board of managers (gérants) or by its board of directors (conseil d’administration), as applicable.
For the purposes of this Section 12.10, “Net Assets” of a Lux Guarantor shall mean all the assets (actifs) of the relevant Lux Guarantor minus its liabilities (provisions et dettes) as determined, in accordance with Luxembourg generally accepted accounting principles (Lux GAAP) or IFRS, as applicable, and the relevant provisions of the Luxembourg Act of 19 December 2002 on the Luxembourg Companies Register, on accounting and on annual accounts of the companies, as amended, and Grand Ducal Regulation dated 18 December 2015 setting out the form and the content of the presentation of the balance sheet and profit and loss account. The limitation set forth under paragraphs (a) and (b) above shall not apply to any amounts borrowed under this Indenture and made available, in any form whatsoever, to the relevant Lux Guarantor or any of its direct or indirect Subsidiaries.
For the purposes of this Section 12.10, “Subordinated Debt” means liabilities which are subordinated in right of payment (whether generally or specifically) to any claim of the Second Lien Trustee under any of the Note Documents.
Should the financial information referred to in clauses (a) and (b) above not be available on the date of this Indenture or on the date this Guarantee is called, the Lux Guarantor’s Net Assets will be determined by the Second Lien Trustee or any other person designated by the Second Lien Trustee, acting reasonably, in accordance with the Luxembourg accounting principles applicable to the Lux Guarantor and at the cost of the Lux Guarantor.
SECTION 12.11    Irish Guarantee Limitations. The Guarantee shall not apply to any liability of any Guarantor incorporated under the laws of Ireland (together the “Irish Guarantors”, and each an “Irish Guarantor”), to the extent that it would result in (a) such Guarantee constituting unlawful financial assistance within the meaning of Section 82 of the Companies Act 2014 (as amended); or (b) any Irish Guarantor contravening the prohibition in Section 239 of the Companies Act 2014 (as amended) on loans, quasi-loans, credit transactions and guarantees and security given by a company in connection with loans, quasi-loans or credit transactions that are made for a director of, or a person connected with a director of, any Irish Guarantor or any holding company of any Irish Guarantor.
SECTION 12.12    Cadence IP Licensee Subordination.
(a)    Any Guarantee provided by the Cadence IP Licensee hereunder shall be subordinate in right of payment, to the extent and in the manner hereinafter set forth, to any secured Bank Indebtedness which by its terms requires such subordination, including, without limitation, all Obligations (under and as defined in the agreement described in clause (i) of the definition of the term “Credit Agreement” (for the avoidance of doubt, as same may be modified by the agreements described in clauses (ii) through (vi) of such definition)) of the Cadence IP Licensee (all such Indebtedness being hereinafter collectively referred to as “Senior Indebtedness”), until the latest to occur of (x) with respect to Senior Indebtedness of the kind described in clauses (i) through (v) of the definition of “Credit Agreement”, the occurrence of the “Termination Date” (as defined in the Credit Agreement applicable to such Senior Indebtedness) and (y) the date of payment in full in cash of such Senior Indebtedness (other than contingent obligations as to which no claim has been made) (such latest date to occur, the “Payoff Date”); provided that the Cadence IP Licensee may make payments under its Guarantee unless an event of default has occurred under such Senior Indebtedness shall have occurred and be continuing and the Cadence IP Licensee shall have received notice from a Senior Indebtedness Representative (provided that no such notice shall be required to be given in the case of any event of default resulting from circumstances of the kind described in Section 12.12(b)). For all purposes herein, the term “Senior Indebtedness Representative” shall mean any administrative agent or trustee for, or other similar representative of, the holders of any such Senior Indebtedness.
(b)    In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relating to the Cadence IP Licensee or to its property, and in the event of any proceedings for involuntary liquidation, dissolution or other winding up of the Cadence IP Licensee, or any voluntary liquidation, dissolution or other winding up of the Cadence IP Licensee that violates the terms of, or would result in an event of default under, any document governing or evidencing any Senior Indebtedness, whether or not involving insolvency or bankruptcy, in each case in any jurisdiction, then, if an event of default under any Senior Indebtedness has occurred and is continuing (including as a result of such event), (x) the Payoff Date shall have occurred before the Second Lien Trustee or any noteholder shall be entitled to receive (whether directly or indirectly), or make any demand for, any payment from the Cadence IP Licensee on account of the Cadence IP Licensee’s Guarantee and (y) until the Payoff Date shall have occurred, any such payment or distribution to which the Second Lien Trustee or any noteholder would otherwise be entitled, whether in cash, property or securities (other than a payment of debt securities of the Cadence IP Licensee that are subordinated in right of payment to the Senior Indebtedness to at least the same extent as Cadence IP Licensee’s Guarantee is subordinated in right of payment to the Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall instead be made to the applicable Senior Indebtedness Representative.
(c)    If any event of default under any document governing or evidencing any Senior Indebtedness has occurred and is continuing and after notice from the applicable Senior Indebtedness Representative (provided that no such notice shall be required to be given in the case of any event of default described in Section 12.12(b)), then until the earliest to occur of (x) the Payoff Date, (y) the date on which such event of default shall have been cured or waived and (z) the date on which such Senior Indebtedness Representative shall have rescinded such notice, no payment or distribution of any kind or character, whether in cash, securities or other property (other than Restructured Debt Securities) shall be made by or on behalf of the Cadence IP Licensee, or any other person on its behalf, with respect to the Cadence IP Licensee’s Guarantee.
(d)    If any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), and whether directly, by purchase, redemption, exercise of any right of setoff or otherwise, with respect to the Cadence IP Licensee’s Guarantee shall (despite the subordination provisions set forth in this Section 12.12) be received by the Second Lien Trustee or any noteholder in violation of Sections 12.12(b) or (c) above prior to the occurrence of the Payoff Date, such payment or distribution shall be held by the Second Lien Trustee or such note-holder, as applicable, in trust (segregated from other property of the Second Lien Trustee or such noteholder, as applicable) for the benefit of each applicable Senior Indebtedness Representative, and shall be paid over or delivered to any applicable Senior Indebtedness Representatives promptly upon receipt.
(e)    The Second Lien Trustee and each noteholder waive the right to compel that any property of the Cadence IP Licensee or any property of any guarantor of any Senior Indebtedness or any other person be applied in any particular order to discharge such Senior Indebtedness. The Second Lien Trustee and each noteholder expressly waive the right to require any Senior Indebtedness Representative or any other holder of Senior Indebtedness to proceed against the Cadence IP Licensee, any guarantor of any Senior Indebtedness or any other person, or to pursue any other remedy in its or their power that the Second Lien Trustee or such noteholder, as applicable, cannot pursue and that would lighten burden of the Second Lien Trustee or such noteholder, as applicable, notwithstanding that the failure of any Senior Indebtedness Representative or any such other holder to do so may thereby prejudice the Second Lien Trustee or such noteholder. The Second Lien Trustee and each noteholder agree that it shall not be discharged, exonerated or have its obligations hereunder reduced by the delay of any Senior Indebtedness Representative or any other holder of Senior Indebtedness in proceeding against or enforcing any remedy against the Cadence IP Licensee, any guarantor of any Senior Indebtedness or any other person; by any Senior Indebtedness Representative or any holder of Senior Indebtedness releasing the Cadence IP Licensee, any guarantor of any Senior Indebtedness or any other person from all or any part of the Senior Indebtedness; or by the discharge of the Cadence IP Licensee, any guarantor of any Senior Indebtedness or any other person by an operation of law or otherwise, with or without the intervention or omission of any Senior Indebtedness Representative or any such holder.
(f)    The Second Lien Trustee and each noteholder waive all rights and defenses arising out of an election of remedies by any Senior Indebtedness Representative or any other holder of Senior Indebtedness, even though that election of remedies, including any nonjudicial foreclosure with respect to any property securing any Senior Indebtedness, has impaired the value of the rights of the Second Lien Trustee or such noteholder, as applicable, of subrogation, reimbursement, or contribution against the Cadence IP Licensee, any guarantor of any Senior Indebtedness or any other person. Each of the Second Lien Trustee and each noteholder expressly waives any rights or defenses it may have by reason of protection afforded to the Cadence IP Licensee, any guarantor of any Senior Indebtedness or any other person with respect to the Senior Indebtedness pursuant to any anti deficiency laws or other laws of similar import that limit or discharge the principal debtor’s indebtedness upon judicial or nonjudicial foreclosure of property or assets securing any Senior Indebtedness.
(g)    Each of the Second Lien Trustee and each noteholder agrees that, without the necessity of any reservation of rights against it, and without notice to or further assent by it, any demand for payment of any Senior Indebtedness made by a Senior Indebtedness Representative or any other holder of Senior Indebtedness may be rescinded in whole or in part by such Senior Indebtedness Representative or such holder, and any Senior Indebtedness may be continued, and any Senior Indebtedness or the liability of the Second Lien Trustee or any noteholder, any guarantor thereof or any other person obligated thereunder, or any right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, increased, modified, accelerated, compromised, waived, surrendered or released by any Senior Indebtedness Representative or any other holder of Senior Indebtedness, in each case without notice to or further assent by the Second Lien Trustee or such noteholder, as applicable, which will remain bound hereunder, and without impairing, abridging, releasing or affecting the subordination provided for in this Section 12.12.
(h)    The Second Lien Trustee and each noteholder waive any and all notice of the creation, renewal, extension, increase or accrual of any Senior Indebtedness, and any and all notice of or proof of reliance by holders of Senior Indebtedness upon the subordination provisions set forth in this Section 12.12. The Senior Indebtedness shall be deemed conclusively to have been created, contracted or incurred, and the consent to create the obligations of the Second Lien Trustee and each noteholder under this Section 12.12 shall be deemed conclusively to have been given, in reliance upon the subordination provisions set forth in this Section 12.12.
(i)    To the maximum extent permitted by law, the Second Lien Trustee and each noteholder waives any claim it might have against any Senior Indebtedness Representative or any other holder of Senior Indebtedness with respect to, or arising out of, any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on the part of such Senior Indebtedness Representative or any such holder, or any of their controlled and controlling Affiliates and their respective directors, trustees, officers, employees, agents, advisors and members and controlled and controlling Affiliates (collectively, the “Related Parties”), with respect to any exercise of rights or remedies under the documents governing or evidencing such Senior Indebtedness, except to the extent due to the gross negligence or willful misconduct of such Senior Indebtedness Representative or any such holder, as the case may be, or any of its Related Parties, as determined by a court of competent jurisdiction in a final and nonappealable judgment. None of any Senior Indebtedness Representative, any other holder of Senior Indebtedness or any of their Related Parties shall be liable for failure to demand, collect or realize upon any guarantee of any Senior Indebtedness, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any property upon the request of the Cadence IP Licensee, the Second Lien Trustee, any noteholder or any other person or to take any other action whatsoever with regard to any such guarantee or any other property.
(j)    Subject to the occurrence of the Payoff Date, the Second Lien Trustee and the noteholders shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of the Cadence IP Licensee applicable to the Senior Indebtedness until the Payoff Date, and for the purpose of such subrogation no payments or distributions to the holders of the Senior Indebtedness by or on behalf of the Cadence IP Licensee or by or on behalf of the Second Lien Trustee or any noteholder by virtue of this Section 12.12 which otherwise would have been made to the Second Lien Trustee or any noteholder shall, as between the Cadence IP Licensee, its creditors other than the holders of Senior Indebtedness, the Second Lien Trustee and the noteholders, be deemed to be payment by the Cadence IP Licensee to or on account of the Senior Indebtedness, it being understood that the provisions of this Section 12.12 are and are intended solely for the purpose of defining the relative rights of the Second Lien Trustee and the noteholders, on the one hand, and the holders of the Senior Indebtedness, on the other hand.
(k)    The Second Lien Trustee, each noteholder and the Cadence IP Licensee hereby agree that the subordination provisions set forth in this Section 12.12 are for the benefit of each Senior Indebtedness Representative and the other holders of Senior Indebtedness. Each Senior Indebtedness Representative and the other holders of Senior Indebtedness are beneficiaries of this Section 12.12 to the same extent as if they were parties hereto and each applicable Senior Indebtedness Representative may, on behalf of itself and such other holders, proceed to enforce the subordination provisions set forth in this Section 12.12.
(l)    All rights and interests of each Senior Indebtedness Representative and the other holders of Senior Indebtedness hereunder, and the subordination provisions and the related agreements of the Cadence IP Licensee set forth in this Section 12.12, shall remain in full force and effect irrespective of:
(i)    any lack of validity or enforceability of any document governing or evidencing any Senior Indebtedness;
(ii)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Senior Indebtedness or any amendment or waiver or other modification, whether by course of conduct or otherwise, of, or consent to departure from any document governing or evidencing any Senior Indebtedness;
(iii)    any release, amendment, supplement, waiver or other modification, whether in writing or by course of conduct or otherwise, of or consent to departure from, any guarantee by the Cadence IP Licensee of any Senior Indebtedness; or
(iv)    any other circumstances that might otherwise constitute a defense available to, or a discharge of, the Cadence IP Licensee in respect of any Senior Indebtedness or of the Cadence IP Licensee, the Second Lien Trustee or any noteholder in respect of the subordination provisions set forth in this Section 12.12.
(m)    Nothing contained in the subordination provisions set forth in this Section 12.12 is intended to or will impair, as between the Cadence IP Licensee, on the one hand, and the Second Lien Trustee and the noteholders, on the other hand, the obligations of the Cadence IP Licensee, which are absolute and unconditional, to pay to the Second Lien Trustee and the noteholders any amount owing under its Guarantee as and when due and payable in accordance with the terms thereof, or is intended to or will affect the relative rights of the Second Lien Trustee or any noteholder and other creditors of the Cadence IP Licensee other than each Senior Indebtedness Representative and the other holders of Senior Indebtedness.
(n)    Until the Payoff Date shall have occurred, no amendment, modification or waiver of, or consent with respect to, any provisions of this Section 12.12 shall be effective unless each Senior Indebtedness Representative shall have provided its prior written consent to such amendment, modification, waiver or consent (such consent not to be unreasonably withheld or delayed).
(o)    If, at any time, all or part of any payment with respect to Senior Indebtedness theretofore made by the Cadence IP Licensee or any other person or entity is rescinded or must otherwise be returned by the holders of the Senior Indebtedness for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Cadence IP Licensee or such other person or entity), the subordination provisions set forth in this Section 12.12 shall continue to be effective or be reinstated, as the case may be, all as though such payment had not been made.
(p)    Notwithstanding anything contained herein to the contrary, payments from money or the proceeds of U.S. Government Obligations held in trust under Article VIII by the Second Lien Trustee and deposited at a time when permitted by the subordination provisions of this Section 12.12 for the payment of principal of and interest on the Notes shall not be subordinated to the prior payment of any Senior Indebtedness or subject to the restrictions set forth in this Section 12.12, and none of the noteholders shall be obligated to pay over any such amount to any holder of Senior Indebtedness.
ARTICLE XIII

COLLATERAL
SECTION 13.01    Second Lien Collateral Documents. Subject (where applicable) to the Agreed Guarantee and Security Principles, the Second Priority Notes Obligations shall be secured as provided in the Second Lien Collateral Documents, which define the terms of the Liens that secure the Second Priority Notes Obligations, subject to the terms of the Intercreditor Agreements. The Second Lien Trustee and the Issuers hereby acknowledge and agree that the Second Lien Collateral Agent holds the Second Lien Collateral in trust for the benefit of the holders of the Notes and the Second Lien Trustee and pursuant to the terms of the Second Lien Collateral Documents and the Intercreditor Agreements and subject, where applicable, to the Agreed Guarantee and Security Principles. Each holder, by accepting a Note, consents and agrees to the terms of the Second Lien Collateral Documents (including the provisions providing for the possession, use, release and foreclosure of Second Lien Collateral) and the Intercreditor Agreements as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture and the Intercreditor Agreements, and authorizes and directs the Second Lien Collateral Agent to enter into the Second Lien Collateral Documents and the Intercreditor Agreements and to perform its obligations and exercise its rights thereunder in accordance therewith. The Issuers shall deliver to the Second Lien Collateral Agent copies of all documents required to be filed pursuant to the Second Lien Collateral Documents, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 13.01, to assure and confirm to the Second Lien Collateral Agent the security interest in the Second Lien Collateral contemplated hereby, by the Second Lien Collateral Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes, according to the intent and purposes herein expressed. The Issuer shall, and shall cause the Restricted Subsidiaries to, take any and all actions and make all filings (including the filing of UCC financing statements, continuation statements and amendments thereto) required to cause the Second Lien Collateral Documents to create and maintain, as security for the Second Priority Notes Obligations of the Issuers and the Guarantors, a valid and enforceable perfected Lien and security interest in and on all of the Second Lien Collateral (subject to the terms of the Intercreditor Agreements and the Second Lien Collateral Documents and (where applicable) the Agreed Guarantee and Security Principles), in favor of the Second Lien Collateral Agent for the benefit of the holders and the Trustee.
SECTION 13.02    Release of Second Lien Collateral.
(a)    The Liens securing the Notes will automatically and without the need for any further action by any Person be released, and the Second Lien Trustee (subject to its receipt of an Officers’ Certificate and Opinion of Counsel as provided in Section 13.02(b)) shall execute documents evidencing such release, or instruct the Second Lien Collateral Agent to execute, as applicable, the same at the Issuer’s sole cost and expense, under one or more of the following circumstances:
(i)    in whole, as to all property subject to such Liens, upon:
(A)    payment in full of the principal of, accrued and unpaid interest and premium, if any, on the Notes; or
(B)    satisfaction and discharge of this Indenture in accordance with its terms; or
(C)    legal defeasance or covenant defeasance of this Indenture under Article VIII hereof;
(ii)    in part, as to any property that (a) is sold, transferred or otherwise disposed of by an Issuer or a Guarantor (other than to an Issuer or a Guarantor) in a transaction not prohibited by this Indenture or (b) is owned or at any time acquired by a Guarantor that has been released from its Guarantee, concurrently with the release of such Guarantee;
(iii)    as to property that constitutes all or substantially all of the Second Lien Collateral securing the Notes, with the consent of the holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding;
(iv)    as to property that constitutes less than all or substantially all of the Second Lien Collateral securing the Notes, with the consent of the holders of a majority of the aggregate principal amount of the Notes then outstanding;
(v)    if such property becomes Excluded Property or Excluded Securities, as applicable; or
(vi)    in accordance with the applicable provisions of the Second Lien Collateral Documents and the Intercreditor Agreements.
(b)    With respect to any release of Second Lien Collateral, upon receipt of an Officers’ Certificate and an Opinion of Counsel each stating that all conditions precedent under this Indenture to such release have been met and that it is proper for the Second Lien Trustee or the Second Lien Collateral Agent, as applicable, to execute and deliver the documents requested by the Issuer in connection with such release, and any necessary or proper instruments of termination, satisfaction, discharge or release prepared by the Issuer, the Second Lien Trustee shall, or shall cause the Second Lien Collateral Agent to, execute, deliver or acknowledge (at the Issuer’s expense) such instruments or releases to evidence the release and discharge of any Second Lien Collateral permitted to be released pursuant to this Indenture. Neither the Second Lien Trustee nor the Second Lien Collateral Agent shall be liable for any such release undertaken in reliance upon any such Officers’ Certificate or Opinion of Counsel.
SECTION 13.03    Suits to Protect the Second Lien Collateral. Subject to the provisions of Article VII hereof and the Second Lien Collateral Documents and the Intercreditor Agreements, the Second Lien Trustee, without the consent of the holders of the Notes, on behalf of the holders of the Notes, may or may direct the Second Lien Collateral Agent to take all actions it determines in order to:
(a)    enforce any of the terms of the Second Lien Collateral Documents; and
(b)    collect and receive any and all amounts payable in respect of the Second Priority Notes Obligations.
Subject to the provisions of the Second Lien Collateral Documents and the Intercreditor Agreements, the Second Lien Trustee and the Second Lien Collateral Agent shall have power to institute and to maintain such suits and proceedings as the Second Lien Trustee may determine to prevent any impairment of the Second Lien Collateral by any acts which may be unlawful or in violation of any of the Second Lien Collateral Documents or this Indenture, and such suits and proceedings as the Second Lien Trustee may determine to preserve or protect its interests and the interests of the holders of the Notes in the Second Lien Collateral. Nothing in this Section 13.03 shall be considered to impose any such duty or obligation to act on the part of the Second Lien Trustee or the Second Lien Collateral Agent.
SECTION 13.04    Authorization of Receipt of Funds by the Second Lien Trustee under the Second Lien Collateral Documents. Subject to the provisions of the Intercreditor Agreements, the Second Lien Trustee is authorized to receive any funds for the benefit of the holders of the Notes distributed under the Second Lien Collateral Documents, and to make further distributions of such funds to the holders of the Notes according to the provisions of this Indenture.
SECTION 13.05    Purchaser Protected. In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Second Lien Collateral Agent or the Second Lien Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article XIII to be sold be under any obligation to ascertain or inquire into the authority of the applicable Issuers or Guarantors to make any such sale or other transfer.
SECTION 13.06    Powers Exercisable by Receiver or Trustee. In case the Second Lien Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article XIII upon the Issuers or Guarantors with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuers or Guarantors or of any Officer or Officers thereof required by the provisions of this Article XIII; and if the Second Lien Trustee shall be in the possession of the Second Lien Collateral under any provision of this Indenture, then such powers may be exercised by the Second Lien Trustee.
SECTION 13.07    Release Upon Termination of the Issuers’ Obligations. In the event that the Issuer delivers to the Second Lien Trustee an Officers’ Certificate certifying that (i) payment in full of the principal of, premium (if any), together with accrued and unpaid interest on, the Notes and all other Second Priority Notes Obligations that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid or (ii) the Issuers shall have exercised their legal defeasance option or their covenant defeasance option, in each case in compliance with the provisions of Article VIII, and an Opinion of Counsel stating that all conditions precedent to the execution and delivery of such notice by the Second Lien Trustee have been satisfied, the Second Lien Trustee shall deliver to the Issuers and the Second Lien Collateral Agent a notice stating that the Second Lien Trustee, on behalf of the holders of the Notes, disclaims and gives up any and all rights it has in or to the Second Lien Collateral (other than with respect to funds held by the Second Lien Trustee pursuant to Article VIII), and any rights it has under the Second Lien Collateral Documents, and upon receipt by the Second Lien Collateral Agent of such notice, the Second Lien Collateral Agent shall be deemed not to hold a Lien in the Second Lien Collateral on behalf of the Second Lien Trustee or the holders of the Notes and shall do or cause to be done (at the expense of the Issuer) all acts reasonably requested by the Issuer to release and discharge such Lien as soon as is reasonably practicable.
SECTION 13.08    Second Lien Collateral Agent.
(a)    The Second Lien Trustee and each of the holders of the Notes, by acceptance of the Notes, hereby designates and appoints the Second Lien Collateral Agent as its agent under the Note Documents and the Second Lien Trustee and each of the holders of the Notes, by acceptance of the Notes, hereby irrevocably authorizes the Second Lien Collateral Agent to take such action on its behalf under the provisions of the Note Documents and to exercise such powers and perform such duties as are expressly delegated to the Second Lien Collateral Agent by the terms of the Note Documents, and consents and agrees to the terms of the Intercreditor Agreements and each Second Lien Collateral Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. The Second Lien Collateral Agent agrees to act as such on the express conditions contained in this Section 13.08. The provisions of this Section 13.08 are solely for the benefit of the Second Lien Collateral Agent and none of the Second Lien Trustee, any of the holders of the Notes nor any of the Issuers or Guarantors shall have any rights as a third party beneficiary of any of the provisions contained herein other than as expressly provided in Section 13.03. Each holder of the Notes agrees that any action taken by the Second Lien Collateral Agent in accordance with the provision of the Note Documents, and the exercise by the Second Lien Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all holders of the Notes. Notwithstanding any provision to the contrary contained elsewhere in the Note Documents, the duties of the Second Lien Collateral Agent shall be ministerial and administrative in nature, and the Second Lien Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the other Note Documents to which the Second Lien Collateral Agent is a party, nor shall the Second Lien Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Second Lien Trustee, any holder of the Notes or any Issuer or Guarantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Note Documents exist against the Second Lien Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Second Lien Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
(b)    The Second Lien Collateral Agent may perform any of its duties under the Note Documents by or through receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates, (a “Related Person”) and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in good faith and in accordance with the advice or opinion of such counsel. The Second Lien Collateral Agent shall not be responsible for the negligence or misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made with due care.
(c)    None of the Second Lien Collateral Agent or any of its respective Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with any Note Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or under or in connection with any Second Lien Collateral Document or Intercreditor Agreement or the transactions contemplated thereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Second Lien Trustee or any holder of the Notes for any recital, statement, representation, warranty, covenant or agreement made by any Issuer or Guarantor or Affiliate of any Issuer or Guarantor, or any Officer or Related Person thereof, contained in this Indenture, or any other Note Documents, or in any certificate, report, statement or other document referred to or provided for in, or received by the Second Lien Collateral Agent under or in connection with, any of the Note Documents, or the validity, effectiveness, genuineness, enforceability or sufficiency of any of the Note Documents, or for any failure of any Issuer or Guarantor or any other party to any of the Note Documents to perform its obligations hereunder or thereunder. None of the Second Lien Collateral Agent or any of its respective Related Persons shall be under any obligation to the Second Lien Trustee or any holder of the Notes to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, any of the Note Documents or to inspect the properties, books, or records of any Issuer or Guarantor or any Affiliates of any Issuer or Guarantor.
(d)    The Second Lien Collateral Agent shall be entitled to rely, and shall be fully protected in relying, in good faith upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts and advisors selected by the Second Lien Collateral Agent. The Second Lien Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. The Second Lien Collateral Agent shall be fully justified in failing or refusing to take any action under any Note Document unless it shall first receive such advice or concurrence of the Second Lien Trustee as it determines. The Second Lien Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Note Documents in accordance with a request, direction, instruction or consent of the Second Lien Trustee.
(e)    The Second Lien Collateral Agent shall not be deemed to have notice of any Default or Event of Default unless a Trust Officer of the Second Lien Collateral Agent has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default is received by the Second Lien Collateral Agent and such notice references the Notes and this Indenture.
(f)    The Second Lien Collateral Agent may resign at any time by notice to the Second Lien Trustee and the Issuers, such resignation to be effective upon the acceptance of a successor agent to its appointment as Second Lien Collateral Agent. If the Second Lien Collateral Agent resigns under this Indenture, the Issuers shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Second Lien Collateral Agent (as stated in the notice of resignation), the Second Lien Collateral Agent may appoint, after consulting with the Second Lien Trustee, subject to the consent of the Issuers (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), a successor collateral agent. If no successor collateral agent is appointed and consented to by the Issuers pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Second Lien Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Second Lien Collateral Agent, and the term “Second Lien Collateral Agent” shall mean such successor collateral agent, and the retiring Second Lien Collateral Agent’s appointment, powers and duties as the Second Lien Collateral Agent shall be terminated. After the retiring Second Lien Collateral Agent’s resignation hereunder, the provisions of this Section 13.08 (and Section 7.07) shall continue to inure to its benefit and the retiring Second Lien Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Second Lien Collateral Agent under this Indenture.
(g)    Wilmington Savings Fund Society, FSB shall initially act as Second Lien Collateral Agent and shall be authorized to appoint co-Second Lien Collateral Agents as necessary in its sole discretion. Except as otherwise explicitly provided in the Note Documents, neither the Second Lien Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Second Lien Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Second Lien Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Second Lien Collateral or any part thereof. The Second Lien Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Second Lien Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.
(h)    The Second Lien Collateral Agent is authorized and directed to (i) enter into the Second Lien Collateral Documents to which it is party, whether executed on or after the Issue Date, (ii) enter into the Intercreditor Agreements, (iii) make the representations of the holders of the Notes set forth in the Second Lien Collateral Documents and Intercreditor Agreements, (iv) bind the holders of the Notes on the terms as set forth in the Second Lien Collateral Documents and the Intercreditor Agreements and (v) perform and observe its obligations under the Second Lien Collateral Documents and the Intercreditor Agreements.
(i)    If at any time or times the Second Lien Trustee shall receive (i) by payment, foreclosure, realization, set-off or otherwise, any proceeds of Second Lien Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Second Lien Trustee from the Second Lien Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Second Lien Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article VI, the Second Lien Trustee shall promptly turn the same over to the Second Lien Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Second Lien Collateral Agent such proceeds to be applied by the Second Lien Collateral Agent pursuant to the terms of the Intercreditor Agreements and the other Note Documents.
(j)    The Second Lien Collateral Agent is each holder’s agent for the purpose of perfecting the holders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code can be perfected only by possession. Should the Second Lien Trustee obtain possession of any such Second Lien Collateral, the Second Lien Trustee shall notify the Second Lien Collateral Agent thereof and promptly shall, subject to the Intercreditor Agreements, deliver such Collateral to the Second Lien Collateral Agent or otherwise deal with such Second Lien Collateral in accordance with the Second Lien Collateral Agent’s instructions.
(k)    The Second Lien Collateral Agent shall have no obligation whatsoever to the Second Lien Trustee or any of the holders of the Notes to assure that the Second Lien Collateral exists or is owned by any Issuer or Guarantor or is cared for, protected, or insured or has been encumbered, or that the Second Lien Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the Issuers’ and the Guarantors’ property constituting collateral intended to be subject to the Lien and security interest of the Second Lien Collateral Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Second Lien Collateral Agent pursuant to any Note Document other than pursuant to the instructions of the Second Lien Trustee or the holders of a majority in aggregate principal amount of the Notes or as otherwise provided in the Second Lien Collateral Documents, it being understood and agreed that in respect of the Second Lien Collateral, or any act, omission, or event related thereto, the Second Lien Collateral Agent shall have no other duty or liability whatsoever to the Second Lien Trustee or any holder of any of the Notes as to any of the foregoing.
(l)    If any Issuer or Guarantor incurs any obligations in respect of First Priority Obligations at any time when the First Priority/Second Priority Intercreditor Agreement is not in effect and delivers to the Second Lien Collateral Agent an Officer’s Certificate so stating and requesting the Second Lien Collateral Agent to enter into a First Priority/Second Priority Intercreditor Agreement in favor of a designated agent or representative for the holders of the First Priority Obligations so incurred, the Second Lien Collateral Agent shall (and is hereby authorized and directed to) enter into such First Priority/Second Priority Intercreditor Agreement (at the sole expense and cost of the Issuers, including legal fees and expenses of the Second Lien Collateral Agent), bind the holders of the Notes on the terms set forth therein and perform and observe its obligations thereunder. The Second Lien Collateral Agent and the Second Lien Trustee are authorized to, and, upon request of the Issuer, the Second Lien Collateral Agent and the Second Lien Trustee shall, enter into (i) an equal and ratable intercreditor agreement with (together with other relevant Persons) any authorized representative of any Future Second Lien Indebtedness, which intercreditor agreement shall govern intercreditor arrangements among the Second Priority Obligations consistent with market terms (as determined in good faith by the Issuer) (any such agreement, a “Second Priority Intercreditor Agreement”) and (ii) a senior priority/junior priority intercreditor agreement with (together with other relevant Persons) any collateral agent and/or other authorized representative of any Junior Priority Indebtedness, which intercreditor agreement shall provide for intercreditor arrangements with respect to such Junior Priority Indebtedness that are not less favorable to the holders of the Notes in any material respect than the intercreditor arrangements set forth in the First Priority/Second Priority Intercreditor Agreement (provided that the Second Priority Obligations shall be treated as the senior obligations thereunder) (any such agreement, a “Junior Priority Intercreditor Agreement”). Holders of the Notes shall be deemed to have agreed to and accepted the terms of such other intercreditor arrangements complying with the requirements of the indenture by their acceptance of the Notes.
(m)    No provision of any Note Document shall require the Second Lien Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of holders of the Notes or the Second Lien Trustee if it shall not have received indemnity satisfactory to the Second Lien Collateral Agent against potential costs and liabilities incurred by the Second Lien Collateral Agent relating thereto. Notwithstanding anything to the contrary contained in Note Documents, in the event the Second Lien Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Second Lien Collateral, the Second Lien Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Second Lien Collateral Agent has determined that the Second Lien Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Second Lien Collateral or such property, of any hazardous substances unless the Second Lien Collateral Agent has received security or indemnity from the holders of the Notes in an amount and in a form all satisfactory to the Second Lien Collateral Agent, protecting the Second Lien Collateral Agent from all such liability. The Second Lien Collateral Agent shall at any time be entitled to cease taking any action described in this paragraph (m) if it reasonably no longer deems any indemnity, security or undertaking to be sufficient.
(n)    The Second Lien Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with any Note Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Second Lien Collateral Agent may agree in writing with the Issuers (and money held in trust by the Second Lien Collateral Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Second Lien Collateral Agent shall not be construed to impose duties to act.
(o)    The Second Lien Collateral Agent shall not be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. The Second Lien Collateral Agent shall not be liable for any indirect, special, punitive, incidental or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.
(p)    The Second Lien Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by any Issuer or Guarantor under any Note Documents. The Second Lien Collateral Agent shall not be responsible to the holders of the Notes or any other Person for any recitals, statements, information, representations or warranties contained in any Note Documents or in any certificate, report, statement, or other document referred to or provided for in, or received by the Second Lien Collateral Agent under or in connection with, any Note; the execution, validity, genuineness, effectiveness or enforceability of any Note Document of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Second Lien Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Second Priority Notes Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Issuer or Guarantor; or for any failure of any Issuer or Guarantor to perform its Second Priority Notes Obligations under the Note Documents. The Second Lien Collateral Agent shall have no obligation to any holder of the Notes or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Issuer or Guarantor of any terms of the Note Documents, or the satisfaction of any conditions precedent contained in the Note Documents. The Second Lien Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under the Note Documents unless expressly set forth hereunder or thereunder. The Second Lien Collateral Agent shall have the right at any time to seek instructions from the holders of the Notes with respect to the administration of the Note Documents.
(q)    The parties hereto and the holders of the Notes hereby agree and acknowledge that the Second Lien Collateral Agent shall not assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of the Note Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the holders of the Notes hereby agree and acknowledge that in the exercise of its rights under the Note Documents, the Second Lien Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Second Lien Collateral Agent in the Second Lien Collateral and that any such actions taken by the Second Lien Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Second Lien Collateral.
(r)    Upon the receipt by the Second Lien Collateral Agent of a written request of the Issuers signed by one Officer of each Issuer (a “Collateral Document Order”), the Second Lien Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any holder of the Notes or the Second Lien Trustee, any Second Lien Collateral Document to be executed after the Issue Date. Such Collateral Document Order shall (i) state that it is being delivered to the Second Lien Collateral Agent pursuant to, and is a Collateral Document Order referred to in, this Section 13.08(r), and (ii) instruct the Second Lien Collateral Agent to execute and enter into such Second Lien Collateral Document. Any such execution of a Second Lien Collateral Document shall be at the direction and expense of the Issuers. The holders of the Notes, by their acceptance of the Notes, hereby authorize and direct the Second Lien Collateral Agent to execute such Second Lien Collateral Documents.
(s)    Subject to the provisions of the applicable Second Lien Collateral Documents and the Intercreditor Agreements, each holder of the Notes, by acceptance of the Notes, agrees that the Second Lien Collateral Agent shall execute and deliver the Intercreditor Agreements and the Second Lien Collateral Documents to which it is a party and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof.
(t)    After the occurrence of an Event of Default, the Second Lien Trustee may, subject to the Intercreditor Agreements, direct the Second Lien Collateral Agent in connection with any action required or permitted by the Note Documents.
(u)    The Second Lien Collateral Agent is authorized to receive any funds for the benefit of itself, the Second Lien Trustee and the holders of the Notes distributed under the Second Lien Collateral Documents or the Intercreditor Agreements and to the extent not prohibited under the Intercreditor Agreements, for turnover to the Second Lien Trustee to make further distributions of such funds to itself, the Second Lien Trustee and the Holders in accordance with the provisions of Article VI hereof and the other provisions of this Indenture.
(v)    Notwithstanding anything to the contrary in this Indenture or any other Note Document, in no event shall the Second Lien Collateral Agent or the Second Lien Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture or the other Note Documents (including without limitation the filing or continuation of any UCC financing or continuation statements or similar documents or instruments, nor shall the Second Lien Collateral Agent or the Second Lien Trustee be responsible for, and neither the Second Lien Collateral Agent nor the Second Lien Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Second Lien Collateral Documents or the security interests or Liens intended to be created thereby.
(w)    Before the Second Lien Collateral Agent acts or refrains from acting in each case at the request or direction of any Issuer or Guarantor, it may require an Officers’ Certificate and an Opinion of Counsel, which shall conform to the provisions of Section 14.04. The Second Lien Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.
(x)    The Issuers shall pay compensation to, reimburse expenses of and indemnify the Second Lien Collateral Agent in accordance with Section 7.07.
SECTION 13.09    Designations. For purposes of the provisions hereof and the Intercreditor Agreements requiring the Issuers to designate Indebtedness for the purposes of the term “Future First Lien Indebtedness,” “Future Second Lien Indebtedness,” “Junior Priority Indebtedness” or any other such designations hereunder or under the Intercreditor Agreements, any such designation shall be sufficient if the relevant designation is set forth in writing, signed on behalf of the Issuers by an Officer of each Issuer and delivered to the Second Lien Trustee and the Second Lien Collateral Agent.
SECTION 13.10    Additional Provisions.
(a)    In no event shall (i) control agreements or control, lockbox or similar agreements or arrangements be required with respect to deposit or securities accounts, (ii) landlord, mortgagee and bailee waivers be required or (iii) notices be sent to account debtors or other contractual third parties, except in accordance with the Agreed Guarantee and Security Principles or in connection with a permitted exercise of remedies under the relevant Second Lien Collateral Documents.
(b)    If at any time after the Issue Date, the definitions of “Excluded Property” or “Excluded Securities” or the Agreed Guarantee and Security Principles (or equivalent terms) included in the agreement described in clause (i) of the definition of the term “Credit Agreement” (as amended, amended and restated, supplemented, modified, refinanced or replaced, so long as continuing to constitute First Priority Obligations) are amended, modified or waived so as to narrow the scope of the exclusion of assets from the First Lien Collateral, the corresponding provisions in the indenture shall be deemed automatically amended in identical fashion.
SECTION 13.11    Parallel Debt. For the purpose of taking and ensuring the continuing validity of each Lien on the Second Lien Collateral granted under the Second Lien Collateral Documents governed by the laws of (or to the extent affecting assets situated in) Switzerland or any other jurisdiction in which an effective Lien cannot be granted in favor of the Second Lien Collateral Agent as trustee or agent for some or all of the Second Priority Notes Secured Parties, notwithstanding any contrary provision in any Note Document:
(a)    each Issuer and Guarantor irrevocably and unconditionally undertakes to pay to the Second Lien Collateral Agent as an independent and separate creditor an amount (the “Parallel Obligations”) equal to: (i) all present and future, actual or contingent amounts owing by such Issuer or Guarantor to Second Priority Notes Secured Parties under or in connection with the Note Documents as and when the same fall due for payment under or in connection with the Note Documents (including, for the avoidance of doubt, any change, extension or increase in those obligations pursuant to or in connection with any amendment or supplement or restatement or novation of any Note Document, in each case whether or not anticipated as of the Issue Date) and (ii) any amount which such Issuer or Guarantor owes to Second Priority Notes Secured Parties as a result of a party rescinding a Note Document or as a result of invalidity, illegality, or unenforceability of a Note Document (the “Original Obligations”);
(b)    the Second Lien Collateral Agent shall have its own independent right to claim performance of the Parallel Obligations (including, without limitation, any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in respect of any kind of insolvency proceedings) and the Parallel Obligations shall not constitute the Second Lien Collateral Agent and any other Second Priority Notes Secured Party as joint creditors;
(c)    the Parallel Obligations shall not limit or affect the existence of the Original Obligations for which the Second Priority Notes Secured Parties shall have an independent right to demand payment;
(d)    notwithstanding clauses (b) and (c) above:
(i)    the Parallel Obligations shall be decreased to the extent the Second Lien Collateral Agent receives (and retains) and applies any payment against the discharge of its Parallel Obligations to the Second Lien Collateral Agent and the Original Obligations shall be decreased to the same extent;
(ii)    payment by any Issuer or Guarantor of its Original Obligations to the relevant Second Priority Notes Secured Party shall to the same extent decrease and be a good discharge of the Parallel Obligations owing by it to the Second Lien Collateral Agent; and
(iii)    if any Original Obligation is subject to any limitations under the Note Documents, then the same limitations shall apply mutatis mutandis to the relevant Parallel Obligation corresponding to that Original Obligation;
(e)    the Parallel Obligations are owed to the Second Lien Collateral Agent in its own name on behalf of itself and not as agent or representative of any other person nor as trustee and all property subject to a Lien on Second Lien Collateral shall secure the Parallel Obligations so owing to the Second Lien Collateral Agent in its capacity as creditor of the Parallel Obligations;
(f)    each Issuer and Guarantor irrevocably and unconditionally waives any right it may have to require a Second Priority Notes Secured Party to join any proceedings as co-claimant with the Second Lien Collateral Agent in respect of any claim by the Second Lien Collateral Agent against any Issuer or Guarantor under this Section 13.11;
(g)    each Issuer and Guarantor agrees that:
(i)    any defect affecting a claim of the Second Lien Collateral Agent against any Issuer or Guarantor under this Section 13.11 will not affect any claim of a Second Priority Notes Secured Party against such Issuer or Guarantor under or in connection with the Second Lien Documents; and
(ii)    any defect affecting a claim of a Second Priority Notes Secured Party against any Issuer or Guarantor under or in connection with the Note Document will not affect any claim of the Second Lien Collateral Agent under this Section 13.11; and
(h)    if the Second Lien Collateral Agent returns to any Issuer or Guarantor, whether in any kind of insolvency proceeding or otherwise, any recovery in respect of which it has made a payment to a Second Priority Notes Secured Party, that Second Notes Secured Party must repay an amount equal to that recovery to the Second Lien Collateral Agent.
SECTION 13.12    Trust Provisions.
(a)    Declaration of Trust. The Second Lien Collateral Agent declares that it holds the Trust Property on trust for the Second Priority Secured Parties on the terms contained in this Indenture.
(b)    The Second Lien Collateral Agent.
(i)    The Second Lien Collateral Agent shall have such rights, powers, authorities and discretions as are (i) conferred on trustees by the Trustee Acts; (ii) by way of supplement to the Trustee Acts as provided for in this Indenture and/or the English Security Documents; and (iii) any which may be vested in the Second Lien Collateral Agent by law or regulation or otherwise.
(ii)    Section 1 of the Trustee Act 2000 shall not apply to the duties of the Second Lien Collateral Agent in relation to the trusts constituted by this Indenture. Where there are any inconsistencies between the Trustee Acts and the provisions of this Indenture, the provisions of this Indenture shall, to the extent permitted by law, prevail and, in the case of any such inconsistency with the Trustee Act 2000, the provisions of this Indenture shall constitute a restriction or exclusion for the purposes of the Trustee Act 2000.
(iii)    All moneys from time to time received or recovered by the Second Lien Collateral Agent in respect of the Trust Property and the net proceeds from the realization or enforcement of all or any part of the English Transaction Security shall be held by the Second Lien Collateral Agent on trust to apply them at such times as the Second Lien Collateral Agent considers appropriate in the order of priority set out in Section 6.10 (subject to the Intercreditor Agreements).
(iv)    Nothing in any Note Documents constitutes the Second Lien Collateral Agent as an agent, trustee or fiduciary of any Issuer or Guarantor and the Second Lien Collateral Agent shall not be bound to account to any Second Priority Secured Party for any sum or the profit element of any sum received by it for its own account.
(v)    If the Second Lien Collateral Agent were to resign or be replaced, its resignation or replacement shall only take effect upon the transfer of the Trust Property to its successor.
(c)    Termination of the Trusts. If the Second Lien Collateral Agent, with the approval of the Second Lien Trustee under the Note Documents, determines that:
(i)    all of the Second Priority Obligations and all other obligations secured by the English Security Documents have been fully and finally discharged; and
(ii)    no Second Priority Secured Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Issuer or Guarantor pursuant to the Note Documents, then the trusts created by this Section 13.12 shall be wound up and the Second Lien Collateral Agent shall release, without recourse or warranty, all of the English Transaction Security and the rights of the Second Lien Collateral Agent under each of the English Security Documents.
SECTION 13.13    Swiss Provisions. In relation to any Second Lien Collateral Document governed by Swiss law (each a “Second Lien Swiss Transaction Security Document”):
(a)    the Second Lien Collateral Agent shall hold:
(1)    any security created or evidenced or expressed to be created or evidenced under or pursuant to a Second Lien Swiss Transaction Security Document by way of a security assignment (Sicherungszession / cession à titre de sûreté) or transfer for security purposes (Sicherungsübereignung / transfert à titre de sûreté);
(2)    the benefit of this Section 13.13; and
(3)    any proceeds and other benefits of such security, as fiduciary (treuhänderisch / à titre fiduciaire) in its own name but for the account of all relevant Second Priority Notes Secured Parties which have the benefit of such security in accordance with the First Priority/Second Priority Intercreditor Agreement and the respective Second Lien Swiss Transaction Security Document; and
(b)    each present and future Second Priority Notes Secured Party, represented by the Second Lien Trustee acting for itself and in the name and for the account of each such Second Priority Notes Secured Party as a direct representative, hereby authorizes the Second Lien Collateral Agent:
(1)    to (x) accept and execute in the name and on behalf of each Second Priority Notes Secured Party as its direct representative (direkter Stellvertreter / représentant direct) any Swiss law pledge created or evidenced or expressed to be created or evidenced under or pursuant to any Second Lien Swiss Transaction Security Document for the benefit of the Second Priority Notes Secured Parties and (y) hold, administer and, if necessary, enforce any such security in the name and on behalf of each relevant Second Priority Notes Secured Party which has the benefit of such security;
(2)    to agree as its direct representative (direkter Stellvertreter / représentant direct) to any amendments and alterations to any Second Lien Swiss Transaction Security Document in accordance with Article IX of this Indenture;
(3)    to effect as its direct representative (direkter Stellvertreter / représentant direct) any release of a security created or evidenced or expressed to be created or evidenced under any Second Lien Swiss Transaction Security Document in accordance with the First Priority/Second Priority Intercreditor Agreement; and
to exercise as its direct representative (direkter Stellvertreter / représentant direct) such other rights granted under any relevant Second Lien Swiss Transaction Security Document.
ARTICLE XIV

MISCELLANEOUS
SECTION 14.01    Notices.
(a)    Any notice or communication required or permitted hereunder shall be in writing and delivered in person, via facsimile, electronically in PDF format or mailed by first-class mail addressed as follows:
if to the Issuer:

124, boulevard de la Pétrusse
L-2330 Luxembourg
Grand Duchy of Luxembourg
Attention: Principal Financial Officer
Fax: +352-266-279-00
with a copy to:

c/o ST Shared Services LLC
675 McDonnell Blvd.
Hazelwood, MO 63042
Attention: Vice President & Corporate Secretary
if to the Co-Issuer or a Guarantor:

c/o ST Shared Services LLC
675 McDonnell Blvd.
Hazelwood, MO 63042
Attention: Vice President & Treasurer
with a copy to:

c/o ST Shared Services LLC
675 McDonnell Blvd.
Hazelwood, MO 63042
Attention: Vice President & Corporate Secretary]
if to the Second Lien Trustee or the Second Lien Collateral Agent:

Wilmington Savings Fund Society, FSB
500 Delaware Avenue
Wilmington, Delaware 19801
With a copy to:

Wilmington Savings Fund Society, FSB
500 Delaware Avenue
Wilmington, Delaware 19801

The Issuers, the Second Lien Trustee or the Second Lien Collateral Agent by notice to the other may designate additional or different addresses for subsequent notices or communications.
(b)    Any notice or communication mailed to a holder shall be mailed, first class mail, to the holder at the holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.
(c)    Failure to mail a notice or communication to a holder or any defect in it shall not affect its sufficiency with respect to other holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Second Lien Trustee or the Second Lien Collateral Agent are effective only if received.
The Second Lien Trustee or the Second Lien Collateral Agent may, in its sole discretion, agree to accept and act upon instructions or directions pursuant to this Indenture sent by e-mail, facsimile transmission or other similar electronic methods. If the party elects to give the Second Lien Trustee or the Second Lien Collateral Agent e-mail or facsimile instructions (or instructions by a similar electronic method) and the Second Lien Trustee or the Second Lien Collateral Agent, as applicable, in its discretion elects to act upon such instructions, the Second Lien Trustee’s or the Second Lien Collateral Agent’s, as applicable, understanding of such instructions shall be deemed controlling. The Second Lien Trustee and the Second Lien Collateral Agent shall not be liable for any losses, costs or expenses arising directly or indirectly from the Second Lien Trustee’s or the Second Lien Collateral Agent’s, as applicable, reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Second Lien Trustee or the Second Lien Collateral Agent, including without limitation the risk of the Second Lien Trustee or the Second Lien Collateral Agent acting on unauthorized instructions, and the risk or interception and misuse by third parties.
Notwithstanding anything to the contrary contained herein, as long as the Notes are in the form of a Global Note, notice to the holders of such Notes may be made electronically in accordance with procedures of the Depository.
SECTION 14.02    Communication by the Holders with Other Holders. The holders may communicate pursuant to Section 312(b) of the TIA with other holders with respect to their rights under this Indenture or the Notes. The Issuers, the Second Lien Trustee, the Registrar and other Persons shall have the protection of Section 312(c) of the TIA.
SECTION 14.03    Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuers to the Second Lien Trustee to take or refrain from taking any action under this Indenture, the Issuers shall furnish to the Second Lien Trustee at the request of the Second Lien Trustee:
(a)    an Officers’ Certificate in form reasonably satisfactory to the Second Lien Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and
(b)    except upon the issuance of the Initial Notes, an Opinion of Counsel in form reasonably satisfactory to the Second Lien Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.
SECTION 14.04    Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture (other than pursuant to Section 4.09) shall include:
(a)    a statement that the individual making such certificate or opinion has read such covenant or condition;
(b)    a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
(c)    a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and
(d)    a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials.
SECTION 14.05    When Notes Disregarded. In determining whether the holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuers, the Guarantors or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuers or the Guarantors shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Second Lien Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer of the Second Lien Trustee actually knows are so owned shall be so disregarded. Subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.
SECTION 14.06    Rules by Second Lien Trustee, Paying Agent and Registrar. The Second Lien Trustee may make reasonable rules for action by or a meeting of the holders. The Registrar and Paying Agent may make reasonable rules for their functions.
SECTION 14.07    Legal Holidays. If a payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue on any amount that would have been otherwise payable on such payment date if it were a Business Day for the intervening period. If a regular Record Date is not a Business Day, the Record Date shall not be affected.
SECTION 14.08    GOVERNING LAW; Jurisdiction. THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. THE APPLICATION TO THE NOTES OF THE PROVISIONS SET OUT IN ARTICLES 470-1 TO 470-19 OF THE LUXEMBOURG LAW ON COMMERCIAL COMPANIES DATED AUGUST 10, 1915, AS AMENDED, IS EXCLUDED.
The Issuers, the Parent and any Guarantor each irrevocably consent and agree, for the benefit of the holders from time to time of the Notes, the Second Lien Trustee and the Second Lien Collateral Agent, that any legal action, suit or proceeding against any of them with respect to its obligations, liabilities or any other matter arising out of or in connection with this Indenture or the Notes may be brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and, until amounts due and to become due in respect of the Notes have been paid, hereby irrevocably consent and submit to the non exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any action, suit or proceeding for itself and in respect of its properties, assets and revenues.
The Issuer hereby irrevocably and unconditionally designates and appoints ST Shared Services LLC, 675 McDonnell Blvd., Hazelwood, MO 63042, U.S.A. (and any successor entity) as its authorized agent to receive and forward on its behalf service of any and all process which may be served in any such suit, action or proceeding in any such court and agrees that service of process upon ST Shared Services LLC shall be deemed in every respect effective service of process upon the Issuer in any such suit, action or proceeding and shall be taken and held to be valid personal service upon the Issuer, as the case may be. Said designation and appointment shall be irrevocable. Nothing in this Section 14.08 shall affect the right of the holders to serve process in any manner permitted by law or limit the right of the holders to bring proceedings against a Guarantor or the Issuers in the courts of any jurisdiction or jurisdictions. The Issuer further agrees to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment set forth in the immediately preceding sentence in full force and effect so long as the Notes are outstanding. The Issuer hereby irrevocably and unconditionally authorizes and directs its agent to accept such service on its behalf. If for any reason any authorized agent ceases to be available to act as such, the Issuer agrees to designate a new agent in the United States of America.
SECTION 14.09    No Recourse Against Others. No director, officer, employee, manager or incorporator of the Parent, an Issuer, any Guarantor or any direct or indirect parent company of the Parent, an Issuer or any Guarantor and no holder of any Equity Interests in the Parent, an Issuer, any Guarantor or any direct or indirect parent company of the Parent, an Issuer or any Guarantor, as such, will have any liability for any obligations of an Issuer or any Guarantor under the Notes, this Indenture or the Guarantees, as applicable, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability.
SECTION 14.10    Successors. All agreements of the Issuers and the Guarantors in this Indenture and the Notes shall bind such person’s successors. All agreements of the Second Lien Trustee and the Second Lien Collateral Agent in this Indenture shall bind their respective successors.
SECTION 14.11    Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture. Notwithstanding the foregoing, the exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture and signature pages for all purposes.
SECTION 14.12    Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.
SECTION 14.13    Indenture Controls. If and to the extent that any provision of the Notes limits, qualifies or conflicts with a provision of this Indenture, such provision of this Indenture shall control.
SECTION 14.14    Severability. In case any provision in this Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.
SECTION 14.15    Waiver of Jury Trial. EACH OF THE ISSUERS, THE GUARANTORS, THE SECOND LIEN TRUSTEE AND THE SECOND LIEN COLLATERAL AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.
SECTION 14.16    U.S.A. Patriot Act. In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (“Applicable Law,” for example section 326 of the USA PATRIOT Act of the United States), the Second Lien Trustee and the Second Lien Collateral Agent are required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Second Lien Trustee and the Second Lien Collateral Agent. Accordingly, each of the parties agree to provide to the Second Lien Trustee and the Second Lien Collateral Agent, upon their request from time to time such identifying information and documentation as may be available for such party in order to enable the Second Lien Trustee and the Second Lien Collateral Agent to comply with Applicable Law.
SECTION 14.17    Intercreditor Agreements. Reference is made to the Intercreditor Agreements. Each holder of the Notes, by its acceptance of a Note, (a) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreements and (b) authorizes and instructs the Second Lien Trustee and the Second Lien Collateral Agent to enter into the Intercreditor Agreements on behalf of such holder, including without limitation, making the representations of the holders of the Notes contained therein.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.
MALLINCKRODT INTERNATIONAL FINANCE S.A.

By:	/s/ John Einwalter Name: John Einwalter Title: Director
MALLINCKRODT CB LLC

By:	/s/ John Einwalter Name: John Einwalter Title: Vice President & Treasurer

[Signature Page — Indenture]

MALLINCKRODT PLC
MALLINCKRODT US HOLDINGS INC.
MALLINCKRODT US POOL LLC
MNK 2011 INC.
LUDLOW CORPORATION
MALLINCKRODT BRAND PHARMACEUTICALS, INC.
MALLINCKRODT VETERINARY, INC.
MALLINCKRODT US HOLDINGS LLC
IMC EXPLORATION COMPANY
MEH, INC.
MALLINCKRODT ENTERPRISES HOLDINGS, INC.
MALLINCKRODT ENTERPRISES LLC
MALLINCKRODT LLC
MALLINCKRODT ARD FINANCE LLC
MALLINCKRODT ARD LLC
MALLINCKRODT HOSPITAL PRODUCTS INC.
MALLINCKRODT ARD HOLDINGS INC.
MALLINCKRODT APAP LLC
MHP FINANCE LLC
MALLINCKRODT CRITICAL CARE FINANCE LLC
MALLINCKRODT MANUFACTURING LLC
INO THERAPEUTICS LLC
THERAKOS, INC.
STRATATECH CORPORATION
SPECGX LLC
INFACARE PHARMACEUTICAL CORPORATION
MCCH INC.
MAK LLC
OCERA THERAPEUTICS, INC.
SUCAMPO PHARMACEUTICALS, INC.
SUCAMPO PHARMA AMERICAS LLC
VTESSE INC.
PETTEN HOLDINGS INC.
MALLINCKRODT EQUINOX FINANCE INC.

By:    __/s/ John Einwalter__________________________
    Name:     John Einwalter
    Title:     Vice President & Treasurer

[Signature Page — Indenture]

MALLINCKRODT UK LTD
MKG MEDICAL UK LTD
MUSHI UK HOLDINGS LIMITED
MALLINCKRODT ENTERPRISES UK
LIMITED
MALLINCKRODT ARD HOLDINGS
LIMITED
MALLINCKRODT PHARMACEUTICALS
LIMITED
By:     /s/ Stephanie Miller____________
Name: Stephanie Miller
Title: Director
MALLINCKRODT PHARMACEUTICALS LIMITED, in its capacity as a member of MALLINCKRODT UK FINANCE LLP

By:    _/s/ Stephanie Miller __________
Name: Stephanie Miller
Title: Company Secretary

[Signature Page — Indenture]

MALLINCKRODT PETTEN HOLDINGS B.V.

By:     /s/ Stephanie Miller_____________
Name:     Stephanie Miller
Title:     Director

[Signature Page — Indenture]

MALLINCKRODT ARD IP LIMITED
MALLINCKRODT HOSPITAL PRODUCTS
    IP LIMITED
MALLINCKRODT PHARMA IP TRADING
    DESIGNATED ACTIVITY COMPANY
MALLINCKRODT WINDSOR IRELAND
    FINANCE UNLIMITED COMPANY
ACTHAR IP UNLIMITED COMPANY
MALLINCKRODT IP UNLIMITED
    COMPANY
By:     /s/ Alasdair Fenlon____________
Name:     Alasdair Fenlon
Title:     Director
MALLINCKRODT BUCKINGHAM
    UNLIMITED COMPANY
By:     /s/ Stephanie Miller___________
Name:     Stephanie Miller
Title:     Director

[Signature Page — Indenture]

MALLINCKRODT QUINCY S.À R.L.
By:     /s/ John Einwalter_____________
Name: John Einwalter
Title: Manager

MALLINCKRODT LUX IP S.À R.L.
By:     /s/ John Einwalter_____________
Name: John Einwalter
Title: Manager

MALLINCKRODT WINDSOR S.À R.L.
By:     /s/ John Einwalter____ _______
Name: John Einwalter
Title: Manager

MALLINCKRODT INTERNATIONAL
HOLDINGS S.À R.L.
By:     /s/ John Einwalter __________
Name: John Einwalter
Title: Manager

[Signature Page — Indenture]

WILMINGTON SAVINGS FUND SOCIETY, FSB, not in its individual capacity, but solely as Second Lien Trustee and as Second Lien Collateral Agent

By:	/s/ Haley A. Harris Name: Haley A. Harris Title: Trust Officer

By:	/s/ Geoffrey J. Lewis Name: Geoffrey J. Lewis Title: Vice President

[Signature Page — Indenture]

APPENDIX A
PROVISIONS RELATING TO INITIAL NOTES AND ADDITIONAL NOTES
1.Definitions.
1.1    Definitions.
For the purposes of this Appendix A the following terms shall have the meanings indicated below:
“Definitive Note” means a certificated Initial Note and Additional Note (bearing the Restricted Notes Legend if the transfer of such Note is restricted by applicable law) that does not include the Global Notes Legend.
“Depository” means The Depository Trust Company, its nominees and their respective successors.
“Global Notes Legend” means the legend set forth under that caption in Exhibit A to this Indenture, as applicable.
“IAI” means an institutional “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.
“Notes Custodian” means the custodian with respect to a Global Note (as appointed by the Depository) or any successor person thereto, who shall initially be the Second Lien Trustee.
“QIB” means a “qualified institutional buyer” as defined in Rule 144A.
“Regulation S” means Regulation S under the Securities Act.
“Regulation S Notes” means all Initial Notes offered and sold outside the United States in reliance on Regulation S.
“Restricted Notes Legend” means the legend set forth in Section 2.2(f)(i) herein.
“Restricted Period,” with respect to any Notes, means the period of 40 consecutive days beginning on and including the later of (a) the day on which such Notes are first offered to persons other than distributors (as defined in Regulation S under the Securities Act) in reliance on Regulation S, notice of which day shall be promptly given by the Issuers to the Second Lien Trustee, and (b) the Issue Date, and with respect to any Additional Notes that are Transfer Restricted Notes, it means the comparable period of 40 consecutive days.
“Rule 144A” means Rule 144A under the Securities Act.
“Rule 144A Notes” means all Initial Notes offered and sold to QIBs in reliance on Rule 144A.
“Rule 501” means Rule 501(a)(1), (2), (3) or (7) under the Securities Act.
“Transfer Restricted Definitive Notes” means Definitive Notes that bear or are required to bear or are subject to the Restricted Notes Legend.
“Transfer Restricted Global Notes” means Global Notes that bear or are required to bear or are subject to the Restricted Notes Legend.
“Transfer Restricted Notes” means the Transfer Restricted Definitive Notes and Transfer Restricted Global Notes.

Appendix A-1

“Unrestricted Definitive Notes” means Definitive Notes that are not required to bear, or are not subject to, the Restricted Notes Legend.
“Unrestricted Global Notes” means Global Notes that are not required to bear, or are not subject to, the Restricted Notes Legend.
1.2    Other Definitions.

Term:	Defined in Section:
Agent Members	2.1(b)
Clearstream	2.1(b)
Euroclear	2.1(b)
Global Notes	2.1(b)
Regulation S Global Notes	2.1(b)
Regulation S Permanent Global Notes	2.1(b)
Regulation S Temporary Global Notes	2.1(b)
Rule 144A Global Notes	2.1(b)
2.    The Notes.
2.1    Form and Dating; Global Notes.
(a)    The Initial Notes issued on the date hereof will be (i) privately placed by the Issuers pursuant to the Offering Memorandum and (ii) sold, initially only (1) in the United States to QIBs in reliance on Rule 144A and (2) outside the United States to Persons other than U.S. Persons (as defined in Regulation S) in reliance on Regulation S. Such Initial Notes may thereafter be transferred to, among others, QIBs, purchasers in reliance on Regulation S and, except as set forth below, IAIs in accordance with Rule 501. Additional Notes offered after the date hereof may be offered and sold by the Issuers from time to time pursuant to one or more agreements in accordance with applicable law.
(b)    Global Notes. (i) Except as provided in clause (d) of Section 2.2 below, Rule 144A Notes initially shall be represented by one or more Notes in definitive, fully registered, global form without interest coupons (collectively, the “Rule 144A Global Notes”).
Regulation S Notes initially shall be represented by one or more Notes in fully registered, global form without interest coupons (collectively, the “Regulation S Temporary Global Note” and, together with the Regulation S Permanent Global Note (defined below), the “Regulation S Global Notes”), which shall be registered in the name of the Depository or the nominee of the Depository for the accounts of designated agents holding on behalf of Euroclear Bank S.A./N.V., as operator of the Euroclear system (“Euroclear”) or Clearstream Banking, Société Anonyme (“Clearstream”).
Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note shall be exchanged for beneficial interests in a permanent Global Note (the “Regulation S Permanent Global Note”) pursuant to the applicable procedures of the Depository, Euroclear or Clearstream. Simultaneously with the authentication of the Regulation S Permanent Global Note, the Second Lien Trustee shall cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Second Lien Trustee and the Depository or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

Appendix A-2

The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Note that are held by Participants through Euroclear or Clearstream.
The term “Global Notes” means the Rule 144A Global Notes and the Regulation S Global Notes. The Global Notes shall bear the Global Note Legend. The Global Notes initially shall (i) be registered in the name of the Depository, Euroclear or Clearstream or the nominee of such depository, in each case for credit to an account of an Agent Member, (ii) be delivered to the Second Lien Trustee as custodian for such depository and (iii) bear the Restricted Notes Legend.
Members of, or direct or indirect participants in, the Depository, Euroclear or Clearstream (collectively, the “Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository, or the Second Lien Trustee as its custodian, or under the Global Notes.
The Depository may be treated by the Issuers, the Second Lien Trustee and any agent of the Issuers or the Second Lien Trustee as the sole owner of the Global Notes for all purposes under the Indenture and the Notes. Notwithstanding the foregoing, nothing herein shall prevent the Issuers, the Second Lien Trustee or any agent of the Issuers or the Second Lien Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository, or impair, as between the Depository, Euroclear or Clearstream, as the case may be ,or their respective Agent Members, the operation of customary practices governing the exercise of the rights of a holder of any Note.
(i)    Transfers of Global Notes shall be limited to transfer in whole, but not in part, to the Depository, Euroclear or Clearstream, their successors or their respective nominees. Interests of beneficial owners in the Global Notes may be transferred or exchanged for Definitive Notes only in accordance with the applicable rules and procedures of the Depository, Euroclear or Clearstream, as the case may be and the provisions of Section 2.2. In addition, a Global Note shall be exchangeable for Definitive Notes if (x) the Depository (1) notifies the Issuers at any time that it is unwilling or unable to continue as depository for such Global Note and a successor depository is not appointed within 90 days or (2) has ceased to be a clearing agency registered under the Exchange Act, (y) the Issuers, at their option, notify the Second Lien Trustee in writing that the Issuers elect to cause the issuance of Definitive Notes or (z) there shall have occurred and be continuing an Event of Default with respect to the Notes; provided that in no event shall the Regulation S Temporary Global Note be exchanged by the Issuers for Definitive Notes prior to (x) the expiration of the Restricted Period and (y) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act. In addition, beneficial interests in a Global Note may be exchanged for Definitive Notes upon request but only upon at least 20 days’ prior written notice given to the trustee by or on behalf of the Depository in accordance with customary procedures. In all cases, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein shall be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depository in accordance with its customary procedures and will bear, in the case of the Rule 144A Global Notes or the Regulation S Global Notes, the restrictive legend required by Section 2.2(f) below.
(ii)    In connection with the transfer of a Global Note as an entirety to beneficial owners pursuant to subsection (ii) of this Section 2.1(b), such Global Note shall be deemed to be surrendered to the Second Lien Trustee for cancellation, and the Issuers shall execute, and, upon written order of the Issuers signed by an Officer, the Second Lien Trustee shall authenticate and make available for delivery, to each beneficial owner identified by the Depository in writing in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.
(iii)    Any Transfer Restricted Note delivered in exchange for an interest in a Global Note pursuant to Section 2.2 shall, except as otherwise provided in Section 2.2, bear the Restricted Notes Legend.

Appendix A-3

(iv)    Notwithstanding the foregoing, through the Restricted Period, a beneficial interest in a Regulation S Global Note may be held only through Euroclear or Clearstream unless delivery is made in accordance with the applicable provisions of Section 2.2.
(v)    The holder of any Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a holder is entitled to take under this Indenture or the Notes.
2.2    Transfer and Exchange.
(a)    Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except as set forth in Section 2.1(b). Global Notes will not be exchanged by the Issuers for Definitive Notes except under the circumstances described in Section 2.1(b)(ii). Global Notes also may be exchanged or replaced, in whole or in-part, as provided in Section 2.08 of this Indenture. Beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.2(b).
(b)    Transfer and Exchange of Beneficial Interests in Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depository, in accordance with the provisions of this Indenture and the applicable rules and procedures of the Depository. Beneficial interests in Transfer Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Beneficial interests in Global Notes shall be transferred or exchanged only for beneficial interests in Global Notes. Transfers and exchanges of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:
(i)    Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Transfer Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Transfer Restricted Global Note in accordance with the transfer restrictions set forth in the Restricted Notes Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in a Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person. A beneficial interest in an Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.2(b)(i).
(ii)    All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests in any Global Note that is not subject to Section 2.2(b)(i), the transferor of such beneficial interest must deliver to the Registrar (1) a written order from an Agent Member given to the Depository in accordance with the applicable rules and procedures of the Depository directing the Depository to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the applicable rules and procedures of the Depository containing information regarding the Agent Member account to be credited with such increase. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Second Lien Trustee shall adjust the principal amount of the relevant Global Note pursuant to Section 2.2(g).
(iii)    Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in a Transfer Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Transfer Restricted Global Note if the transfer complies with the requirements of Section 2.2(b)(ii) above and the Registrar receives the following:

Appendix A-4

(A)    if the transferee will take delivery in the form of a beneficial interest in a Rule 144A Global Note, then the transferor must deliver a certificate in the form attached to the applicable Note; and
(B)    if the transferee will take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form attached to the applicable Note.
A beneficial interest in a Regulation S Global Note to be transferred to a Person who takes delivery in the form of an interest in a Rule 144A Global Note may be made only upon receipt by the Second Lien Trustee of a written certification from the transferor to the effect that such transfer is being made: (1) to a Person whom the transferor reasonably believes is a QIB in a transaction meeting the requirements of Rule 144A; and (2) in accordance with all applicable securities laws of any state of the United States or any other jurisdiction.
Beneficial interests in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in a Regulation S Global Note, whether before or after the expiration of the Restricted Period, only if the transferor first delivers to the Second Lien Trustee a written certificate to the effect that such transfer is being made to a Non U.S. Person in an offshore transaction in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available) and that, if such transfer occurs prior to the expiration of the Restricted Period, the interest transferred will be held immediately thereafter through Euroclear or Clearstream.
(iv)    Transfer and Exchange of Beneficial Interests in a Transfer Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in a Transfer Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.2(b)(ii) above and the Registrar receives the following:
(A)    if the holder of such beneficial interest in a Transfer Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form attached to the applicable Note; or
(B)    if the holder of such beneficial interest in a Transfer Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form attached to the applicable Note, and, in each such case, if the Issuers or the Registrar so request or if the applicable rules and procedures of the Depository so require, an Opinion of Counsel in form reasonably acceptable to the Issuers and the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act. If any such transfer or exchange is effected pursuant to this subparagraph (iv) at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an written order of the Issuers in the form of an Officers’ Certificate in accordance with Section 2.01 of the Indenture, the Second Lien Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred or exchanged pursuant to this subparagraph (iv).
(v)    Transfer and Exchange of Beneficial Interests in an Unrestricted Global Note for Beneficial Interests in a Transfer Restricted Global Note. Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Transfer Restricted Global Note.

Appendix A-5

(c)    Transfer and Exchange of Beneficial Interests in Global Notes for Definitive Notes. A beneficial interest in a Global Note may not be exchanged for a Definitive Note except under the circumstances described in Section 2.1(b)(ii). A beneficial interest in a Global Note may not be transferred to a Person who takes delivery thereof in the form of a Definitive Note except under the circumstances described in Section 2.1(b)(ii). In any case, beneficial interests in Global Notes shall be transferred or exchanged only for Definitive Notes.
(d)    Transfer and Exchange of Definitive Notes for Beneficial Interests in Global Notes. Transfers and exchanges of Definitive Notes for beneficial interests in the Global Notes also shall require compliance with either subparagraph (i), (ii) or (iii) below, as applicable:
(i)    Transfer Restricted Definitive Notes to Beneficial Interests in Transfer Restricted Global Notes. If any holder of a Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Definitive Note for a beneficial interest in a Transfer Restricted Global Note or to transfer such Transfer Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:
(A)    if the holder of such Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Note for a beneficial interest in a Transfer Restricted Global Note, a certificate from such holder in the form attached to the applicable Note;
(B)    if such Transfer Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate from such holder in the form attached to the applicable Note;
(C)    if such Transfer Restricted Definitive Note is being transferred to a Non U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate from such holder in the form attached to the applicable Note;
(D)    if such Transfer Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate from such holder in the form attached to the applicable Note;
(E)    if such Transfer Restricted Definitive Note is being transferred to an IAI in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate from such holder in the form attached to the applicable Note, including the certifications, certificates and Opinion of Counsel, if applicable; or
(F)    if such Transfer Restricted Definitive Note is being transferred to Parent, the Issuers or any Subsidiary of any of Parent or the Issuers, a certificate from such holder in the form attached to the applicable Note;
the Second Lien Trustee shall cancel the Transfer Restricted Definitive Note, and increase or cause to be increased the aggregate principal amount of the appropriate Transfer Restricted Global Note.
(ii)    Transfer Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A holder of a Transfer Restricted Definitive Note may exchange such Transfer Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note or transfer such Transfer Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:
(A)    if the holder of such Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form attached to the applicable Note; or

Appendix A-6

(B)    if the holder of such Transfer Restricted Definitive Notes proposes to transfer such Transfer Restricted Definitive Note to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form attached to the applicable Note, and, in each such case, if the Issuers or the Registrar so request or if the applicable rules and procedures of the Depository, Euroclear or Clearstream so require, an Opinion of Counsel in form reasonably acceptable to the Issuers and the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act. Upon satisfaction of the conditions of this subparagraph (ii), the Second Lien Trustee shall cancel the Transfer Restricted Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note. If any such transfer or exchange is effected pursuant to this subparagraph (ii) at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an written order of the Issuers in the form of an Officers’ Certificate, the Second Lien Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of Transfer Restricted Notes transferred or exchanged pursuant to this subparagraph (ii).
(iii)    Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A holder of an Unrestricted Definitive Note may exchange such Unrestricted Definitive Note for a beneficial interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Second Lien Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes. If any such transfer or exchange is effected pursuant to this subparagraph (iii) at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an written order of the Issuers in the form of an Officers’ Certificate, the Second Lien Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of Unrestricted Definitive Notes transferred or exchanged pursuant to this subparagraph (iii).
(iv)    Unrestricted Definitive Notes to Beneficial Interests in Transfer Restricted Global Notes. An Unrestricted Definitive Note cannot be exchanged for, or transferred to a Person who takes delivery thereof in the form of, a beneficial interest in a Transfer Restricted Global Note.
(e)    Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a holder of Definitive Notes and such holder’s compliance with the provisions of this Section 2.2(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such holder or by its attorney, duly authorized in writing. In addition, the requesting holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.2(e).
(i)    Transfer Restricted Definitive Notes to Transfer Restricted Definitive Notes. A Transfer Restricted Note may be transferred to and registered in the name of a Person who takes delivery thereof in the form of a Transfer Restricted Definitive Note if the Registrar receives the following:
(A)    if the transfer will be made pursuant to Rule 144A under the Securities Act, then the transferor must deliver a certificate in the form attached to the applicable Note;
(B)    if the transfer will be made pursuant to Rule 903 or Rule 904 under the Securities Act, then the transferor must deliver a certificate in the form attached to the applicable Note;

Appendix A-7

(C)    if the transfer will be made pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate in the form attached to the applicable Note;
(D)    if the transfer will be made to an IAI in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (A) through (C) above, a certificate in the form attached to the applicable Note; and
(E)    if such transfer will be made to Parent, the Issuers or a Subsidiary of any of Parent or the Issuers, a certificate in the form attached to the applicable Note.
(ii)    Transfer Restricted Definitive Notes to Unrestricted Definitive Notes. Any Transfer Restricted Definitive Note may be exchanged by the holder thereof for an Unrestricted Definitive Note or transferred to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:
(A)    if the holder of such Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Definitive Note for an Unrestricted Definitive Note, a certificate from such holder in the form attached to the applicable Note; or
(B)    if the holder of such Transfer Restricted Definitive Note proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form attached to the applicable Note, and, in each such case, if the Issuers or the Registrar so request, an Opinion of Counsel in form reasonably acceptable to the Issuers and the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act.
(iii)    Unrestricted Definitive Notes to Unrestricted Definitive Notes. A holder of an Unrestricted Definitive Note may transfer such Unrestricted Definitive Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the holder thereof.
(iv)    Unrestricted Definitive Notes to Transfer Restricted Definitive Notes. An Unrestricted Definitive Note cannot be exchanged for, or transferred to a Person who takes delivery thereof in the form of, a Transfer Restricted Definitive Note.
At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Second Lien Trustee in accordance with Section 2.10 of the Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Second Lien Trustee or by the Depository at the direction of the Second Lien Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Second Lien Trustee or by the Depository at the direction of the Second Lien Trustee to reflect such increase.

Appendix A-8

(f)    Legend.
(i)    Except as permitted by the following paragraph (ii), (iii) or (iv), each Note certificate evidencing the Global Notes and any Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only):
THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1)(X) IF RECEIVING THIS SECURITY PURSUANT TO AN EXCHANGE OFFER, REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) AND IS AWARE THAT THE SALE PURSUANT TO SUCH EXCHANGE OFFER IS BEING MADE IN RELIANCE ON SECTION 4(a)(2) OF THE SECURITIES ACT, OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT OR (Y) IF IT IS A SUBSEQUENT PURCHASER OR TRANSFEREE OF THIS SECURITY, REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) AND IS AWARE THAT SUCH SUBSEQUENT SALE OR TRANSFER TO IT IS BEING MADE IN RELIANCE ON RULE 144A UNDER THE SECURITIES ACT, OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT (IF AVAILABLE), (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) INSIDE THE UNITED STATES TO AN “INSTITUTIONAL” ACCREDITED INVESTOR (AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) UNDER REGULATION D PROMULGATED UNDER THE SECURITIES ACT), (F) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (SUBJECT TO THE ISSUERS’ AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM) OR (G) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.
Each Definitive Note shall bear the following additional legend:
“IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”

Appendix A-9

(ii)    Upon any sale or transfer of a Transfer Restricted Definitive Note, the Registrar shall permit the holder thereof to exchange such Transfer Restricted Note for a Definitive Note that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Definitive Note if the holder certifies in writing to the Registrar that its request for such exchange was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Initial Note).
(iii)    Upon a sale or transfer after the expiration of the Restricted Period of any Initial Note acquired pursuant to Regulation S, all requirements that such Initial Note bear the Restricted Notes Legend shall cease to apply and the requirements requiring any such Initial Note be issued in global form shall continue to apply.
(iv)    Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.
(g)    Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Second Lien Trustee in accordance with Section 2.10 of this Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Second Lien Trustee or by the Depository at the direction of the Second Lien Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Second Lien Trustee or by the Depository at the direction of the Second Lien Trustee to reflect such increase.
(h)    Obligations with Respect to Transfers and Exchanges of Notes.
(i)    To permit registrations of transfers and exchanges, the Issuers shall execute and the Second Lien Trustee shall authenticate, Definitive Notes and Global Notes at the Registrar’s request.
(ii)    No service charge shall be made for any registration of transfer or exchange of Notes, but the Issuers may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchanges pursuant to Sections 3.06, 4.06, 4.08 and 9.05 of this Indenture).
(iii)    Prior to the due presentation for registration of transfer of any Note, the Issuers, the Second Lien Trustee, a Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuers, the Second Lien Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.
(iv)    All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.
(i)    No Obligation of the Second Lien Trustee.
(i)    The Second Lien Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depository or any other Person with respect to the accuracy of the records of the Depository or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the holders and all

Appendix A-10

payments to be made to the holders under the Notes shall be given or made only to the registered holders (which shall be the Depository or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depository subject to the applicable rules and procedures of the Depository. The Second Lien Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its members, participants and any beneficial owners.
(ii)    The Second Lien Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depository participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Appendix A-11

EXHIBIT A
[FORM OF FACE OF NOTE]
[Global Notes Legend]
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.
[Restricted Notes Legend]
THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1)(X) IF RECEIVING THIS SECURITY PURSUANT TO AN EXCHANGE OFFER, REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) AND IS AWARE THAT THE SALE PURSUANT TO SUCH EXCHANGE OFFER IS BEING MADE IN RELIANCE ON SECTION 4(a)(2) OF THE SECURITIES ACT, OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT OR (Y) IF IT IS A SUBSEQUENT PURCHASER OR TRANSFEREE OF THIS SECURITY, REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) AND IS AWARE THAT SUCH SUBSEQUENT SALE OR TRANSFER TO IT IS BEING MADE IN RELIANCE ON RULE 144A UNDER THE SECURITIES ACT, OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT (IF AVAILABLE), (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) INSIDE THE UNITED STATES TO AN “INSTITUTIONAL” ACCREDITED INVESTOR (AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) UNDER REGULATION D PROMULGATED UNDER THE SECURITIES ACT), (F) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (SUBJECT TO THE ISSUERS’ AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM), OR (G) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS

Exhibit A-1

LEGEND. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

Exhibit A-2

[Definitive Notes Legend]
IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Exhibit A-3

[FORM OF INITIAL NOTE]
MALLINCKRODT INTERNATIONAL FINANCE S.A.
MALLINCKRODT CB LLC

No. [ ]	144A CUSIP No. 561233 AE7 144A ISIN No. US561233AE79 REG S CUSIP No. L6233L AE6 REG S ISIN No. USL6233LAE67 $[ ]
10.000% Second Lien Senior Secured Note due 2025
Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC promise to pay to Cede & Co., or registered assigns, the principal sum set forth on the Schedule of Increases or Decreases in Global Note attached hereto on April 15, 2025.
Interest Payment Dates: April 15 and October 15, commencing April 15, 2020.
Record Dates: April 1 and October 1
Additional provisions of this Note are set forth on the other side of this Note.

Exhibit A-4

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.
MALLINCKRODT INTERNATIONAL FINANCE S.A.

By:	Name: Title:
MALLINCKRODT CB LLC

By:	Name: Title:
Dated:

Exhibit A-5

SECOND LIEN TRUSTEE’S CERTIFICATE OF AUTHENTICATION
WILMINGTON SAVINGS FUND SOCIETY, FSB, as
Second Lien Trustee, certifies that this is one of the Notes referred to in the Indenture.

By:	Authorized Signatory
Dated:
_____________________

*/	If the Note is to be issued in global form, add the Global Notes Legend and the attachment from captioned “TO BE ATTACHED TO GLOBAL NOTES - SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE.”

Exhibit A-6

[FORM OF REVERSE SIDE OF INITIAL NOTE]
10.000% Second Lien Senior Secured Note Due 2025
1.Interest
MALLINCKRODT INTERNATIONAL FINANCE S.A., a public limited liability company (société anonyme) organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 124, boulevard de la Pétrusse, L-2330 Luxembourg and being registered with the Luxembourg Register of Commerce and Companies under number B 172865 (together with any successor thereto, the “Issuer”), and MALLINCKRODT CB LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Issuer (together with any successor thereto, the “US Co-Issuer”, and together with the Issuer, the “Issuers”), promise to pay interest on the principal amount of this Note at the rate per annum shown above. The Issuers shall pay interest semiannually on April 15 and October 15 of each year (each an “Interest Payment Date”), commencing April 15, 2020. Interest on the Notes shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from December 6, 2019, until the principal hereof is due. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. The Issuers shall pay interest on overdue principal at the rate borne by the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.
2.    Method of Payment
The Issuers shall pay interest on the Notes (except defaulted interest) to the Persons who are registered holders at the close of business on April 1 or October 1 (each a “Record Date”) immediately preceding the Interest Payment Date even if Notes are canceled after the Record Date and on or before the Interest Payment Date (whether or not a Business Day). Holders must surrender Notes to the Paying Agent to collect principal payments. The Issuers shall pay principal, premium, if any, and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Note (including principal, premium, if any, and interest) shall be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depositary. The Issuers shall make all payments in respect of a certificated Note (including principal, premium, if any, and interest) at the office of the Paying Agent, except that, at the option of the Issuers, payment of interest may be made by mailing a check to the registered address of each holder thereof; provided, however, that payments on the Notes may also be made, in the case of a holder of at least $1,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such holder elects payment by wire transfer by giving written notice to the Second Lien Trustee or Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Second Lien Trustee may accept in its discretion).
3.    Paying Agent and Registrar
Initially, Wilmington Savings Fund Society, FSB, as trustee under the Indenture (the “Second Lien Trustee”), will act as Paying Agent and Registrar. The Issuers may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the Second Lien Trustee; provided, however, that no such removal shall become effective until (i) if applicable, acceptance of an appointment by a successor Registrar or Paying Agent, as the case may be, as evidenced by an appropriate agreement entered into by the Issuers and such successor Registrar or Paying Agent, as the case may be, and delivered to the Second Lien Trustee or (ii) notification to the Second Lien Trustee that the Second Lien Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Parent, so long as it is organized in the United States, or any of its Subsidiaries organized in the United States may act as Paying Agent or Registrar.
4.    Indenture

Exhibit A-7

The Issuers issued the Notes under an Indenture dated as of December 6, 2019 (the “Indenture”), among the Issuers, the Guarantors party thereto, the Second Lien Trustee and the Second Lien Collateral Agent. Capitalized terms used herein are used as defined in the Indenture, unless otherwise indicated. The Notes are subject to all terms and provisions of the Indenture, and the holders (as defined in the Indenture) are referred to the Indenture for a statement of such terms and provisions. If and to the extent that any provision of the Notes limits, qualifies or conflicts with a provision of the Indenture, such provision of the Indenture shall control.
The Notes are secured, unsubordinated obligations of the Issuers. This Note is one of the Initial Notes referred to in the Indenture. The Notes include the Initial Notes and any Additional Notes. The Initial Notes and any Additional Notes may, at the Issuers’ option, be treated as a single class of securities for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that if the Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, the Additional Notes will have a separate CUSIP number, if applicable. The Indenture imposes certain limitations on the ability of the Parent and its Restricted Subsidiaries to, among other things, make certain Investments and other Restricted Payments, Incur Indebtedness, enter into consensual restrictions upon the payment of certain dividends and distributions, enter into or permit certain transactions with Affiliates, create or Incur Liens and make Asset Sales. The Indenture also imposes limitations on the ability of the Issuers and each Guarantor to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all of its property.
The Guarantors (including each Wholly Owned Restricted Subsidiary of the Parent that is required to guarantee the Guaranteed Obligations pursuant to Section 4.11 of the Indenture) shall jointly and severally guarantee the Guaranteed Obligations pursuant to the terms of the Indenture.
5.    Redemption
On or after April 15, 2022, the Issuers may redeem the Notes at their option, in whole at any time or in part from time to time, upon not less than 15 days’ nor more than 60 days’ prior notice mailed by the Issuer by first class mail, or delivered electronically if the Notes are held by DTC, to each holder’s registered address and upon not less than 15 days’ nor more than 60 days’ prior written notice to the Second Lien Trustee (or such shorter period as may be agreed by the Second Lien Trustee), at (i) the following redemption prices (expressed as a percentage of principal amount), plus (ii) accrued and unpaid interest to, but excluding, the redemption date (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), if redeemed during the 12-month period commencing on April 15 of the years set forth below:

Period	Redemption Price
2022	105.000%
2023	102.500%
2024 and thereafter	100.000%
In addition, prior to April 15, 2022, the Issuers may redeem the Notes at their option, in whole at any time or in part from time to time, upon not less than 15 days’ nor more than 60 days’ prior notice mailed by the Issuer by first-class mail, or delivered electronically if the Notes are held by DTC, to each holder’s registered address and upon not less than 15 days’ nor more than 60 days’ prior written notice to the Second Lien Trustee (or such shorter period as may be agreed by the Second Lien Trustee), at (i) a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, but excluding, the applicable redemption date (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).
Notwithstanding the foregoing, at any time and from time to time on or prior to April 15, 2022, the Issuers may redeem in the aggregate up to 40% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) with the net cash proceeds of one or more Equity Offerings (1) by the Issuer or (2) by any direct or indirect parent of the Issuer to the extent the net cash proceeds thereof are

Exhibit A-8

contributed to the common equity capital of the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer, at (i) a redemption price (expressed as a percentage of principal amount thereof) of 110.000%, plus (ii) accrued and unpaid interest to, but excluding, the redemption date (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date); provided, however, that at least 60% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) must remain outstanding after each such redemption; provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 15 days’ nor more than 60 days’ notice mailed, or delivered electronically if the Notes are held by DTC, by the Issuer to each holder of Notes and upon not less than 15 days’ nor more than 60 days’ prior written notice to the Second Lien Trustee (or such shorter period as may be agreed by the Second Lien Trustee) being redeemed and otherwise in accordance with the procedures set forth in the Indenture.
Notice of any redemption upon any Equity Offering may be given prior to the completion thereof. In addition, any such redemption described above or notice thereof may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering in the case of a redemption upon completion of an Equity Offering.
6.    Redemption for Changes in Withholding Taxes
The Issuers may, at their option, redeem all (but not less than all) of the Notes then outstanding, in each case at 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the applicable redemption date (subject to the right of the holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), and all Additional Amounts, if any, then due and which shall become due on the applicable redemption date as a result of the redemption or otherwise if, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction, or the official written interpretation of such laws, which change or amendment is publicly announced and becomes effective after the Issue Date (or, if the Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction on a date after the Issue Date, after such later date), the Issuers are, or on the next Interest Payment Date in respect of the Notes would be, required to pay any Additional Amounts or if, after the Issue Date (or, if the Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction on a date after the Issue Date, after such later date), any action is taken by a taxing authority of, or any action has been brought in a court of competent jurisdiction in, a Relevant Taxing Jurisdiction or any taxing authority thereof or therein, including any of those actions that constitutes a Change in Tax Law, whether or not such action was taken or brought with respect to the Issuers, or there is any change, amendment, clarification, application or interpretation of such laws, regulations, treaties or rulings, which in any such case, will result in a material probability that the Issuers will be required to pay Additional Amounts with respect to the Notes (each such action, change, amendment, clarification, application or interpretation, a “Tax Action”) (it being understood that such material probability will be deemed to result if the written opinion of independent tax counsel described in clause (b)(ii) below to such effect is delivered to the Second Lien Trustee), and, in each case, such obligation to pay Additional Amounts cannot be avoided by taking reasonable measures available to the Issuers (including, for the avoidance of doubt, the appointment of a new paying agent). Notwithstanding the foregoing, no such notice of redemption as a result of a Change in Tax Law or Tax Action will be given (a) earlier than 90 days prior to the earliest date on which the Issuers would be obligated to pay Additional Amounts as a result of a Change in Tax Law or Tax Action and (b) unless, at the time such notice is given, such obligation to pay Additional Amounts remains in effect. Prior to any redemption of Notes pursuant to the preceding paragraph, the Issuers shall deliver to the Second Lien Trustee (i) an Officers’ Certificate stating that the Issuers are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of redemption have occurred and (ii) an opinion of independent tax counsel reasonably acceptable to the Second Lien Trustee to the effect that the Issuers are entitled to redeem the Notes as a result of a Change in Tax Law or a Tax Action. The Second Lien Trustee will accept such Officers’ Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, without further inquiry, in which event it will be conclusive and binding on the holders.
7.    Mandatory Redemption

Exhibit A-9

The Issuers will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.
8.    Notice of Redemption
Notices of redemption will be mailed (or caused to be mailed) by first-class mail, or delivered electronically if the Notes are held by DTC, at least 15 but not more than 60 days before the redemption date, to each holder of Notes to be redeemed at its registered address (with a copy to the Second Lien Trustee), except that redemption notices may be mailed or otherwise delivered more than 60 days prior to the redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Notes pursuant to Article VIII thereof. On and after the redemption date, interest shall cease to accrue on Notes or portions thereof called for redemption so long as the Issuers have deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest on, the Notes or portions thereof to be redeemed.
9.    Repurchase of Notes at the Option of the Holders upon Change of Control and Asset Sales
Upon the occurrence of a Change of Control, each holder of Notes shall have the right, subject to certain conditions specified in the Indenture, to require the Issuers to repurchase all or any part of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase (subject to the right of the holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), as provided in, and subject to the terms of, the Indenture.
In accordance with Section 4.06 of the Indenture, the Issuers will be required to offer to purchase Notes upon the occurrence of certain events.
10.    [Intentionally Omitted]
11.    Denominations; Transfer; Exchange
The Notes are in registered form, without coupons, in denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof. A holder shall register the transfer of or exchange of the Notes in accordance with the Indenture. Upon any registration of transfer or exchange, the Registrar and the Second Lien Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a holder to pay any taxes payable on transfer that are required by law or permitted by the Indenture. The Issuer shall not be required to make, and the Registrar need not register, transfers or exchanges of any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion thereof not to be redeemed) or of any Notes for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed.
12.    Persons Deemed Owners
The registered holder of this Note shall be treated as the owner of it for all purposes.
13.    Unclaimed Money
Subject to any applicable abandoned property law, the Second Lien Trustee and each Paying Agent shall pay to the Issuers upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, holders entitled to the money must look to the Issuers for payment as general creditors, and the Second Lien Trustee and each Paying Agent shall have no further liability with respect to such monies.
14.    Discharge and Defeasance

Exhibit A-10

Subject to certain conditions, the Issuers at any time may terminate some of or all its obligations under the Notes and the Indenture if the Issuers deposit with the Second Lien Trustee cash in U.S. dollars, U.S. Government Obligations or a combination thereof sufficient to pay the principal of and premium (if any) and interest on the Notes when due at maturity or redemption, as the case may be.
15.    Amendment; Waiver
Subject to certain exceptions set forth in the Indenture, (i) the Note Documents may be amended, supplemented or otherwise modified with the written consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding and (ii) any past default or compliance with any provisions may be waived with the written consent of the holders of at least a majority in principal amount of the Notes then outstanding.
Without notice to or the consent of any holder, the Issuers and the Second Lien Trustee may amend or supplement any of the Note Documents (including any of the Second Lien Collateral Documents) and the Issuer may direct the Second Lien Trustee and/or Second Lien Collateral Agent, and the Second Lien Trustee and/or Second Lien Collateral Agent, as applicable, shall enter into an amendment to any of the Note Documents (i) to cure any ambiguity, omission, mistake, defect or inconsistency; (ii) to provide for the assumption by a Successor Company (with respect to the Issuer) of the obligations of the Issuer under any of the Note Documents; (iii) to provide for the assumption by a Successor Person (with respect to any Guarantor or the US Co-Issuer, as applicable), of the obligations of a Guarantor or the US Co-Issuer, as applicable, under any of the Note Documents; (iv) to provide for uncertificated Notes in addition to or in place of certificated Notes, provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code; (v) to conform the text of any Note Document to any provision of the “Description of the New Notes” in the Offering Memorandum to the extent that such provision was intended by the Issuer to be a verbatim recitation of a provision in the “Description of the New Notes” in the Offering Memorandum, as stated in an Officers’ Certificate of the Issuer; (vi) to add a Guarantee or collateral with respect to the Notes; (vii) to secure the Notes or to add additional assets as Second Lien Collateral, (viii) to confirm and evidence the release, termination, discharge or retaking of any Guarantee or Lien with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under the Indenture, the Second Lien Collateral Documents or the Intercreditor Agreements, as applicable; (viii) to add to the covenants of the Parent or the Issuers for the benefit of the holders or to surrender any right or power herein conferred upon the Parent or the Issuers; (ixi) to make any change that does not adversely affect the rights of any holder in any material respect; (x) to effect any provision of the Indenture or the other Notre Documents or to make changes to the Indenture to provide for the issuance of Additional Notes, (xi) to provide for the release of Second Lien Collateral from the Lien pursuant to the Indenture, the Second Lien Collateral Documents and the Intercreditor Agreements when permitted or required by the Second Lien Collateral Documents, the Indenture or the Intercreditor Agreements or (xii) to secure any Future First Lien Indebtedness, Future Second Lien Indebtedness, Junior Priority Indebtedness, First Priority Obligations or Second Priority Obligations to the extent permitted under the Indenture, the Second Lien Collateral Documents and the Intercreditor Agreements.
16.    Defaults and Remedies
If an Event of Default (other than an Event of Default specified in Section 6.01(f) or (g) of the Indenture with respect to the Issuers) occurs and is continuing, the Second Lien Trustee by notice to the Issuers or the holders of at least 25% in principal amount of outstanding Notes by notice to the Issuers (with a copy to the Second Lien Trustee) may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default specified in Section 6.01(f) or (g) of the Indenture with respect to the Issuers occurs, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Second Lien Trustee or any holders. In addition, upon the acceleration of the New Notes in connection with an Event of Default under Section 6.01(a), (b), (f) or (g) prior to April 15, 2024, an amount equal to the Applicable Premium or optional redemption premium, as applicable, that would have been payable in connection with an optional redemption of the Notes at the time of the occurrence of such acceleration will become

Exhibit A-11

and be immediately due and payable with respect to all Notes without any declaration or other act on the part of the Second Lien Trustee or any holders of the Notes. The amounts described in the preceding sentence are intended to be liquidated damages and not unmatured interest or a penalty. The holders of a majority in principal amount of outstanding Notes may rescind any such acceleration and its consequences if:
(a)    all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by the declaration of acceleration, have been cured or waived; and
(b)    the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.
If an Event of Default occurs and is continuing, the Second Lien Trustee shall be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes, unless such holders have offered to the Second Lien Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such holder has previously given the Second Lien Trustee written notice that an Event of Default is continuing with respect to such holder’s Notes, (ii) holders of at least 25% in principal amount of the outstanding Notes have requested the Second Lien Trustee to pursue the remedy, (iii) such holders have offered the Second Lien Trustee security or indemnity satisfactory to it against any loss, liability or expense, (iv) the Second Lien Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and (v) the holders of a majority in principal amount of the outstanding Notes have not given the Second Lien Trustee a direction inconsistent with such request within such 60-day period. The holders of a majority in principal amount of outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Second Lien Trustee or of exercising any trust or power conferred on the Second Lien Trustee. The Second Lien Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Second Lien Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Second Lien Trustee in personal liability. Prior to taking any action under the Indenture, the Second Lien Trustee shall be entitled to indemnification satisfactory to it against all losses and expenses caused by taking or not taking such action.
17.    Second Lien Trustee Dealings with the Issuers
The Second Lien Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuers or their Affiliates with the same rights it would have if it were not Second Lien Trustee.
18.    No Recourse Against Others
No director, officer, employee, manager or incorporator of the Parent, an Issuer, any Guarantor or any direct or indirect parent company of the Parent, an Issuer or any Guarantor and no holder of any Equity Interests in the Parent, an Issuer, any Guarantor or any direct or indirect parent company of the Parent, an Issuer or any Guarantor, as such, will have any liability for any obligations of an Issuer or any Guarantor under any Note Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability.
19.    Authentication
This Note shall not be valid until an authorized signatory of the Second Lien Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.
20.    Abbreviations

Exhibit A-12

Customary abbreviations may be used in the name of a holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).
21.    Governing Law
THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. THE APPLICATION TO THE NOTES OF THE PROVISIONS SET OUT IN ARTICLES 470-1 TO 470-19 OF THE LUXEMBOURG LAW ON COMMERCIAL COMPANIES DATED AUGUST 10, 1915, AS AMENDED, IS EXCLUDED.
22.    CUSIP Numbers; ISINs
The Issuers have caused CUSIP numbers and ISINs to be printed on the Notes and have directed the Second Lien Trustee to use CUSIP numbers and ISINs in notices of redemption as a convenience to the holders. No representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers printed thereon.
23.    Security
The Notes will be secured by the Second Lien Collateral on the terms and subject to the conditions set forth in the Indenture and the Second Lien Collateral Documents and (where applicable) to the Agreed Guarantee and Security Principles. The Second Lien Trustee and the Second Lien Collateral Agent, as the case may be, hold the Second Lien Collateral in trust for the benefit of the holders of the Notes, in each case pursuant to the Second Lien Collateral Documents and the Intercreditor Agreements. Each holder of the Notes, by accepting this Note, consents and agrees to the terms of the Second Lien Collateral Documents (including the provisions providing for the foreclosure and release of Second Lien Collateral) and the Intercreditor Agreements as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the Second Lien Collateral Agent to enter into the Second Lien Collateral Documents and the Intercreditor Agreements, and to perform its obligations and exercise its rights thereunder in accordance therewith.
The Issuers will furnish to any holder of Notes upon written request and without charge to the holder a copy of the Indenture which has in it the text of this Note.

Exhibit A-13

ASSIGNMENT FORM
To assign this Note, fill in the form below:
I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint ______________ agent to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.
Signature Guarantee:

Date:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Second Lien Trustee	Signature of Signature Guarantee

Exhibit A-14

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR
REGISTRATION OF TRANSFER OF RESTRICTED NOTE
This certificate relates to $    principal amount of Notes held in (check applicable space) ____ book-entry or _____ definitive form by the undersigned.
The undersigned (check one box below):

☐
has requested the Second Lien Trustee by written order to deliver in exchange for its beneficial interest in the Global Note held by the Depository a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above);

☐    has requested the Second Lien Trustee by written order to exchange or register the transfer of a Note or Notes.
In connection with any transfer of any of the Notes evidenced by this certificate occurring while this Note is still a Transfer Restricted Definitive Note or a Transfer Restricted Global Note, the undersigned confirms that such Notes are being transferred in accordance with its terms:
CHECK ONE BOX BELOW

(1)	☐	to Parent or the Issuers; or
(2)	☐	to the Registrar for registration in the name of the holder, without transfer; or
(3)	☐	pursuant to an effective registration statement under the Securities Act of 1933; or
(4)	☐
inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933 and in accordance with all applicable securities laws of any state of the United States or any other jurisdiction; or

(5)	☐
outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act in compliance with Rule 903 or Rule 904 (or Rule 144 if available) under the Securities Act of 1933 and such Note shall be held immediately after the transfer through Euroclear or Clearstream until the expiration of the Restricted Period (as defined in the Indenture); or

(6)	☐
to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933) that has furnished to the Second Lien Trustee a signed letter containing certain representations and agreements; or

(7)	☐	pursuant to another available exemption from registration provided by Rule 144 under the Securities Act of 1933.

Exhibit A-15

Unless one of the boxes is checked, the Second Lien Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Issuers or the Second Lien Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuers or the Second Lien Trustee have reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.
Signature Guarantee:

Date:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Second Lien Trustee	Signature of Signature Guarantee

Exhibit A-16

TO BE COMPLETED BY PURCHASER IF (4) ABOVE IS CHECKED.
The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuers as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Date:	NOTICE: To be executed by an executive officer

Exhibit A-17

[TO BE ATTACHED TO GLOBAL NOTES]
SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE
The initial principal amount of this Global Note is $__________________. The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Second Lien Trustee or Notes Custodian

Exhibit A-18

OPTION OF HOLDER TO ELECT PURCHASE
If you want to elect to have this Note purchased by the Issuers pursuant to Section 4.06 (Asset Sales) or 4.08 (Change of Control) of the Indenture, check the box:

Asset Sale	Change of Control n

If you want to elect to have only part of this Note purchased by the Issuers pursuant to Section 4.06 (Asset Sales) or 4.08 (Change of Control) of the Indenture, state the amount ($2,000 or any integral multiple of $1,000 in excess thereof):
$

Date:	Your Signature: (Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:	Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Second Lien Trustee

Exhibit A-19

EXHIBIT B
[FORM OF TRANSFEREE LETTER OF REPRESENTATION]
TRANSFEREE LETTER OF REPRESENTATION
[MALLINCKRODT INTERNATIONAL FINANCE S.A.
MALLINCKRODT CB LLC]
c/o Wilmington Savings Fund Society, FSB
[_______]
Ladies and Gentlemen:
This certificate is delivered to request a transfer of $[ ] principal amount of the 10.000% Second Lien Senior Secured Notes due 2025 (the “Notes”) of MALLINCKRODT INTERNATIONAL FINANCE S.A. and MALLINCKRODT CB LLC (collectively with their respective successors and assigns, the “Issuers”).
Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:
Address:
Taxpayer ID Number:

The undersigned represents and warrants to you that:
1.    We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of such an institutional “accredited investor” at least $100,000 principal amount of the Notes, and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we invest in or purchase securities similar to the Notes in the normal course of our business. We, and any accounts for which we are acting, are each able to bear the economic risk of our or its investment.
2.    We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the date of original issue and the last date on which either of the Issuers or any affiliate of the Issuers was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) in the United States to a person whom we reasonably believe is a qualified institutional buyer (as defined in rule 144A under the Securities Act) in a transaction meeting the requirements of Rule 144A, (b) outside the United States in an offshore transaction in accordance with Rule 904 of Regulation S under the Securities Act, (c) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if applicable) or (d) pursuant to an effective registration statement under the Securities Act, in each of cases (a) through (d) in accordance with any applicable securities laws of any state of the United States. In addition, we will, and each subsequent holder is required to, notify any purchaser of the Note evidenced hereby of the resale restrictions set forth above. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made to an institutional “accredited investor” prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Issuers and the Second Lien Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act and that it is acquiring such Notes for investment purposes and not for distribution in

Exhibit B-1

violation of the Securities Act. Each purchaser acknowledges that the Issuers and the Second Lien Trustee reserve the right prior to the offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes pursuant to clause (b), (c) or (d) above to require the delivery of an opinion of counsel, certifications or other information satisfactory to the Issuers and the Second Lien Trustee.
Dated:
TRANSFEREE: ______________________,

By:

Exhibit B-2

EXHIBIT C
[FORM OF SUPPLEMENTAL INDENTURE]
SUPPLEMENTAL INDENTURE
SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of [_______], among [GUARANTOR] (the “New Guarantor”), MALLINCKRODT INTERNATIONAL FINANCE S.A., a public limited liability company (société anonyme) organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 42-44, avenue de la Gare, L-1610 Luxembourg and being registered with the Luxembourg Register of Commerce and Companies under number B 172 865 (together with any successor thereto, the “Issuer”), MALLINCKRODT CB LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Issuer (together with any successor thereto, the “US Co-Issuer”, and together with the Issuer, the “Issuers”), and WILMINGTON SAVINGS FUND SOCIETY, FSB, as trustee under the Indenture referred to below (the “Second Lien Trustee”) and Second Lien Collateral Agent.
W I T N E S S E T H :
WHEREAS the Issuers, certain Guarantors, the Second Lien Trustee and the Second Lien Collateral Agent have heretofore executed an indenture, dated as of December 6, 2019 (as amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of the Issuers’10.000% Second Lien Senior Secured Notes due 2025 (the “Notes”), initially in the aggregate principal amount of $[_____];
WHEREAS Sections 4.11 and 12.07 of the Indenture provide that under certain circumstances the Parent is required to cause the New Guarantor to execute and deliver to the Second Lien Trustee and the Second Lien Collateral Agent a supplemental indenture pursuant to which the New Guarantor shall guarantee the Guaranteed Obligations; and
WHEREAS pursuant to Section 9.01 of the Indenture, the Second Lien Trustee, the New Guarantor and the Issuers are authorized to execute and deliver this Supplemental Indenture;
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Issuers, the Second Lien Trustee and the Second Lien Collateral Agent mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:
1.    Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “holders” in this Supplemental Indenture shall refer to the term “holders” as defined in the Indenture and the Second Lien Trustee acting on behalf of and for the benefit of such holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.
2.    Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all existing Guarantors (if any), to guarantee the Guaranteed Obligations on the terms and subject to the conditions set forth in Article XII of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Guarantor under the Indenture. [Issuers may insert language to give effect to Applicable Guarantee Limitations, if any]
3.    Notices. All notices or other communications to the New Guarantor shall be given as provided in Section 14.01 of the Indenture.
4.    Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions

Exhibit C-1

thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
5.    Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. THE APPLICATION TO THE NOTES OF THE PROVISIONS SET OUT IN ARTICLES 470-1 TO 470-19 OF THE LUXEMBOURG LAW ON COMMERCIAL COMPANIES DATED AUGUST 10, 1915, AS AMENDED, IS EXCLUDED.
6.    Second Lien Trustee and Second Lien Collateral Agent Makes No Representation. The Second Lien Trustee and the Second Lien Collateral Agent accept the amendments of the Indenture effected by this Supplemental Indenture on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Second Lien Trustee and the Second Lien Collateral Agent. Without limiting the generality of the foregoing, neither Second Lien Trustee nor the Second Lien Collateral Agent shall be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuers, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Issuers and the New Guarantor, in each case, by action or otherwise, (iii) the due execution hereof by the Issuers and the New Guarantor or (iv) the consequences of any amendment herein provided for, and neither the Second Lien Trustee nor the Second Lien Collateral Agent makes any representation with respect to any such matters.
7.    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture. Notwithstanding the foregoing, the exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes.
8.    Effect of Headings. The Section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.
MALLINCKRODT INTERNATIONAL FINANCE S.A.

By:	Name: Title:
MALLINCKRODT CB LLC

By:	Name: Title:
[NEW GUARANTOR], as a Guarantor

By:	Name: Title:
WILMINGTON SAVINGS FUND SOCIETY, FSB, not in its individual capacity, but solely as Second Lien Trustee and as Second Lien Collateral Agent

By:	Name: Title:

By:	Name: Title:
(A)
EXHIBIT D
AGREED GUARANTEE AND SECURITY PRINCIPLES
Unless otherwise defined herein, capitalized terms used herein are defined in the Indenture to which this Exhibit D is attached.
(A)    Considerations
1.    In determining what liens will be granted (and any limitations on the amount or scope of Guarantees) by Issuers or Guarantors organized outside of the United States (the “Non-U.S. Notes Parties”) to secure the Second Priority Notes Obligations (the holders thereof, the “Secured Parties”) the following matters will be taken into account. Liens shall not be created or perfected, the Second Priority Notes Obligations may be limited pursuant to the terms of the relevant Second Lien Collateral Documents and Guarantees may be limited in amount or scope, to the extent that it would (if created, perfected or not so limited):
(a)    result in any breach of corporate benefit, financial assistance, fraudulent preference, thin capitalisation laws, capital maintenance rules, general statutory limitations, retention of title claims or the laws or regulations (or analogous restrictions) of any applicable jurisdiction or any similar principles which may limit the ability of any Non-U.S. Notes Party to provide a guarantee or security or may require that the guarantee or security be limited by an amount or scope or otherwise;
(b)    result in any (x) material risk to the officers of the relevant grantor of liens or Guarantor of contravention of their fiduciary duties or any legal prohibition and/or (y) risk to the officers of the relevant grantor of liens or Guarantor of civil or criminal liability;
(c)    result in costs that the Issuer and the First Lien Collateral Agent reasonably determine are excessive in relation to the benefit of such lien or Guarantee by reference to the costs of creating or perfecting the lien or Guarantees, on the one hand, versus the value of the assets being secured or Guarantee granted, on the other hand (provided that (A) the Issuer has delivered to the Second Lien Collateral Agent an Officers’ Certificate describing such determination in reasonable detail and (B) any resulting limitations are simultaneously established with respect to any Lien securing any other Second Priority Obligations and any First Priority Obligations);
(d)    impose an undue administration burden on, or material inconvenience to the ordinary course of operations of, the provider of the lien or Guarantee, in each case which the Issuer and the First Lien Collateral Agent reasonably determine is excessive in relation to the benefit of such lien or Guarantee (provided that (A) the Issuer has delivered to the Second Lien Collateral Agent an Officers’ Certificate describing such determination in reasonable detail and (B) any resulting limitations are simultaneously established with respect to any Lien securing any other Second Priority Obligations and any First Priority Obligations); and
(e)    create liens over any assets subject to third party arrangements which are permitted by the Indenture to the extent (and for so long as) such arrangements prevent those assets from being charged.
2.    These Agreed Guarantee and Security Principles embody recognition by all parties that there may be certain legal, regulatory and practical difficulties (including those in paragraph 1 above) in obtaining security and/or Guarantees without limitation as to amount or scope from all Non-U.S. Notes Parties in every jurisdiction in which Non-U.S. Notes Parties are located, in particular:
(a)    perfection of liens, when required, and other legal formalities will be completed as soon as practicable and, in any event, within the time periods specified in the Indenture or (if earlier or to the extent no such time periods are specified in the Indenture) within the time periods specified by applicable law in order to ensure due perfection. Perfection of security will not be required if it would have a material adverse effect on the ability of the relevant Non-U.S. Notes Party to conduct its operations and business in the ordinary course as otherwise permitted by the Indenture;
(b)    the maximum granted or secured amount may be limited to minimise stamp duty, notarisation, registration or other applicable fees, taxes and duties where the benefit of increasing the granted or secured amount is reasonably determined by the Issuer and the First Lien Collateral Agent to be excessive in relation to the level of such fees, taxes and duties (provided that (A) the Issuer has delivered to the Second Lien Collateral Agent an Officers’ Certificate describing such determination in reasonable detail and (B) any resulting limitations are simultaneously established with respect to any Lien securing any other Second Priority Obligations and any First Priority Obligations); or
(c)    where a class of assets to be secured includes material and immaterial assets, if the costs of granting security over the immaterial assets is reasonably determined by the Issuer and the First Lien Collateral Agent to be excessive in relation to the benefit of such security, security will be granted over the material assets only (provided that (A) the Issuer has delivered to the Second Lien Collateral Agent an Officers’ Certificate describing such determination in reasonable detail and (B) any resulting limitations are simultaneously established with respect to any Lien securing any other Second Priority Obligations and any First Priority Obligations).
For the avoidance of doubt, in these Agreed Guarantee and Security Principles, “cost” includes, but is not limited to, income tax cost, registration taxes payable on the creation or enforcement or for the continuance of any liens, stamp duties, the cost of maintaining capital for regulatory purposes, out-of-pocket expenses, and other fees and expenses directly incurred by the relevant grantor of liens or any of its direct or indirect owners, subsidiaries or affiliates.
3.    Notwithstanding anything to the contrary, the Agreed Guarantee and Security Principles will be subject to the provisions of the First Priority/Second Priority Intercreditor Agreement. In the event of any conflict between the terms of the First Priority/Second Priority Intercreditor Agreement and the Agreed Guarantee and Security Principles, the terms of the First Priority/Second Priority Intercreditor Agreement will govern and control.
(B)    Obligations to be Guaranteed and Secured
1.    Subject to paragraph (A) above, the obligations to be guaranteed and secured are the Second Priority Notes Obligations. The liens and Guarantees are to be granted in favor of the Second Lien Collateral Agent on behalf of each Secured Party (or equivalent local procedure and unless otherwise necessary in any jurisdictions).
2.    Where appropriate, defined terms in the Second Lien Collateral Documents should mirror those in the Indenture.
3.    The parties to the Indenture agree to negotiate the form of each Second Lien Collateral Document in good faith in a manner consistent with these Agreed Guarantee and Security Principles. The form of Guarantee with respect to any Non-U.S. Notes Party shall be subject to any limitations as set out in the joinder, supplement or other Guarantee applicable to such Non-U.S. Notes Party as may be required in order to comply with local laws in accordance with these Agreed Guarantee and Security Principles.
4.    The liens granted by any Non-U.S. Notes Party in favor of the Second Lien Collateral Agent on behalf of each Secured Party shall, to the extent possible under local law, be enforceable only after the occurrence of an Event of Default that is continuing.
(C)    Covenants/Representations and Warranties
Any representations, warranties or covenants which are required to be included in any Second Lien Collateral Document shall reflect (to the extent to which the subject matter of such representation, warranty and covenant is the same as the corresponding representation, warranty and undertaking in the Indenture) the commercial deal set out in the Indenture (save to the extent that applicable local counsel advise it necessary to include any further provisions (or deviate from those contained in this Agreement) in order to protect or preserve the liens granted to the Second Lien Collateral Agent on behalf of each Secured Party). Accordingly, the Second Lien Collateral Documents shall not include, repeat or extend clauses set out in the Indenture, including the representations or undertakings in respect of information, indemnities or the payment of costs, in each case, unless applicable local counsel advise it necessary in order to ensure the validity of any Second Lien Collateral Document or the perfection of any lien granted thereunder.
(D)    Liens over Equity Interests
1.    Subject to (A) and (B) above, equitable share charges (or the equivalent in local jurisdictions) will be made over equity interests in Non-U.S. Notes Parties to the extent required by the Indenture or any Second Lien Collateral Document.
2.    Subject to (A) and (B) above, equitable share charges (or the equivalent in local jurisdictions) over equity interests in Non-U.S. Notes Parties will be granted pursuant to which the Second Lien Collateral Agent on behalf of each Secured Party will be entitled, subject to local laws, to transfer the equity interests and satisfy themselves out of the proceeds of such sale upon enforcement of the lien.
3.    Subject to (A) and (B) above, to the extent permitted under local law, share pledges should contain provisions to ensure that, unless an Event of Default has occurred and is continuing, the grantor of the lien is entitled to receive dividends and exercise voting rights in any shareholders’ meeting of the relevant company (except if exercise would adversely affect the validity or enforceability of the lien or cause an Event of Default to occur) and if an Event of Default has occurred and is continuing the voting and dividend receipt rights may only be exercised by the Second Lien Collateral Agent on behalf of each Secured Party, it being understood that if such Event of Default is subsequently remedied or waived, the right to receive dividends and the voting rights in any shareholders’ meeting of the relevant company shall return to the grantor of the lien.
4.    Liens over equity interests will, where possible, automatically charge further equity interests issued or otherwise contemplate a procedure for the extension (at the cost of the relevant Issuer or Guarantor) of liens over newly-issued shares.
5.    Liens will not be created over minority shareholdings or equity interests in joint ventures where the consent of a third party is required before the relevant Issuer or Guarantor can create a lien over the same unless such consent has been obtained.
6.    Liens will not be created on equity interests so long as same constitute Margin Stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System of the United States).
(E)    Liens over Receivables of Non-U.S. Notes Parties
1.    Except where an Event of Default has occurred and is continuing, the proceeds of receivables shall not be paid into a nominated account.
2.    Each relevant Non-U.S. Notes Party shall not be required to notify third party debtors to any contracts that have been assigned and/or charged under a Second Lien Collateral Document unless (i) so required by the Second Lien Collateral Agent if an Event of Default has occurred and is continuing or (ii) otherwise customary under the relevant local practice and is not (in the Issuer’s good faith determination (with any such determination set forth in an Officers’ Certificate of the Issuer being definitive)) materially prejudicial to the business relationship of such Non-U.S. Notes Party. The Second Lien Collateral Agent shall however be entitled to give such notice if an Event of Default has occurred and is continuing.
3.    No lien will be granted under local law over any receivables to the extent (and for so long as) such receivable cannot be secured under the terms of the relevant contract.
(F)    Insurances
1.    Subject to (A) and (B) above, proceeds of material insurance policies owned by each relevant Non-U.S. Notes Party (excluding third party liability insurance policies) are to be assigned by way of security or pledged to the Second Lien Collateral Agent on behalf of each Secured Party. Proceeds of insurance shall be collected and retained by the relevant Non-U.S. Notes Party (without the further consent of the Secured Parties) (i) unless such insurance proceeds must be applied to mandatory repurchase of the Notes or mandatory prepayments of Bank Indebtedness and other Pari Passu Indebtedness in accordance with the Indenture, subject to any reinvestment rights therein or (ii) unless an Event of Default has occurred and is continuing.
2.    If required by local law to create or perfect the security, notice of the security will be served on the insurance provider within 10 business days of the security being granted and the Non-U.S. Notes Party shall use its reasonable endeavours to obtain an acknowledgement of that notice within 30 business days of service. If a Non-U.S. Notes Party has used its reasonable endeavours but has not been able to obtain acknowledgement of its obligations to obtain acknowledgement shall cease on the expiry of that 30 business days period. In relation to any Swiss law governed Second Lien Collateral Documents, the Second Lien Collateral Agent shall have the right to notify the insurance provider of the security granted at any time.
(G)    Material Contracts and Claims
1.    Each relevant Non-U.S. Notes Party shall not be required to notify the counterparties to any contracts that have been charged/assigned under a Second Lien Collateral Document that such contract has been so charged/assigned unless required by the Second Lien Collateral Agent if an Event of Default has occurred and is continuing. Liens should not be created over contracts, leases or licenses which prohibit assignment or the creation of such liens or which require the consent of third parties for the creation of such liens or such assignment.
2.    Proceeds of material contracts and claims shall be collected and retained by the relevant Non-U.S. Notes Party (without the further consent of the Secured Parties) (i) unless such proceeds must be applied to mandatory repurchase of the Notes or mandatory prepayments of Bank Indebtedness or other Pari Passu Indebtedness in accordance with the Indenture, subject to any reinvestment rights therein, or (ii) unless an Event of Default has occurred and is continuing.
(H)    Liens Over Material Intellectual Property
1.    Subject to (A) and (B) above, liens over all registrable Material Intellectual Property (other than any applications for trademarks or service marks filed in the United States Patent and Trademark Office (“PTO”), or any successor office thereto pursuant to 15 U.S.C. §1051 Section 1(b) unless and until evidence of use of the mark in interstate commerce is submitted to the PTO pursuant to 15 U.S.C. §1051 Section 1(c) or Section 1(d)) owned by each relevant Non-U.S. Notes Party are to be given, and registration is to be made in all relevant local registries in which the grantor of the liens is resident or is otherwise required under local law unless the granting of such liens would contravene any legal or contractual prohibition. Where any relevant Non-U.S. Notes Party has the right to the use of any Material Intellectual Property through contractual arrangements to which it is a party, a lien over such contract and/or any rights arising thereunder shall be given in favor of the Second Lien Collateral Agent on behalf of each Secured Party, except to the extent (and for so long as) the giving over of such liens would contravene any legal or contractual prohibition. Notwithstanding anything to the contrary herein, liens should not be created over intellectual property or any contractual relationships described above (or any rights arising thereunder) where such lien or assignment is prohibited or the consent of third parties would be required for the creation of such lien or such assignment.
2.    If a Non-U.S. Notes Party grants a lien over any of its intellectual property, it will be free to deal with those assets in the course of its business (including without limitation, allowing any intellectual property to lapse or become abandoned if, in the reasonable judgment of the Parent, it is no longer economically practicable to maintain or useful in the conduct of the business of the Parent and its Restricted Subsidiaries, taken as a whole) until an Event of Default has occurred and is continuing.
3.    “Material Intellectual Property” is to be defined as intellectual property owned by the Non-U.S. Notes Parties which is material to the carrying out of the business of Parent or any of its Restricted Subsidiaries, taken as a whole.
(I)    Liens Over Bank Accounts
1.    No Non-U.S. Notes Party shall be required to perfect a lien over a bank account.
(J)    Other Material Assets
Liens shall be given over any other material assets of any relevant Non-U.S. Notes Party from time to time, according to the principles set out herein. Such Non-U.S. Notes Party shall be free to deal with those assets in the course of its business until an Event of Default has occurred and is continuing.
(K)    Perfection of Liens
1.    Where customary, a Second Lien Collateral Document may contain a power of attorney allowing the Second Lien Collateral Agent to perform on behalf of the grantor of the lien, its obligations under such Second Lien Collateral Document only if an Event of Default has occurred and is continuing.
2.    Subject to (A) and (B) above, where obligatory or customary under the relevant local law all registrations and filings necessary in relation to the Second Lien Collateral Documents and/or the liens evidenced or created thereby are to be undertaken within applicable time limits, by the appropriate local counsel (based on local law and custom), unless otherwise agreed.
3.    Subject to (A) and (B) above, where obligatory or customary, documents of title relating to the assets charged will be required to be delivered to the Second Lien Collateral Agent.
4.    Except as explicitly provided herein, notice, acknowledgement or consent to be obtained from a third party will only be required where the efficacy of the lien requires it or where it is practicable and reasonable having regard to the costs involved, the commercial impact on the Non-U.S. Notes Party in question and the likelihood of obtaining the acknowledgement and, when possible without prejudicing the validity of the lien concerned, such perfecting procedures shall be delayed until an Event of Default has occurred and is continuing.
(L)    Liens
Notwithstanding anything to the contrary contained in the Indenture, no provision contained herein shall prejudice the right of the Non-U.S. Notes Parties to benefit from the permitted exceptions set out in the Indenture regarding the granting of liens over assets.
(M)    Proceeds
The Second Lien Collateral Documents will state that the proceeds of enforcement of such Second Lien Collateral Documents will be applied as specified in the Indenture.
(N)    Regulatory Consent
The enforcement of security over shares and the exercise by the Second Lien Collateral Agent of voting rights in respect of such shares may be subject to regulatory consent. Accordingly, enforcement of any security over any shares subject to such a restriction, and the exercise by the Second Lien Collateral Agent of the voting rights in respect of any such shares, will be expressed to be conditional upon obtaining any consents required by law or regulation.

Exhibit C-2